Exhibit 10.3

LOAN AND SECURITY AGREEMENT

among

NETCREDIT LOC RECEIVABLES 2025, LLC,

a Delaware limited liability company

as Borrower,

BANC OF CALIFORNIA,

as Administrative Agent

BANC OF CALIFORNIA,

as Initial Class A Lender

OMAHA ABF V LLC, and

OMAHA ABF VII LLC,

each as an Initial Class B Lender

and

EACH OF THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO,

Dated as of
July 17, 2025

TABLE OF CONTENTS

Page

I.	DEFINITIONS	5
1.1	General Terms	5
II.	LOAN, PAYMENTS, INTEREST AND COLLATERAL	38
2.1	The Loan	38
2.2	Interest on the Loans.	39
2.3	Collections; Repayment.	40
2.4	Promise to Pay; Manner of Payment.	41
2.5	Voluntary Prepayments	42
2.6	Mandatory Prepayments	44
2.7	Protective Advances	44
2.8	Grant of Security Interest; Collateral	45
2.9	Collateral Administration	45
2.10	Power of Attorney	47
2.11	Collateral Account	47
2.12	Increase in the Revolving Commitment.	49
III.	FEES AND OTHER CHARGES	50
3.1	Computation of Fees; Lawful Limits	50
3.2	Default Rate of Interest	50
3.3	Increased Costs; Capital Adequacy	51
3.4	Unused Additional Interest	52
IV.	CONDITIONS PRECEDENT	52
4.1	Conditions to Closing	52
4.2	Conditions to Advances	54
V.	REPRESENTATIONS AND WARRANTIES	56
5.1	Organization and Authority	56
5.2	Transaction Documents	56
5.3	Subsidiaries, Capitalization and Ownership Interests	57
5.4	Receivables	57
5.5	Other Agreements	57
5.6	Litigation	58
5.7	Financial Statements and Reports	58
5.8	Compliance with Law	59
5.9	Licenses and Permits	59
5.10	No Default; Solvency	59
5.11	Disclosure	59
5.12	Existing Indebtedness; Investments, Guarantees and Certain Contracts	60
5.13	Affiliated Agreements	60
5.14	[Reserved]	60

5.15	Names; Location of Offices, Records and Collateral	60
5.16	Accounts and Investment Property	60
5.17	Non-Subordination	60
5.18	Receivables	60
5.19	Servicing	61
5.20	Legal Investments; Use of Proceeds	61
5.21	Broker’s or Finder’s Commissions	61
5.22	Anti-Terrorism; OFAC	61
5.23	Security Interest	62
5.24	Survival	62
VI.	AFFIRMATIVE COVENANTS	62
6.1	Financial Statements, Reports and Other Information	62
6.2	Payment of Obligations	64
6.3	Conduct of Business and Maintenance of Existence and Assets	64
6.4	Compliance with Legal and Other Obligations	64
6.5	[Reserved]	6465
6.6	True Books	65
6.7	Inspection; Periodic Audits; Quarterly Review	65
6.8	Further Assurances; Post Closing	66
6.9	Other Liens	66
6.10	Use of Proceeds	66
6.11	Collateral Documents; Security Interest in Collateral	66
6.12	Servicing Agreement; Backup Servicer	67
6.13	Special Purpose Entity	68
6.14	Collections	69
6.15	Data	69
6.16	Changes to Underwriting Guidelines and Portfolio Documents	70
6.17	Financial Covenants	70
VII.	NEGATIVE COVENANTS	71
7.1	Indebtedness	71
7.2	Liens	71
7.3	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	71
7.4	Dividends; Redemptions; Equity	72
7.5	Transactions with Affiliates	72
7.6	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names	72
7.7	Transfer of Collateral; Amendment of Receivables	73
7.8	Contingent Obligations and Risks	73
7.9	[Reserved]	73
7.10	Modifications of Agreements	73
7.11	Anti-Terrorism; OFAC	74
7.12	Accounts and Payment Instructions	74
7.13	Servicing Agreement	74
7.14	No Adverse Selection	75

VIII.	EVENTS OF DEFAULT	75
IX.	RIGHTS AND REMEDIES AFTER DEFAULT	78
9.1	Rights and Remedies	78
9.2	Application of Proceeds	80
9.3	Right to Appoint Receiver.	80
9.4	Attorney-in-Fact	81
9.5	Rights and Remedies not Exclusive	81
X.	WAIVERS AND JUDICIAL PROCEEDINGS	81
10.1	Waivers	81
10.2	Delay; No Waiver of Defaults	81
10.3	Jury Waiver	82
10.4	Amendment and Waivers	82
XI.	EFFECTIVE DATE AND TERMINATION	84
11.1	Effectiveness and Termination	84
11.2	Survival	84
11.3	Purchase Option	84
XII.	MISCELLANEOUS	87
12.1	Governing Law; Jurisdiction; Service of Process; Venue	87
12.2	Successors and Assigns; Assignments and Participations	88
12.3	Application of Payments	92
12.4	Indemnity	92
12.5	Notice	94
12.6	Severability; Captions; Counterparts; Facsimile Signatures	94
12.7	Expenses	94
12.8	Entire Agreement	95
12.9	Approvals and Duties	96
12.10	Publicity	96
12.11	Release of Collateral	96
12.12	Times of Day	98
12.13	Rounding	98
12.14	No Advisory or Fiduciary Responsibility	98
12.15	Independent Effect of Covenants	98
12.16	Right of Setoff.	98
12.17	Confidentiality.	99
12.18	Inconsistencies with Other Documents.	100
XIII.	AGENT PROVISIONS; SETTLEMENT	100
13.1	Administrative Agent.	100
13.2	Lender Consent	105
13.3	Set-off and Sharing of Payments	105
13.4	Disbursement of Funds	106
13.5	Settlements; Payments; and Information	107
13.6	Dissemination of Information	108

13.7	Non-Funding Lender.	109
13.8	Taxes	109
13.9	Patriot Act	112

SCHEDULES

Schedule I Lenders

Schedule A Terms, Conditions and Disclosure Schedules

Schedule B [Reserved]

Schedule C Revolving Commitments

Schedule D Approved States

Schedule E State Licenses

Schedule F Permitted Modifications

Schedule G Competitors

EXHIBITS

Exhibit A Form of Borrowing Base Certificate

Exhibit B-1 Form of Class A Note

Exhibit B-2 Form of Class B Note

Exhibit C Form of Monthly Collateral and Servicing Report

Exhibit D-1 Form of Request for Advance

Exhibit D-2 Form of Request for Transfer

Exhibit E Underwriting Guidelines

Exhibit F Servicing Policy

Exhibit G Form of Increase Request

Exhibit H Form of Portfolio Documents

Exhibit I Data and Reporting Guidelines

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of July 17, 2025, is entered into by and between NETCREDIT LOC RECEIVABLES 2025, LLC, a Delaware limited liability company (“Borrower”), BANC OF CALIFORNIA, a California state charted bank (“BOC”) as initial Class A lender (in such capacity, the “Initial Class A Lender”), OMAHA ABF V LLC ("Omaha V"), as an initial Class B lender, OMAHA ABF VII LLC ("Omaha VII"), as an initial Class B lender (Omaha V and Omaha VII in their capacities as initial Class B lenders, individually or collectively, as the context may require, the “Initial Class B Lender”, and together with the Initial Class A Lender, the “Initial Lenders”), the other lenders from time to time party hereto (together with the Initial Lenders, the “Lenders” and each individually, a “Lender”), and BOC, as administrative agent for itself and for the other Lenders (in such capacity, “Administrative Agent”).

WHEREAS, Borrower has requested that Lenders make available to Borrower a secured revolving loan facility in an initial aggregate principal amount of up to $150,000,000, the proceeds of which shall be used by Borrower to purchase certain Eligible Receivables, to pay closing expenses and for payment of fees and expenses to the Administrative Agent and Lenders, and to pay for operating expenses;

WHEREAS, Borrower is willing to grant Administrative Agent, for the benefit of the Secured Parties, a lien on and security interest in the Collateral to secure the Loan and other financial accommodations being granted by Lenders to Borrower; and

WHEREAS, Lenders are willing to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Administrative Agent and Lenders hereby agree as follows:

I. DEFINITIONS

1.1 General Terms

(a) For purposes of the Transaction Documents and all Annexes, Schedules and Exhibits thereto, in addition to the definitions above and elsewhere in this Agreement or the other Transaction Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(c) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof, including an Early Wind-Down Trigger Event, to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision or Early Wind-Down Trigger Event (or if Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

“Accession Agreement” shall mean the Accession Agreement to the Intercreditor Agreement, dated as of the Closing Date, by and among Enova, the Intercreditor Agent, Servicer, the Account Holder, Citibank, N.A., in its capacity as indenture trustee, collateral agent and collateral trustee, as applicable, NetCredit Receivables 2022, LLC, Jefferies Funding LLC, as administrative agent, NetCredit Combined Receivables 2023, LLC, Midtown Madison Management LLC, as administrative agent, NetCredit Combined Receivables 2024, LLC,

NetCredit Combined Receivables A, LLC, NetCredit LOC Receivables 2024, LLC and the new party or parties to be joined to the Intercreditor Agreement (in connection with this Agreement, the Borrower, and the Administrative Agent).

“Account” shall mean, individually and collectively, the Collateral Account and any bank or other depository accounts of Borrower.

“Account Holder” shall mean Holdings, together with its successors and permitted assigns, in its capacity as such under and pursuant to the terms of the Intercreditor Agreement.

“Account Debtor” shall mean any Person or Persons that are an obligor in respect of any Receivable.

“ACH Sweep Account” shall mean each of the following accounts to which a Servicer shall direct all ACH payments, if applicable, under the applicable Portfolio Documents: (A) an account established at Axos Bank bearing the account number 890000215131 in the name of Borrower, (B) an account established at North American Banking Company bearing the account number 18056325 in the name of Borrower, (C) an account established at Veritex Community Bank bearing the account number 502090045 in the name of Borrower and (D) each Additional ACH Sweep Account; provided that no account described herein shall qualify as an “ACH Sweep Account” for purposes of this Agreement unless it is subject to an ACH Sweep Account Control Agreement.

“ACH Sweep Account Control Agreement” shall mean (A) the Deposit Account Control Agreement (Blocked), dated as of the Closing Date, by and among Administrative Agent, on behalf of the Lenders, Borrower and Axos Bank, as the depositary bank, (B) the Deposit Account Control Agreement, to be entered into by and among Administrative Agent, on behalf of the Lenders, Borrower and North American Banking Company, as the depositary bank, (C) the Deposit Account Control Agreement, to be entered into by and among Administrative Agent, on behalf of the Lenders, Borrower and Veritex Community Bank and (D) each other blocked account control agreement, satisfactory to the Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders), that provides for the sole control of Administrative Agent over an Additional ACH Sweep Account.

“Additional ACH Sweep Accounts” shall mean each account established in the name of Borrower that is designated by Borrower as an ACH Sweep Account and approved in writing by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders).

“Administrative Agent” shall have the meaning assigned to it in the introductory paragraph hereof.

“Advance” shall mean any borrowing under and advance of the Loan, including, but not limited to, each Revolving Advance and any Protective Advance. Any amounts paid by Administrative Agent on behalf of Borrower under any Transaction Document shall be an Advance for purposes of this Agreement.

“Affiliate” or “affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Period” shall mean the period beginning on the expiration or termination of the Revolving Period and continuing through the Final Maturity Date.

“Amortized Receivables Cost Basis” means the sum of the aggregate Receivable Balances due under or in respect of all Eligible Receivables pledged to Administrative Agent as Collateral hereunder or pursuant to any other Transaction Document net of any applicable draw fees (or similar upfront fees) that are netted from the cash proceeds received by the applicable Account Debtor in accordance with the Underwriting Guidelines.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Obligations, the Transaction Documents, Borrower, Enova, Originator, Servicer or the Collateral or any portion thereof, including, but not limited to, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and all applicable state and federal usury laws.

“Approved Selection Procedures” means the allocation by Enova and its Subsidiaries of Receivables or similar financial assets among this facility, any other loan facility or similar financing arrangement that is sponsored by Enova or for which any Affiliate of Enova is an obligor, and any sales of such Receivables or similar financial assets by Enova or its Subsidiaries, whether or not to an Affiliate of Enova, in each case, on a random basis (subject to the below proviso) and pursuant to procedures that do not adversely affect the Borrower, the Lenders or the Administrative Agent, as determined by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders); provided that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this facility and other financial arrangements described above shall not be deemed to violate Approved Selection Procedures.

“Approved State” shall mean, individually and collectively, with respect to Bank Program Receivables, each state set forth on Part A of Schedule D, and with respect to State Licensed Receivables, each state set forth on Part B of Schedule D, in each case as the same may be modified from time to time as agreed to in writing by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders).

“Available Amounts” shall mean, as of any date of determination, any and all Collections on deposit in the Collateral Account.

“Backup Servicer” shall mean Carmel Solutions LLC, an Indiana limited liability company, or such other Person as Administrative Agent engages from time to time in accordance with this Agreement, all in accordance with the terms, provisions, and conditions of Backup Servicing Agreement.

“Backup Servicing Fee” shall mean any fee payable monthly by Borrower to Backup Servicer, such fee to be as specified in the applicable Backup Servicing Agreement.

“Backup Servicing Agreement” shall mean a Backup Servicing Agreement entered into by and among Servicer, Borrower and Backup Servicer, dated on or about the Closing Date, regarding the provision of certain backup servicing services by the Backup Servicer with respect to the Receivables, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time.

“Bank Partner” shall mean (i) Republic Bank & Trust, (ii) TAB Bank, (iii) CC Bank and (iv) any other banking institutions approved by Administrative Agent, with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders, in writing, to be an originator of any Bank Program Receivables.

“Bank Partner Call Letter” means an agreement entered into by the Borrower and/or one or more of its Affiliates, Administrative Agent and a Bank Partner, satisfactory to the Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders, each acting in its reasonable discretion, and pursuant to which the Administrative Agent shall have the right to (and shall, at the direction of the Requisite Lenders), following the occurrence of an Event of Default, cause title to and any retained interest in the loans originated by such Bank Partner relating to the Bank Program Receivables to be transferred to the Administrative Agent or its designee, on behalf of the Lenders.

“Bank Partner Change of Control” shall mean, with respect to a Bank Partner, any event or series of events which result in (a) a sale by such Bank Partner of all or substantially all of its assets, (b) a reorganization, consolidation, disposition or merger (or similar transaction affecting the capitalization, ownership or management of such Bank Partner) with or into another entity if after such transaction the holders of securities with more than 50% of the Bank Partner's voting power immediately prior to the transaction do not hold securities with more than 50% of the voting power of the successor entity or (c) the transfer of securities with more than 50% of the Bank Partner's voting power to a Person or group.

“Bank Program Documents” shall mean each of the Bank Program Purchase and Sale Agreements, the TAB Bank Program Agreement, the Republic Bank Program Agreement and the CC Bank Program Agreement and any other program documents entered into by an Affiliate of Borrower and a Bank Parter approved by Administrative Agent, with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders, in writing, such consent not to be unreasonably withheld, conditioned or delayed.

“Bank Program Purchase and Sale Agreement” shall mean (i) the Republic Bank Purchase and Sale Agreement, (ii) the TAB Bank Participation Agreement, (iii) the CC Bank Participation Agreement and (iv) each other purchase and sale agreement, in form and substance reasonable satisfactory to Administrative Agent, pursuant to which NetCredit Finance, LLC or any of its Affiliates purchases Receivables from a Bank Partner, in each case, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“Bank Program Receivable” shall mean a Receivable originated by a Bank Partner and sold to NetCredit Finance, LLC pursuant to a Bank Program Purchase and Sale Agreement and then further sold to Borrower pursuant to the applicable Purchase and Sale Agreement.

“Bank Program Receivable Eligibility Trigger Event” shall mean, as of any date of determination, the occurrence of a material change being made to the Bank Program Documents, unless such change has been consented to by the Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Blocked Account Control Agreement” shall mean any of (a) the Blocked Account Control Agreement, dated as of December 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Intercreditor Agent, the Account Holder and Veritex Community Bank (f/k/a Green Bank N.A.), as the depositary bank, or (b) any blocked account control agreement, by and among the Intercreditor Agent, the relevant account holder and the depositary bank where the related account is held, which is in form and substance reasonably acceptable to Administrative Agent.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Borrower-Allocated Pool” shall mean, as of any date of determination, the pool of receivables consisting of each Receivable.

“Borrowing Base” means, as of any date, the sum of the Class A Borrowing Base and the Class B Borrowing Base, as applicable.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit A hereto.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Illinois or New York City are authorized or required by law to remain closed; provided, that if the applicable Business Day relates to the determination of the Term SOFR Rate, days on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, shall not constitute Business Days; provided that, when used in the context of a Payment Date, Business Day means any day other than a (i) a Saturday or Sunday or (ii) a day on which the Federal Reserve Bank of New York is closed.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A‑2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P‑2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“CC Bank” means Capital Community Bank.

“CC Bank Participation Agreement” shall mean that certain Loan Participation Agreement, dated as of January 29, 2024, by and between CC Bank and NetCredit Finance, LLC, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“CC Bank Program Agreement” shall mean that certain Marketing and Program Management Agreement, dated as of January 29, 2024, by and between CC Bank and NetCredit Loan Services, LLC, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“CC Bank Receivable” shall mean a Bank Program Receivable originated by CC Bank and sold to NetCredit Finance, LLC pursuant to the CC Bank Participation Agreement.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean the occurrence of any of the following:

(a) Enova, at any time for any reason ceases to directly or indirectly own 100% of the issued and outstanding Equity Interests of Borrower, Intermediate LLC, Servicer, Seller or any Subsidiary that is a purchaser of Bank Program Receivables (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings (other than Liens evidenced by the Pledge Agreement); or

(b) an event or series of events by which any one “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Enova or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of Enova entitled to vote for members of the board of directors or equivalent governing body of Enova on a fully-diluted basis.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (a) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than thirty (30) days before the Closing Date or such other specified date by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (b) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Closing Date or such other specified date by an authorized officer or member of such Person, (c) an original certificate of good standing or existence, as applicable, as of a date not more than thirty (30) days before the Closing Date or such other specified date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person is otherwise required to be in good standing, and (d) copies of the resolutions of the Board of Directors (or other applicable governing body or trustee) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Transaction Documents to which such Person, as applicable, is a party, certified by an authorized officer or member of such Person as of the Closing Date or such other specified date.

“Claims” shall have the meaning assigned to such term in Section 12.4.

“Class” when used in reference to any Revolving Advance, refers to whether such Revolving Advance is a Class A Advance or Class B Advance and when used in reference to any Lender, refers to whether such Lender is a Class A Lender or Class B Lender.

“Class A Advance” has the meaning assigned to that term in Section 2.1(a).

“Class A Availability” shall mean, at any date of determination, the lesser of (a) the Class A Borrowing Base or (b) the aggregate of the Revolving Commitments of all Class A Lenders, minus, in each case, the aggregate principal balance of the outstanding Class A Advances.

“Class A Borrowing Base” means, as of any date, the sum of (1) the lesser of (A) the product of (x) sixty eight and three-fourths percent (68.75%) minus the Class A Lenders’ Pro Rata Share of any Funding Rate Adjustment and (y) the sum of the aggregate Receivable Balances due under or in respect of all Eligible Receivables pledged to Administrative Agent as Collateral hereunder or pursuant to any other Transaction Document and (B) the product of (x) seventy-five percent (75.00%) minus the Class A Lenders’ Pro Rata Share of any Funding Rate Adjustment and (y) the Amortized Receivables Cost Basis, plus (2) the aggregate amount of Excess Collections on deposit in the Collateral Account, minus (3) the Class A Lenders’ Pro Rata Share of the Excess Concentration Amounts.

“Class A Interest Rate” shall have the meaning assigned to such term in the Class A Side Letter.

“Class A Notes” means each Note issued to a Class A Lender pursuant to Section 2.1(b).

“Class A Lender” means (i) the Initial Class A Lender and its successors and assigns and (ii) any Lender designated as a Class A Lender in Schedule I and any permitted assignee of such Lender.

“Class A Required Principal Payment” shall mean, as of any date of determination, the amount by which the aggregate outstanding principal balance of the Class A Advances exceeds the then applicable Class A Borrowing Base, or such greater amount as shall be specified by the Borrower as of any Payment Date.

“Class A Side Letter” shall mean that certain letter agreement, dated as of the Closing Date, between the Borrower and the Initial Class A Lender.

“Class B Advance” has the meaning assigned to that term in Section 2.1(a).

“Class B Availability” shall mean, at any date of determination, the lesser of (a) the Class B Borrowing Base or (b) the aggregate of the Revolving Commitments of all Class B Lenders, minus, in each case, the aggregate principal balance of the outstanding Class B Advances.

“Class B Borrowing Base” means, as of any date, the sum of (1) the lesser of (A) the product of (x) thirteen and three-fourths percent (13.75%) minus the Class B Lenders’ Pro Rata Share of any Funding Rate Adjustment and (y) the sum of the aggregate Receivable Balances due under or in respect of all Eligible Receivables pledged to Administrative Agent as Collateral hereunder or pursuant to any other Transaction Document and (B) the product of (x) fifteen percent (15.00%) minus the Class B Lenders’ Pro Rata Share of any Funding Rate Adjustment and (y) the Amortized Receivables Cost Basis, plus (2) the aggregate amount of Excess Collections on deposit in the Collateral Account, minus (3) the Class B Lenders’ Pro Rata Share of the Excess Concentration Amounts.

“Class B Interest Rate” shall have the meaning assigned to such term in the Class B Side Letter.

“Class B Notes” means each Note issued to a Class B Lender pursuant to Section 2.1(b).

“Class B Lender” means (i) the Initial Class B Lender and its successors and assigns and (ii) any Lender designated as a Class B Lender in Schedule I and any permitted assignee of such Lender.

“Class B Required Principal Payment” shall mean, as of any date of determination, the amount by which the aggregate outstanding principal balance of the Class B Advances exceeds the then applicable Class B Borrowing Base, or such greater amount as shall be specified by the Borrower as of any Payment Date.

“Class B Side Letter” shall mean that certain letter agreement, dated as of the Closing Date, between the Borrower and the Initial Class B Lender.

“Closing” shall mean the satisfaction, or written waiver by Administrative Agent and Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall have the meaning assigned to such term in Section 2.8 of this Agreement.

“Collateral Account” shall mean that certain account at Collateral Account Bank, held in the name of Borrower, with account number 5601545031, or such other replacement account acceptable to Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders). The Collateral Account shall be a non-interest bearing account, and the funds in the Collateral Account shall remain uninvested.

“Collateral Account Bank” shall mean Banc of California, a California state chartered bank.

“Collection Receipt Accounts” shall mean the accounts (1) bearing account number 5501156086, held by the Account Holder on behalf of the Servicer at Veritex Community Bank, (2) bearing account number 5501156102, held by CNU Online Holdings, LLC at Veritex Community Bank (RBT collections); (3) bearing account number 55501637473, held by NetCredit Loan Services, LLC at Veritex Community Bank (TAB collections); (4) bearing account number 5501197254, held by NC Financial Solutions of Utah LLC, LLC at Veritex Community Bank (Direct collections); (5) bearing account number 5501916166, held by NetCredit Loan Services, LLC at Veritex Community Bank (CCB Collections); (6) bearing account number 5501156987, held by CNU Online Holdings, LLC at Veritex Community Bank and (7) any other account (other than the Wells Fargo Account) designated by Servicer in a notice to Administrative Agent as an account into which Collections may be deposited, in each case (1) - (7) above, to the extent such account is (prior to, and as a condition precedent to, any amounts being deposited therein) subject to a Blocked Account Control Agreement and the Intercreditor Agreement, and for which the Account Debtor may (once such account is subject to a Blocked Account Control Agreement and the Intercreditor Agreement) remit all payments under its applicable Receivable other than ACH payments, which shall be remitted to the Collateral Account.

“Collections” shall mean, individually and collectively, as it relates to any and all Receivables, (a) all Scheduled Payments, fees, principal, prepayments (both voluntary and mandatory), or late charges collected from or on behalf of the Account Debtors on the Receivables, (b) all amounts received pursuant to a Permitted Securitization related to Collateral released in connection therewith, (c) all liquidation proceeds collected from the sale or disposition of any Receivable and/or any property related thereto, whether to a third party purchaser or an Affiliate of Borrower and (d) any and all proceeds of Collateral and/or other amounts received of any and every description payable to Borrower by or on behalf of such Account Debtor pursuant to the applicable Receivable, the related Portfolio Documents, or any other related documents or instruments, including, but not limited to, judgment awards or settlements, and refinancing proceeds.

“Commitment Increase” means a request by Borrower to increase the Revolving Commitments pursuant to and in accordance with Section 2.12(a).

“Commitment Increase Request” means the notice in the form of Exhibit G pursuant to which the Borrower requests a Commitment Increase.

“Competitor” shall mean (i) each Person identified on Schedule G hereto and (ii) any Person engaged in a substantially similar business as Borrower, Seller and/or Enova.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, GLBA, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Data” shall have the meaning assigned to it in the Data and Reporting Guidelines.

“Data and Reporting Guidelines” shall mean, the guidelines set forth in Exhibit I attached hereto, as such Exhibit may be amended from time to time upon request by Administrative Agent with the consent of Borrower.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to such term in the Class A Side Letter or the Class B Side Letter, as applicable.

“Defaulted Receivable” shall mean a Serviced Receivable that (i) has been (or should have been, in accordance with the Servicing Policy) specifically and separately reserved against by any Originator, Servicer, Borrower or the applicable owner thereof or deemed charged-off or non-collectible by any such Person in accordance with the Servicing Policy, (ii) at any point is sixty-five (65) days or more past due, or (iii) unless otherwise approved by Administrative Agent in writing (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders), for which Servicer or Borrower or any Affiliate of Servicer or Borrower shall have been notified that the related Account Debtor shall have engaged in fraud in connection with such Serviced Receivable, become deceased or become the subject of a proceeding under a Debtor Relief Law.

“Delinquent Receivable” shall mean any Serviced Receivable which is one (1) to sixty-four (64) days past due and is not a Defaulted Receivable; provided that any Serviced Receivable that is subject to a Permitted Modification, as described in clause (iv) of Schedule F attached hereto, shall not be a Delinquent Receivable unless such Serviced Receivable remains past due following its updated Scheduled Payment Date and at such time the days past due shall be calculated as of the corresponding original Scheduled Payment Date.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date Adjustment” shall mean, with respect to a Receivable and a related Account Debtor, the reset of a Scheduled Payment Date in accordance with the Servicing Policy.

“Due Period” shall mean, with respect to each Payment Date, the immediately preceding calendar month.

“Early Wind-Down Trigger Event” shall mean the occurrence of either of the following:

(a) a Level 2 Performance Trigger; or

(b) any “default”, “event of default”, “amortization event” or similar event resulting from the failure to make any payment when due or failure to meet any collateral or performance trigger or covenant under any loan agreement, credit agreement or similar financing agreement evidencing any material Indebtedness under which Enova or any of its direct or indirect Subsidiaries is a borrower or secured guarantor which permits the holder of such material Indebtedness to cease funding or making advances under such agreement, or accelerate payments or collections thereunder, in each case other than any warehouse or credit facilities or securitization facilities which are both (x) non-recourse to Enova and its direct or indirect Subsidiaries, and (y) not secured by any “NetCredit” product offered by Enova or its direct or indirect Subsidiaries.

An Early Wind-Down Trigger Event shall exist upon the occurrence of any of the foregoing and shall continue unless and until waived by Administrative Agent.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by electronic mail (“e-mail”) or E-Fax, or otherwise to or from an electronic system or other equivalent service.

“Eligible Receivable” shall mean a Receivable that meets all of the following requirements:

(a) payments under such Receivable are due in Dollars and the Portfolio Documents do not permit the currency in which such Receivable is payable to be changed, and all previous payments have been made by the related Account Debtor and not by Originator, Servicer, Borrower or any Affiliate thereof;

(b) the Account Debtor with respect to such Receivable (a) shall (i) have personal recourse for all amounts owed with respect to such Receivable, (ii) be a natural person that is at least eighteen years of age and not be a Governmental Authority and (ii) have a United States social security or taxpayer identification number, (b) is not an officer, director, manager or employee of Seller, the Servicer or any of their Subsidiaries or Affiliates and (c) is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. no Account Debtor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and regulations promulgated thereunder); provided however, United States military employees and personnel living, working or deployed outside of the United States shall not be excluded or deemed a “foreign person” described above;

(c) such Receivable was acquired by Borrower pursuant to a Purchase and Sale Agreement, Borrower has paid the full amount of the Purchase Price for such Receivable in accordance with the applicable Purchase and Sale Agreement (as defined therein), such Receivable is 100% owned directly by Borrower, no other Person (other than Borrower and Administrative Agent, for the benefit of the Lenders) owns or claims any legal or beneficial interest therein or lien thereon, and such Receivable does not represent a fractional, participation or partial interest in a Receivable (for the avoidance of doubt, the nature of the TAB Bank Receivables as participation interests in a Program Loan (as defined in the TAB Bank Program Agreement) shall not cause such TAB Bank Receivables to be out of compliance with this clause (c) and the nature of the CC Bank Receivables as participation interests in a Loan (as defined in the CC Bank Program Agreement) shall not cause such CC Bank Receivables to be out of compliance with this clause (c));

(d) Payments in respect of such Receivable shall be due and payable no less frequently than once per month;

(e) such Receivable shall be a State Licensed Receivable or Bank Program Receivable.

(f) such Receivable and all related Portfolio Documents shall have been duly authorized, shall be in full force and effect and shall represent a legal, or valid and binding and absolute and unconditional payment obligation of the applicable Account Debtor enforceable against such Account Debtor in accordance with its terms for the amount outstanding thereof without any right of cancellation, rescission, offset, counterclaim, dispute, discount, adjustment or defense, except to the extent that enforceability may be limited by Debtor Relief Laws and general principles of equity, and is not contingent in any respect for any reason, there are no conditions precedent to the enforceability or validity of the Receivable that have not been satisfied or waived, and the Account Debtor has no bona fide claim against Borrower or Originator or any Affiliate thereof, and there are no restrictions or prohibitions on the sale, transfer, or assignment of such Receivable by the holder thereof as of any date of determination, and all statutory or other applicable cancellation or rescission periods related thereto have expired;

(g) the promissory note and all other Portfolio Documents requiring the signature of an Account Debtor were executed by the applicable Account Debtor via a power of attorney with a digital or electronic signature in accordance with the Uniform Electronic Transaction Act or, as applicable to the jurisdiction governing such promissory note or Portfolio Documents, the Electronic Signatures in Global and National Commerce Act (E-Sign Act), including all consumer consent and other applicable provisions thereof;

(h) all amounts and information in respect of such Receivable furnished by Borrower or Servicer to Administrative Agent shall be true and correct in all material respects as of the date such information is furnished and, to the knowledge of the Borrower, is undisputed by the Account Debtor thereon or any guarantor thereof;

(i) the Portfolio Documents with respect to such Receivable (x) shall be in the form of Portfolio Documents provided to Administrative Agent on or prior to the Closing Date and attached hereto as Exhibit H, as such form may be modified from time to time; provided that if such modification is reasonably expected to be material and adverse to the interests of Administrative Agent or the Lenders, such modification shall have been made with the written consent of Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders), and (y) do not prohibit or restrict any sale, assignment, transfer or pledge thereof to any Person;

(j) such Receivable represents an undisputed, bona fide transaction in the ordinary course of Originator’s and Seller’s business and completed in accordance with the terms and provisions contained in the related Portfolio Documents;

(k) the Account Debtor with respect to such Receivable (i) is not the subject of any proceeding under any Debtor Relief Law and (ii) to the actual knowledge of the Borrower, Seller, the Servicer, any Originator or Enova, shall not have engaged in fraud in connection with such Receivable;

(l) such Receivable shall not be an installment loan;

(m) such Receivable shall have been originated, serviced and administered in accordance with the Underwriting Guidelines and Servicing Policy, as applicable and shall be subject to the Servicing Agreement;

(n) if such Receivable is a Bank Program Receivable, (i) such Receivable shall have been originated in accordance with the applicable Bank Program Documents, (ii) a Bank Program Receivable Eligibility Trigger Event shall not have occurred and be continuing, and (iii) a Bank Partner Change of Control shall not have occurred (provided that, with respect to this subclause (iii), any Bank Program Receivables pledged as Collateral prior to the occurrence of such Bank Partner Change of Control shall remain Eligible Receivables, and this limitation shall only apply to Bank Program Receivables pledged or proposed to be pledged after the occurrence of such Bank Partner Change of Control);

(o) such Receivable is not a Defaulted Receivable and shall not otherwise have been deemed a charged-off or defaulted receivable by Servicer in accordance with the Servicing Policy, Servicer’s standard practices and/or the Servicing Agreement at any time;

(p) if the Account Debtor with respect to such Receivable is a member of the military or a “covered borrower” under the Military Lending Act, such Receivable shall have been originated in accordance with the Military Lending Act;

(q) no instrument of release or waiver has been executed by Borrower, Servicer or any Affiliate thereof in connection with any Portfolio Document related to such Receivable, and the Account Debtor has not been released from its obligations under such Receivable in whole or in part;

(r) such Receivable shall not have been modified in any way to alter or obscure its status as an Ineligible Receivable after having been substituted with an Eligible Receivable (for the avoidance of doubt, this clause shall not include Permitted Modifications as described in clauses (iii) – (vii) of such definition);

(s) other than Permitted Modifications as described in clauses (iii) – (vii) of such definition, such Receivable and the related Portfolio Documents shall not have been amended, modified or waived from their original terms;

(t) (i) such Receivable (and all Portfolio Documents entered into in connection therewith), the origination thereof by Originator, the purchase by Seller from Originator and the acquisition thereof by the Borrower from Seller or an Originator shall comply in all material respects with all Applicable Laws, and (ii) the servicing and administration of such Receivable by Servicer shall comply in all material respects with all Applicable Laws;

(u) such Receivable shall not be subject to (i) a Level One Regulatory Event, unless such Receivable was originated prior to the date of the applicable written notice, law, rule or regulation and such written notice, law, rule or regulation specifies that such Level One Regulatory Event shall not have an effect on the ability of any Person to hold, own, service, collect, pledge or enforce Receivables originated prior to such date or (ii) a Level Two Regulatory Event;

(v) no portion of any Scheduled Payment for such Receivable shall be (i) delinquent at the time such Receivable is pledged as Collateral or (ii) more than thirty-one (31) days delinquent;

(w) the original principal balance of such Receivable does not exceed $7,000;

(x) none of Originator, Servicer, Borrower, nor any Affiliate thereof shall be engaged in any adverse proceeding or other adverse litigation with the applicable Account Debtor related to such Receivable;

(y) such Receivable shall not be evidenced by a judgment or have been reduced to judgment;

(z) the Portfolio Documents with respect to such Receivable do not constitute “electronic chattel paper” (as such term is defined in the UCC) and such Receivable constitutes an “account”, a “payment intangible” or proceeds thereof and is not an “instrument”, “electronic chattel paper” or “chattel paper” (as each such term is defined in the UCC);

(aa) the representations and warranties of (i) Seller or Originator, as applicable, made with respect to such Receivable in the applicable Purchase and Sale Agreement, and (ii) the applicable Bank Partner made with respect to such Receivable in the applicable Bank Program Purchase and Sale Agreement were true and correct when made in each instance, as applicable;

(bb) such Receivable is not an Ineligible Receivable;

(cc) such Receivable shall have been originated exclusively for consumer purposes and not commercial purposes;

(dd) such Receivable shall not be a “Credit Counseling Receivable” (as defined in the Servicing Policy);

(ee) such Receivable was originated or purchased by Enova or its Subsidiary and constitutes a “NetCredit” product offered by Enova or such Subsidiary, and is not a “CashNetUSA”, “Headway Capital” or “Business Backer” product offered by Enova and its Subsidiaries;

(ff) (a) such Receivable is subject to a required minimum principal payment by the related Account Debtor for the applicable period of at least 5.0% of the Receivable Balance for monthly pay Receivables or at least 2.5% of the Receivable Balance for bi-weekly and semi-monthly pay Receivables unless the outstanding Receivable Balance is less than or equal to $100 for monthly pay Receivables or $50 for bi-weekly and semi-monthly pay Receivables, then required minimum principal payment will equal Receivable Balance of such Receivable;

(gg) the Account Debtor related to such receivable resided in or was domiciled in an Approved State as of the time such Person became an Account Debtor; and

(hh) if such Receivable was sold, transferred or assigned to Borrower by an Originator, such Originator is 100% owned directly or indirectly by Enova.

“Enova” means Enova International, Inc., a Delaware corporation.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event defined as such set forth in Article VIII.

“Excess Collections” shall mean, as of any date that is one day prior to any date of determination, an amount equal to the Available Amounts on such date, solely to the extent such Available Amounts are in excess of (x) the amounts necessary to satisfy an amount equal to all estimated accrued and unpaid interest, Unused Additional Interest, Servicing Fees, Backup Servicing Fees and known expenses that will be payable on the next Payment Date pursuant to Section 2.4(a) multiplied by (y) 1.5.

“Excess Concentration Amount” shall mean, without duplication, the aggregate Receivable Balance of Eligible Receivables that cause the applicable Excess Concentration Limits to not be met.

“Excess Concentration Limits” shall mean the following limitations:

(a) No more than ten percent (10%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtors have a Vantage Score of less than 520;

(b) No more than ten percent (10%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtors do not have a Vantage Score;

(c) No more than fifteen percent (15%) (as determined by aggregate Receivables Balance) of the Financed Portfolio shall have been subject to a Permitted Modification;

(d) No more than 25.0% (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides (at the Origination Date of such Receivable) in the state having the largest concentration (as determined by aggregate Receivable Balance) of the Financed Portfolio;

(e) No more than 20.0% (as determined by aggregate Receivable Balance) of the Financed Portfolio shall consist of Receivables for which the Account Debtor resides (at the

Origination Date of such Receivable) in the state having the second largest concentration (as determined by aggregate Receivable Balance) of the Financed Portfolio;

(f) The average original outstanding principal balance of the Financed Portfolio shall be less than $4,000;

(g) The non-zero weighted average Vantage Score of the related Account Debtors of Receivables in the Financed Portfolio shall be greater than 570;

(h) The weighted average Net Income of Account Debtors in the Financed Portfolio shall be greater than $35,000;

(i) The weighted average payment-to-income ratio of all related Account Debtors of Receivables in the Financed Portfolio (determined and calculated in accordance with the Underwriting Guidelines) shall be less than or equal to fifteen percent (15%); and

(j) Such other limits as may be set forth in the Class A Side Letter and Class B Side Letter.

“Excess Spread Percentage” shall mean, with respect to any calendar month, for any Tested Pool, the amount, expressed as a percentage, equal to (a) the Monthly Annualized Yield for such Tested Pool for such calendar month minus (b) the sum of (i) the Monthly Annualized Net Default Ratio for such Tested Pool for such calendar month and (ii) the servicing fees payable to Servicer for such calendar month with respect to Serviced Receivables included in such Tested Pool.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Administrative Agent and any Lender (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.8(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exigent Circumstances" shall have the meaning assigned to it in Section 11.3(f).

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Final Maturity Date” shall mean the earliest to occur of (a) the three-year anniversary of the Closing Date, and (b) the date on which all Obligations shall have been paid in full (other than contingent indemnification obligations for which a claim has not been asserted).

“Financed Portfolio” shall mean, on any date of determination, all Eligible Receivables included within the calculation of the Borrowing Base as set forth in the most recently-delivered Borrowing Base Certificate delivered to Administrative Agent by Borrower.

“Financial Covenant” shall have the meaning assigned to it in Section 6.17(d).

“Funding Rate Adjustment” means (i) following the occurrence of a Level 1 Performance Trigger, 5.0% or (ii) if no Level 1 Performance Trigger has occurred or if a Level 1 Performance Trigger has occurred, but such trigger is no longer in effect and no Level 1 Performance Trigger has been in effect for a period of at least three months, 0%.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“GLBA” shall mean, collectively, Title V – Privacy – of the Gramm-Leach-Bliley Act, P.L. 106-102 and the standards for safeguarding customer information set forth in 12 C.F.R. Part 364 and 16 C.F.R. Part 314, all as amended, supplemented or interpreted in writing by federal Governmental Authorities.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including any attorney general or agency related thereto, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Holdings” shall mean CNU Online Holdings, LLC, a Delaware limited liability company.

“Increase Effective Date” has the meaning specified in Section 2.12(d).

“Increase Request Date” has the meaning specified in Section 2.12(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable and (d) any Contingent Obligations.

“Indemnified Person” shall have the meaning assigned to it in Section 12.4 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Delinquent Receivable” shall mean any Delinquent Receivable which is thirty-two (32) to sixty-four (64) days past due.

“Ineligible Receivable” shall mean any Receivable that (a) must be repurchased by Seller or the applicable Originator under the applicable Purchase and Sale Agreement because of a breach by Seller or such Originator of a related representation or warranty, (b) must be repurchased by the Bank Partner because of a breach by Bank Partner of a related representation or warranty, or (c) subsequent to such Receivable being pledged to Administrative Agent as Collateral pursuant to this Agreement, fails to meet any or all of the requirements to be an Eligible Receivable.

“Initial Advance” shall mean the first Revolving Advances to be made under this Agreement.

“Initial Lenders” has the meaning assigned to such term in the introduction to this Agreement.

“Intercreditor Agent” shall mean Citibank, N.A., in its capacity as the “Intercreditor Agent” under and pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agreement” shall mean the Amended and Restated Intercreditor Agreement re Collection Receipt Accounts, dated as of October 17, 2019 (as amended, restated, supplemented or otherwise modified from time to time), by and among Enova, Servicer, the Account Holder, NetCredit Receivables 2022, LLC, Jefferies Funding LLC, as administrative agent, NetCredit Combined Receivables 2023, LLC, NetCredit Combined Receivables 2024, LLC, NetCredit Combined Receivables A, LLC, NetCredit LOC Receivables 2024, LLC, Midtown Madison Management LLC, as administrative agent, Citibank, N.A., as indenture trustee, collateral agent and collateral trustee, as applicable, and the Intercreditor Agent, and such other Persons as have and may become parties thereto by executing an Accession Agreement.

“Interest Period” shall mean (i) with respect to the initial Interest Period, the period from the Closing Date through and including the last day of the calendar month immediately following the calendar month in which the Closing Date occurs and (ii) thereafter, each calendar month.

“Interest Rate” shall mean, subject to Section 3.2 and the Default Rate set forth therein (as applicable), with respect to the Class A Advances, the Class A Interest Rate and with respect to the Class B Advances, the Class B Interest Rate.

“Intermediate LLC” means NetCredit LOC Funding 2025, LLC, a Delaware limited liability company.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.

“Lender Register” shall have the meaning assigned to it in Section 12.2(c) hereof.

“Level 1 Performance Trigger” means that:

(a) with respect to any Tested Pool, as of the end of any calendar month beginning with July 2025, the three-month weighted average Monthly Annualized Net Default Ratio for such Tested Pool for the most recently completed three (3) calendar month period (including such calendar month) is greater than seventy-five percent (75.0%); provided that the first month of testing with respect to the Borrower-Allocated Pool shall be November 2025;

(b) with respect to any Tested Pool, as of the end of any calendar month beginning with July 2025, the three-month weighted average Monthly Delinquency Ratio for such Tested Pool for the most recently completed three (3) calendar month period (including such calendar month) is greater than fifteen percent (15.0%); provided that the first month of testing with respect to the Borrower-Allocated Pool shall be November 2025; or

(c) with respect to any Tested Pool, as of the end of any calendar month beginning with July 2025, the three-month weighted average Excess Spread Percentage for such Tested Pool for the most recently completed three (3) calendar month period

(including such calendar month) is less than ten percent (10.0%); provided that the first month of testing with respect to the Borrower-Allocated Pool shall be November 2025.

“Level 2 Performance Trigger” means that:

(a) as of the end of any calendar month beginning with November 2025, the three-month weighted average Monthly Annualized Net Default Ratio for the Borrower-Allocated Pool for the most recently completed three (3) calendar month period (including such calendar month) is greater than eighty percent (80.0%);

(b) as of the end of any calendar month beginning with November 2025, the three-month weighted average Monthly Delinquency Ratio for the Borrower-Allocated Pool for the most recently completed three (3) calendar month period (including such calendar month) is greater than seventeen and one-half percent (17.5%); or

(c) as of the end of any calendar month beginning with November 2025, the three-month weighted average Excess Spread Percentage for the Borrower-Allocated Pool for the most recently completed three (3) calendar month period (including such calendar month) is less than five percent (5.0%).

“Leverage Ratio” shall mean, with respect to Enova and its Subsidiaries on a consolidated basis, as of any date of determination, the ratio of (a) the total Indebtedness minus the amounts of any obligations outstanding under any Permitted Receivables Financing to (b) the total shareholders’ equity, as provided on the balance sheet of Enova and its Subsidiaries on a consolidated basis prepared in accordance with GAAP.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Liquidity” shall mean, as of any date of determination, an amount equal to the sum of (a) Enova’s Qualified Cash on such date plus (b) unused availability under any committed senior Indebtedness of Enova and its consolidated Subsidiaries that is able to be drawn upon on such date of determination and distributed to Enova without the pledge of additional collateral to secure such Indebtedness.

“Loan” shall mean, collectively, each Revolving Advance (including the Initial Advance), any Protective Advances or other Advances by Administrative Agent or Lenders pursuant to the terms hereof, and all Obligations related thereto.

“Loan Balance” shall mean, with respect to the Loan at any time, the amount equal to (a) the sum of all Advances, minus (b) the aggregate amount of principal repayments on such Advances.

“Material Adverse Effect” or “Material Adverse Change” shall mean any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which has, had or reasonably could be expected to have a material adverse effect upon or change in:

(a) the legality, validity or enforceability of any Transaction Document, (ii) the perfection or priority of any Lien granted to Administrative Agent or any Lender under any of the Security Documents, (iii) the rights and remedies of Administrative Agent under any Transaction Document or (iv) the value, validity, enforceability or collectability of the Receivables or any of the other Collateral;

(b) the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Enova, any Originator or Borrower; or

(c) the ability of Enova or Borrower to perform any of the Obligations or its other obligations, or to consummate the transactions, under the Transaction Documents.

“Maximum Loan Amount” shall mean an amount equal to the lesser of (a) $150,000,000 and (b) the aggregate amount of the Revolving Commitments held by all of the Lenders.

“Monthly Annualized Yield” shall mean, with respect to any calendar month, for any Tested Pool, the ratio, expressed as a percentage, (i) the numerator of which is (a) (x) all fee collections received on the Serviced Receivables in such Tested Pool during such calendar month; provided that no collections of principal will be included in this amount, minus (y) the interest accrued by the Borrower on any Indebtedness secured by such Serviced Receivables in such Tested Pool during such calendar month in accordance with this Agreement or the agreements governing such Indebtedness, as applicable; and the denominator of which is (b) the average Receivable Balance of all Serviced Receivables in such Tested Pool during such calendar month times (ii) 12.

“Monthly Collateral and Servicing Report” shall mean each monthly report prepared by Borrower substantially in the form of Exhibit C attached hereto, or as otherwise approved by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders).

“Monthly Delinquency Ratio” shall mean, with respect to any calendar month, for any Tested Pool, the ratio, expressed as a percentage, the numerator of which is (a) the aggregate Receivable Balance of Serviced Receivables in such Tested Pool that are Ineligible Delinquent Receivables at the end of such month; and the denominator of which is (b) the average Receivable Balance of all Serviced Receivables in such Tested Pool during such calendar month.

“Monthly Annualized Net Default Ratio” shall mean, with respect to any calendar month, for any Tested Pool, the product of 12 times the ratio, expressed as a percentage, the numerator of which is (a) the sum of (i) the aggregate Receivable Balance of all Serviced Receivables in such Tested Pool that became Defaulted Receivables during such month (calculated as of the date each such Serviced Receivable in such Tested Pool became a Defaulted Receivable hereunder) minus (ii) Recovery Amounts received during such calendar month with respect to Serviced Receivables in such Tested Pool; and the denominator of which is (b) the average Receivable Balance of all Serviced Receivables in such Tested Pool during such calendar month.

“Net Income” shall mean the net income (or loss) of any Person for such period taken as a single accounting period determined by reference to GAAP.

“NCLS” shall mean NetCredit Loan Services, LLC, a Delaware limited liability company.

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.

“Note(s)” shall have the meaning assigned to it in Section 2.1(b).

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Administrative Agent and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Transaction Documents or otherwise relating to this Agreement, any Notes, including interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Administrative Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Origination Date” shall mean the date of the closing and funding of the applicable Receivable between the Originator and the applicable Account Debtor.

“Originator” shall mean, individually and collectively, (i) with respect to any Bank Program Receivable, Bank Partner, and any other banking institution which is approved by Administrative Agent in writing, (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders), to be an originator of any Bank Program Receivables, and (ii) with respect to State Licensed Receivables, the Subsidiaries of Enova holding the applicable state licenses or permits described in Schedule E attached hereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Loan or any Note or other Transaction Document).

“Other Lender” shall have the meaning assigned to it in Section 13.7.

“Other Taxes” shall have the meaning assigned to in Section 13.8(b).

“Participant” shall have the meaning assigned to it in Section 12.2(b) hereof.

“Participant Register” shall have the meaning assigned to it in Section 12.2(b).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” shall mean the twentieth (20th) day of each calendar month, or if such day is not a Business Day, on the next succeeding Business Day, with the initial Payment Date occurring on September 22, 2025.

“Performance Triggers” shall mean, collectively, the Level 1 Performance Trigger and the Level 2 Performance Trigger.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Dispositions” means, so long as no Early Wind-Down Trigger Event or Event of Default has occurred and is continuing as of such date of determination, each of the following, provided that in each case, all net cash proceeds of such disposition are immediately deposited in a Collection Receipt Account:

(a) a sale of Defaulted Receivables in the ordinary course of business to a third-party purchaser on an arms-length basis;

(b) a sale of one or more Receivables by Borrower to the Seller or any applicable Originator from time to time in connection with a repurchase by the Seller or such Originator of such Receivable(s) as a result of a breach of the representations and warranties of such Person under the applicable Purchase and Sale Agreement; or

(c) with the prior written consent of the Requisite Class A Lenders and Requisite Class B Lenders, a sale or transfer by the Borrower to the Seller or any applicable Originator of one or more Defaulted Receivables or Ineligible Delinquent Receivables in exchange for cash equal to the fair market value of such Defaulted Receivable(s) or Ineligible Delinquent Receivable(s), provided that immediately after giving effect to such sale or transfer, the aggregate outstanding principal amount of Advances under the Loan shall not exceed the Borrowing Base.

“Permitted Liens” shall have the meaning assigned to it in Section 7.2.

“Permitted Modification” shall mean any modification set forth on Schedule F attached hereto.

“Permitted Receivables Financing” shall mean any non-recourse Receivables financing facility or Permitted Securitization.

“Permitted Securitization” shall mean an off-balance sheet Receivables term financing facility pursuant to which Receivables are sold, transferred or contributed to a Securitization Affiliate which are then pledged to a Securitization Lender in connection with a broadly marketed and distributed issuance of asset-backed securities with respect to which all of the following conditions have been satisfied: (a) the Requisite Class A Lenders and Requisite Class B Lenders have approved, in writing, the Receivables selected to be sold, transferred or contributed to a Securitization Affiliate (such consent not to be unreasonably withheld, conditioned or delayed), and (b) no Event of Default would exist after giving effect to the sale, transfer or contribution of such Receivables; provided, however, that in no event shall more than two (2) such transactions be deemed to be "Permitted Securitizations" during the Revolving Period.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, made by Intermediate LLC to be formed as intermediate entity pledging equity in Borrower in favor of Administrative Agent, for the benefit of the Lenders, as the same may be amended, modified or restated from time to time.

“Portfolio Documents” collectively means a promissory note, a truth-in-lending disclosure and any other agreement or document executed and delivered by an Account Debtor in connection with a Receivable to or for the benefit of Originator, Servicer, Borrower or any subsequent transferee thereof, including renewals, extensions, modifications and amendments thereof.

“Prepayment Additional Interest” shall mean additional interest due and payable to Administrative Agent, for the benefit of Lenders, on the related Prepayment Date, in an amount equal to the product of (i) the aggregate amount of Revolving Commitments as of such Prepayment Date, (ii) the Interest Rate as of such Prepayment Date and (iii) a fraction the numerator of which is the number of days from and including the Prepayment Date to and including the three-year anniversary of the Closing Date and the denominator of which is 360.

“Prepayment Additional Interest Period” means the period beginning on the Closing Date and ending on the date that occurs on the second anniversary of the Closing Date.

“Prepayment Date” shall mean any date that Obligations are prepaid by Borrower in connection with the termination of this Agreement or the date of any Repayment Cure.

“Prohibited Assignee” shall mean each Person designated on a schedule delivered by Class B Lenders to Administrative Agent and approved by Administrative Agent in writing.

“Pro Rata Share” shall mean, with respect to all payments, computations and other matters relating to (A) the Revolving Commitment or Advances of any Lender or any Lender’s interest in the Loan, the percentage obtained by dividing (i) the Revolving Exposure of that Lender, by (ii) the aggregate Revolving Exposure of all Lenders (B) the Revolving Commitments or Class A Advances of the Class A Lenders or the Class A Lenders’ interest in the Loan, collectively, the percentage obtained by dividing (i) the aggregate Revolving Exposure of all Class A Lenders, by (ii) the aggregate Revolving Exposure of all Lenders and (C) the Revolving Commitments or Class B Advances of the Class B Lenders or the Class B Lenders’ interest in the Loan, collectively, the percentage obtained by dividing (i) the aggregate Revolving Exposure of all Class B Lenders, by (ii) the aggregate Revolving Exposure of all Lenders.

“Protective Advance” shall have the meaning assigned to it Section 2.7.

“Purchase and Sale Agreement” shall mean either (a) with respect to Bank Program Receivables, that certain Receivables Purchase Agreement, dated as of the Closing Date, by and between the Seller, as seller of Receivables from time to time, and Borrower, as purchaser, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement or (b) with respect to State Licensed Receivables, the Transfer Agreement.

“Purchase and Sale Agreement Guaranty” shall mean that certain Guaranty, dated as of the Closing Date, made by Enova in favor of the Borrower, under which Enova guarantees the obligations of the Seller and the Originators, as applicable, under the Purchase and Sale Agreements.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Enova that are on deposit in various accounts owned by Enova and available to be withdrawn without restriction by Enova.

“Receipt” shall have the meaning assigned to it in Section 12.5.

“Receivable” or “Receivables” shall mean all rights to payment of indebtedness and other obligations (including unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Account Debtor in respect of a loan or loans or other financial accommodations made or extended by an Originator to or for the benefit of such Account Debtor, or a participation interest in such rights to payment of indebtedness and obligations, as such rights to payment of indebtedness and obligations (or participation interests therein) have been sold, transferred and assigned to either (a) Seller by an Originator pursuant to a Bank Program Purchase and Sale Agreement (as described in the definition of Bank Program Receivables) and further sold, transferred and assigned to Borrower by Seller pursuant to the applicable Purchase and Sale Agreement or (b) Borrower by the applicable Originator pursuant to the Transfer Agreement. Each Receivable shall include, without limitation, all rights (including enforcement rights) under or pursuant to all related Portfolio Documents in respect thereof, and all supporting obligations in connection therewith.

“Receivable Balance” shall mean, at any specified time, the then outstanding aggregate principal amount payable on a Serviced Receivable, minus any capitalized fees, closing costs and other expenses added to the outstanding principal balance of such receivable (including draw fees that are netted from the cash proceeds received by the applicable Account Debtor).

“Recovery Amounts” shall mean all Collections received on a Serviced Receivable from and after the date such Serviced Receivable became a Defaulted Receivable hereunder.

“Regulatory Event” shall mean:

(a) a “Level One Regulatory Event”, which shall comprise either: (i) formal commencement by written notice by any Governmental Authority of any legal action or similar adversarial proceeding against any of Borrower, Seller, Servicer, Holdings, Enova, any Originator, any Bank Partner, or any of their respective Affiliates challenging its authority to originate, hold, own, service, collect, pledge or enforce any Receivable, or otherwise alleging any material non- compliance by any of the Borrower, Seller, Servicer, Holdings, Enova, any Originator, any Bank Partner, or any of their respective Affiliates with any Applicable Laws related to originating, holding, collecting, servicing, pledging or enforcing such Receivable or any Portfolio Documents, which inquiry, investigation, legal action or proceeding is not released or terminated in a manner acceptable to Administrative Agent within thirty (30) calendar days of commencement thereof or (ii) the adoption or change to any law, rule or regulation, the effect of which is to prohibit or materially regulate the origination, holding, pledging, servicing or enforcing of the Receivables which regulation would reasonably be expected to materially impair the collectability, enforceability or validity of the Receivables or which would render any Portfolio Documents unenforceable; and

(b) a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), order or ruling against any of the Borrower, Seller, Servicer, Holdings, Enova, any Originator, any Bank Partner or any of their respective Affiliates related in any way to the originating, holding, pledging, collecting, servicing or enforcing of any Receivables or which would render any Portfolio Documents unenforceable.

For the avoidance of doubt, (i) the issuance of a civil investigative demand by the Consumer Financial Protection Bureau or any attorney general (or any other similar proceeding by any other Governmental Authority) shall not, on its own, constitute a Regulatory Event, (ii) no Regulatory Event with respect to a Governmental Authority of a state, city or municipality shall in and of itself constitute a Regulatory Event with respect to Receivables in any jurisdiction outside the state in which such Governmental Authority has jurisdiction and (iii) no Receivable shall be deemed to be effected by a Level One Regulatory Event under clause (i) of the definition thereof above during the thirty (30) calendar day period referenced in the definition thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Repayment Cure” shall have the meaning assigned to it in Section 6.17(d).

“Repayment Cure Period” shall have the meaning assigned to it in Section 6.17(d).

“Republic Bank Purchase and Sale Agreement” shall mean that certain LOC Participation Purchase Agreement, dated as of January 6, 2021, by and between Republic Bank and NetCredit Finance, LLC, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“Republic Bank Program Agreement” shall mean that certain Joint Marketing Agreement (Line of Credit Program), dated as of January 6, 2021, by and between Republic Bank and NCLS, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“Request for Advance” shall have the meaning assigned in Section 4.2(a).

“Requisite Class A Lenders” shall mean, at any time, one or more Class A Lenders holding Class A Advances in an outstanding principal amount greater than or equal to 50% of the aggregate outstanding principal amount of all Class A Advances; provided that if no Class A Advances are then outstanding, Requisite Class A Lenders shall mean one or more Class A Lenders holding in the aggregate more than 50% of the unused Revolving Commitments held by all Class A Lenders.

“Requisite Class B Lenders” shall mean, at any time, one or more Class B Lenders holding Class B Advances in an outstanding principal amount greater than or equal to 50% of the aggregate outstanding principal amount of all Class B Advances; provided that if no Class B Advances are then outstanding, Requisite Class B Lenders shall mean one or more Class A Lenders holding in the aggregate more than 50% of the unused Revolving Commitments held by all Class B Lenders.

“Requisite Lenders” shall mean, (A) unless and until no Class A Advances remain outstanding and the Revolving Commitments of all Class A Lenders has been terminated, the Requisite Class A Lenders and (B) otherwise, the Requisite Class B Lenders.

“Responsible Officer” shall mean, with respect to any Person, the president, chief operating officer, the chief financial officer, the secretary or the vice president of capital markets and treasury of such Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with collateral performance or financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of such Person, or any other officer having substantially the same authority and responsibility (or where such Person is trust, such officer having substantially the same authority and responsibility of the administrator of such trust or such other Person authorized to act on behalf of such trust in such matters), and in all cases such person shall be listed on an incumbency certificate delivered to Administrative Agent, in form and substance acceptable to Administrative Agent in its sole discretion.

“Revolving Advance” shall have the meaning assigned to such term in Section 2.1(a) hereof.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund Revolving Advances pursuant to the terms of this Agreement and “Revolving Commitments” means such commitments of all Lenders to fund Revolving Advances in the aggregate pursuant to the terms of this Agreement. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule C attached hereto, subject to any increase pursuant to Section 2.12, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $150,000,000.

“Revolving Exposure” shall mean, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s unfunded Revolving Commitment, and (b) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of all Advances made or held by that Lender.

“Revolving Period” shall mean the period from and including the Closing Date through and including the earliest of (a) the Termination Date, (b) the two-year anniversary of the Closing Date, (c) the occurrence and continuance of any Early Wind-Down Trigger Event, or (d) the occurrence and continuance of a Default or an Event of Default.

“Scheduled Payment” shall mean the scheduled payment of principal and fees by or on behalf of an Account Debtor on a Receivable.

“Scheduled Payment Date” shall mean, with respect to any Receivable, each date in a calendar month on which a Scheduled Payment is due from the related Account Debtor.

“Secured Parties” means the Administrative Agent and the Lenders.

“Securities Act” shall mean the Securities Act of 1933.

“Securitization Affiliate” shall mean a direct or indirect wholly-owned, special purpose bankruptcy remote Affiliate of Borrower formed for the purpose of directly or indirectly purchasing Receivables from Borrower pursuant to a Permitted Securitization.

“Securitization Lender” shall mean a third-party lender or indenture trustee to a Securitization Affiliate in connection with a Permitted Securitization. For the avoidance of doubt, a Securitization Lender does not include any Affiliate of Borrower.

“Security Documents” shall mean this Agreement, UCC financing statements, any Blocked Account Control Agreement, any ACH Sweep Account Control Agreement, any other agreements related to Accounts, and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Seller” means NetCredit Finance, LLC.

“Serviced Pool” shall mean, as of any date of determination, the pool of receivables consisting of each Serviced Receivable.

“Serviced Receivable” shall mean each Receivable and each similar line of credit receivable serviced by the Servicer or the applicable Originator, whether or not made or extended by an Originator.

“Servicer” shall mean, individually and collectively, NCLS in its capacity as master servicer and asset servicer of the Receivables under the Servicing Agreement, the Backup Servicer and any other Person becoming a servicer of the Receivables (i) in accordance with the terms of the Servicing Agreement or (ii) upon termination of NCLS as a servicer in accordance with the terms of this Agreement or the Servicing Agreement.

“Servicer Event of Default” shall mean a “Servicer Default” as such term is defined in the Servicing Agreement.

“Servicing Agreement” shall mean that certain Servicing Agreement, dated as of the Closing Date, by and between Borrower, Servicer and Administrative Agent as the same may be amended, modified, supplemented, restated, replaced or renewed in accordance with this Agreement.

“Servicing Fee” shall mean the fee payable monthly to Servicer as set forth in the Servicing Agreement as in effect on the Closing Date, but not to exceed, in the aggregate, two and three-fourths of one percent (2.75%) per annum of the average daily Receivables Balance of all Eligible Receivables at the time of determination, unless otherwise approved by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders).

“Servicing Policy” shall mean, the collections policy and the payment plan policy of the Servicer, as such policies may be amended, modified or supplemented from time to time in compliance with the Servicing Agreement.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” shall mean, with respect to each Interest Period, the day that occurs two (2) Business Days immediately prior to the first day of such Interest Period.

“Solvency Certificate” shall have the meaning assigned to it in Section 4.1(e) hereof.

“Sponsor Indemnity Agreement” means the Limited Indemnity Agreement by Enova for the benefit of the Administrative Agent, dated as of the Closing Date.

“Standstill Period” means, following the occurrence and during the continuance of an Event of Default, the period beginning on the day on which such Event of Default occurs and ending on the earliest of: (i) the date that is one hundred twenty (120) calendar days following the delivery by the Class B Lenders of written notice of such Event of Default to the Class A Lenders, (ii) the date on which the Class A Advances and other Obligations owing to the Class A Lenders are accelerated in accordance with Article VIII, (iii) the date on which the Borrower becomes subject to an event of the type described in Article VIII(i) or (j) of this Agreement and (iv) the Final Maturity Date.

“State Licensed Receivable” means a Receivable originated by Enova or its Subsidiaries in compliance with a state license or permit described in Schedule E attached hereto.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests are owned directly or indirectly by such Person.

“TAB Bank” means Transportation Alliance Bank Inc., dba TAB Bank, a Utah state-chartered bank.

“TAB Bank Participation Agreement” shall mean that certain LOC Account Participation Agreement, dated as of April 5, 2022, by and between TAB Bank and NetCredit Finance, LLC, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“TAB Bank Program Agreement” shall mean that certain LOC Account Program Agreement, dated as of April 5, 2022, by and between TAB Bank and NetCredit Finance, LLC, as amended, restated or otherwise modified from time to time in accordance with the Transaction Documents.

“TAB Bank Receivable” shall mean a Bank Program Receivable originated by TAB Bank and sold to NetCredit Finance, LLC pursuant to the TAB Bank Participation Agreement.

“Tangible Net Worth” shall mean, as of any date of determination with respect to any Person, (a) the consolidated shareholder’s equity (including retained earnings), minus (b) to the extent not already excluded, (i) the book value of all intangible assets, (ii) the cost of treasury shares and (iii) investments in and loans to any Subsidiary or Affiliate or to any equity holder, director or employee of such Person or any of its Subsidiaries, in the case of the foregoing clauses (a) and (b), all as determined in accordance with GAAP.

“Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.

“Term SOFR Floor” means a rate equal to 2.50% per annum.

“Term SOFR Rate” means, with respect to any Interest Period, the greater of (a) the Term SOFR Floor and (b) the forward-looking term rate based on SOFR as determined on the related SOFR Determination Date for a tenor of one (1) month, appearing on the Bloomberg ticker which displays the one (1) month term SOFR as determined by CME Group (or such other person that takes over the determination of such rate as recommended by the SOFR Administrator) (such ticker currently being Bloomberg ticker SR1M); provided that, if as of 5:00 p.m. (New York City time) on the Business Day immediately succeeding any SOFR Determination Date, the Term SOFR Rate has not been published by the SOFR Administrator, then, until an alternate benchmark rate has been determined, (x) the Term SOFR Rate shall be determined as of the first preceding Business Day for which such Term SOFR Rate was published by the SOFR Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such SOFR Determination Date or (y) if the Term SOFR Rate cannot be determined in accordance with clause (x) of this proviso, the Term SOFR Rate shall be the Term SOFR Rate as determined on the previous SOFR Determination Date. If adequate and reasonable means do not exist for ascertaining the Term SOFR Rate because the rate is not available or published on a current basis and such circumstances are unlikely to be temporary, as determined by the Administrative Agent, the Lenders and the Borrower in their reasonable discretion, then, reasonably promptly after such determination, the Administrative Agent and the Borrower may replace the Term SOFR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit or note purchase facilities. Notwithstanding anything to the contrary in this Agreement, if such alternate benchmark rate would on any date of determination be less than the Term SOFR Floor, the such alternative benchmark rate shall be deemed to be the Term SOFR Floor for the purposes of this Agreement.

“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.

“Tested Pool” shall mean (1) the Borrower-Allocated Pool and (2) the Serviced Pool.

“Total Liabilities” shall mean, for any Person, as at any date of determination, the aggregate amount of all Indebtedness of such Person, as determined on a consolidated basis in accordance with GAAP.

“Transaction Documents” shall mean, collectively and each individually, this Agreement, any Notes, the Security Documents, the Servicing Agreement, the Sponsor Indemnity Agreement, the Backup Servicing Agreement, the Class A Side Letter, the Class B Side Letter, the Purchase and Sale Agreement Guaranty, each Borrowing Base Certificate, the Pledge Agreement, each Purchase and Sale Agreement, the Intercreditor Agreement, the Accession Agreement and any account control agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Administrative Agent and/or Lenders in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.

“Transfer Agreement” shall mean that certain Transfer Agreement, dated as of the Closing Date, by and between each Originator of State Licensed Receivables, as sellers, and Borrower, as purchaser of Receivables, from time to time, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with this Agreement.

“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Underwriting Guidelines” shall mean NetCredit’s Underwriting Policy, as set forth on Exhibit E, as such exhibit may be updated, from time to time as agreed to by Administrative Agent.

“Unused Additional Interest” shall have the meaning assigned to it in Section 3.4.

"Unused Additional Interest Rate" shall have the meaning assigned to such term in the Class A Side Letter or the Class B Side Letter, as applicable.

“Unused Portion” shall mean, for any day during a Due Period, the amount by which the Maximum Loan Amount in effect as of such day exceeds the Loan Balance on such day.

“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.

“Vantage Score” shall mean, for each Account Debtor with respect to a Receivable, the credit score of such Account Debtor obtained from Vantage Score Solutions, LLC as of the Origination Date of such Receivable or, if such credit score is not available as of the applicable Origination Date, the latest available credit score of such Account Debtor obtained from Vantage Score Solutions, LLC.

“Voting Interests” shall mean securities, membership interests, partnership interests or any other equity interests of any class or classes of an entity, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors or managers (or Persons performing similar functions) and otherwise control the policies of such entity.

“Wells Fargo Account” shall mean that certain lockbox account at Wells Fargo Bank, held in the name of Holdings, with account number 41238117173, into which Servicer shall direct all check payments, if applicable, under the applicable Portfolio Documents.

II. LOAN, PAYMENTS, INTEREST AND COLLATERAL

2.1 The Loan

(a) Subject to the provisions of this Agreement, including satisfaction or waiver in writing by the Administrative Agent of all conditions set forth in Article IV hereof, each Lender severally agrees to make Class A Advances and Class B Advances (collectively, the “Revolving Advances”) up to such Lender’s respective Revolving Commitment to Borrower under the Loan from time to time during the Revolving Period (each such Revolving Advance made by (i) a Class A Lender, a “Class A Advance” and (ii) a Class B Lender, a “Class B Advance”) ratably in the amount of each such Lender’s Pro Rata Share of the total principal amount of Revolving Advances requested by the Borrower. Each Class A Advance shall be made in an amount not to exceed Class A Availability as of such date of determination and each Class B Advance shall be made in an amount not to exceed Class B Availability as of such date of determination, in each case, by deposit into an account designated in writing by the Borrower; provided, that under no circumstances shall the aggregate outstanding principal balance of all Revolving Advances made hereunder exceed the Maximum Loan Amount, and provided, further, no Lender shall be obligated to provide funding for any Advance that would increase the aggregate outstanding amount of all Advances funded by such Lender (including any Advances made by any predecessor in interest to such Lender) to an amount in excess of the stated principal amount of that Lender’s Revolving Commitment and no Lender shall be responsible for the failure of any other Lender to fund any Advance. Unless otherwise permitted by Administrative Agent, each Revolving Advance shall be in an amount of at least Two Hundred Thousand Dollars ($200,000), in increased increments of One Hundred Thousand Dollars ($100,000). Subject to the terms of Section 4.2, Revolving Advances may be made hereunder on any Business Day during the Revolving Period, but no more than two (2) Revolving Advances shall be made in any calendar week. Subject to the terms of Sections 2.5 and 2.6, Revolving Advances may be repaid and reborrowed at any time during the Revolving Period. The failure of any Lender to make any Revolving Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Revolving Commitment of each Lender is several and no Lender shall be responsible for any other Lender’s failure to make required Revolving Advances.

(b) Notes. Borrower agrees that upon written notice by Administrative Agent to Borrower that one promissory note or other evidence of indebtedness is requested by any Lender to evidence its respective portion of the Loan and other Obligations (in an amount not to exceed the Revolving Commitment of such Lender) owing or payable to, or to be made by, Lenders, Borrower shall promptly (and in any event within five (5) Business Days of any such request) execute and deliver to Agent a promissory note in favor of the applicable Lender (or any assignee of a Lender who becomes a Lender pursuant to Section 12.2), in the form attached hereto as Exhibit B-1 or Exhibit B-2, as applicable (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, a “Note”). Each Note payable to the order of a Lender shall be in a stated maximum principal amount equal to such Lender’s Revolving Commitment.

(c) Registry.

(i) Administrative Agent shall maintain, as a part of its Lender Registers, a record of (A) the amount of each Advance made hereunder, (B) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (C) the amount of any sum received by Administrative Agent hereunder for the account of Lenders and each Lender’s share thereof.

(ii) The entries made in the accounts maintained pursuant to paragraph (i) above of this Section 2.1(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement.

(d) Payment of the Loan. Borrower shall repay the Loan pursuant to and in accordance with the terms of this Agreement. The outstanding principal balance of the Loan and all other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the Final Maturity Date. All other amounts outstanding under the Loan and all other Obligations under this Agreement and all other Transaction Documents (including the Notes, if any) shall be due and payable in full, if not earlier in accordance with this Agreement, on the Final Maturity Date.

2.2 Interest on the Loans.

The outstanding principal balance of each Class A Advance shall bear interest at the Class A Interest Rate and the outstanding principal balance of each Class B Advance shall bear interest at the Class B Interest Rate. All such payments of interest shall be made on each Payment Date for the related Due Period. The monthly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed during the month in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the month in question. The daily rate shall be equal to 1/360th times the then applicable Interest Rate. The Administrative Agent will furnish a monthly statement of amounts due.

2.3 Collections; Repayment.

(a) Borrower shall, or shall direct Servicer to, direct or otherwise cause the Account Debtor of each Receivable, to pay all Collections (other than checks) to the Collection Receipt Accounts other than Collections that consist of ACH payments, which shall be directed to an ACH Sweep Account. In the event that Borrower or any Affiliate of Borrower receives any Collections (including checks) directly from or on behalf of an Account Debtor in a manner other than through a deposit into the Collection Receipt Accounts or an ACH Sweep Account, as applicable, Borrower or such Affiliate shall receive all such Collections for the benefit of Administrative Agent on behalf of the Lenders. Any checks received by Borrower or Servicer shall be deposited in the Wells Fargo Account within two (2) Business Days of receipt. To the extent not paid directly to the Collection Receipt Accounts or an ACH Sweep Account, as applicable, Borrower or, pursuant to the Servicing Agreement, Servicer, as applicable, shall deliver or cause to be delivered to the Collateral Account, within three (3) Business Days of receipt thereof, all such Collections (in the form so received) received by Servicer or Borrower or their respective Affiliates, as applicable, unless Administrative Agent shall have notified Servicer or Borrower, as applicable, to deliver directly to Administrative Agent all such Collections after the occurrence and during the continuance of an Event of Default, in which event all such Collections (in the form received) shall, if applicable, be endorsed by Servicer or Borrower, as applicable, to Administrative Agent and delivered to Administrative Agent promptly upon Borrower’s receipt thereof. Servicer shall deliver all Collections deposited in the Collection Receipt Accounts to the Collateral Account in accordance with the Servicing Agreement and the Intercreditor Agreement. All Collections received, net of returns, in an ACH Sweep Account shall be swept to the Collateral Account on each Business Day pursuant to the applicable ACH Sweep Account Control Agreement. Borrower shall not, and shall not permit Servicer or any other Person to, deposit any

Collections into any ACH Sweep Account prior to the time that such account is subject to an ACH Sweep Account Control Agreement.

(b) At any time after the occurrence of an Event of Default (but not before), in accordance with Applicable Laws, Administrative Agent shall have the right to notify any Account Debtor or Servicer (i) that all Receivables of Borrower have been assigned to Administrative Agent, (ii) that all Collections shall be endorsed by Servicer or Borrower, as applicable, to Administrative Agent and paid directly to Administrative Agent promptly upon receipt thereof, and (iii) that all Account Debtors shall be directed to mail or otherwise deliver payments directly to an address determined by Administrative Agent or to otherwise deposit such sums in the Collateral Account or any other account established by Administrative Agent from time to time. For the avoidance of doubt and notwithstanding anything to contrary in this Agreement, all amounts received by the Administrative Agent after the occurrence of an Event of Default shall be distributed pursuant to Section 2.4(a), without regard to any caps.

2.4 Promise to Pay; Manner of Payment.

(a) On each Payment Date so long as no Event of Default is then continuing, payments shall be made by Administrative Agent, solely based on the information provided by the Servicer or Borrower in the Monthly Collateral and Servicing Report, from the Collateral Account in the following order of priority and to the extent of all Available Amounts on deposit in the Collateral Account:

(i) to the Servicer, the Servicing Fee, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full;

(ii) to the Backup Servicer, the Backup Servicing Fee and any applicable expenses and indemnities payable to the Backup Servicer under the Backup Servicing Agreement, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full; provided, that any such expenses and indemnities shall not exceed $100,000 per annum;

(iii) to the payment of any fees required to be paid with respect to the Collateral Account, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full;

(iv) to Administrative Agent, an amount equal to the outstanding balance of any Protective Advances, together with all interest owed with respect to all Protective Advances;

(v) to Administrative Agent, any expenses and indemnities payable to the Administrative Agent, to the extent accrued and unpaid through the last day of the Due Period until such accrued fees are paid in full provided, that any such indemnities shall not exceed $250,000 per annum;

(vi) to the Class A Lenders, any accrued and unpaid interest, Unused Additional Interest, costs, fees, expenses and indemnities relating to the Obligations and owing to the Class A Lenders, including any accrued and unpaid wire transfer fees or other banking fees;

(vii) to the Class A Lenders, any Class A Required Principal Payment;

(viii) during the Amortization Period, to the Class A Lenders, an amount equal to all Obligations owing to the Class A Lenders;

(ix) to the Class B Lenders, any accrued and unpaid interest, Unused Additional Interest, costs, fees, expenses and indemnities relating to the Obligations and owing to the Class B Lenders, including any accrued and unpaid wire transfer fees or other banking fees provided, that any such indemnities shall not exceed $250,000 per annum;

(x) to the Class B Lenders, any Class B Required Principal Payment;

(xi) during the Amortization Period, to the Class B Lenders, an amount equal to all Obligations owing to the Class B Lenders;

(xii) to the Backup Servicer, any expenses and indemnities payable to the Backup Servicer under the Backup Servicing Agreement to the extent not paid in clause (ii) above;

(xiii) to the Administrative Agent, any indemnities payable to the Administrative Agent to the extent not paid in clause (v) above;

(xiv) to the Class B Lenders, any indemnities payable to the to the Class B Lenders to the extent not paid in clause (ix) above;

(xv) to Borrower, or as Borrower may otherwise direct, any remaining Available Amounts.

Administrative Agent shall distribute any such payment received by it for the account of any Lender to the appropriate Lender in accordance with the terms hereof, including Section 2.4(a).

(b) Notwithstanding anything to the contrary contained in this Section 2.4, following the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the immediate right to direct and to apply all funds in the Collateral Account, the Collection Receipt Accounts (subject to the Intercreditor Agreement), each ACH Sweep Account and any other Scheduled Payments, fees, principal, prepayments and other amounts received of every description payable to Borrower with respect to the Collateral, to the Obligations in such order and in such manner as Administrative Agent shall elect in its sole discretion after application of funds pursuant to Section 2.4(a) without regard to any caps.

(c) Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Transaction Document, including the amounts required to be paid pursuant to Section 2.4(a) on each Payment Date, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, demand, presentment, protest, and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Transaction Document, all to the extent permitted by law.

2.5 Voluntary Prepayments

(a) Borrower may prepay the Obligations at any time prior to the Final Maturity Date, solely by application of Available Amounts in accordance with Section 2.4, as otherwise permitted by this Section 2.5, and to the extent required by Section 2.6. In addition, the Borrower may prepay the Obligations in whole, but not in part, and terminate this Agreement on any Business Day prior to the Final Maturity Date, subject to payment of the Prepayment Additional Interest on the applicable Prepayment Date. The applicable Obligations to be prepaid on any Prepayment Date shall include (i) all outstanding Advances made prior to such Prepayment Date, plus (ii) accrued and unpaid interest on all such outstanding Advances made prior to such Prepayment Date, plus, (iii) any unpaid fees or expenses required to be paid by Borrower under this Agreement and all other unpaid Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending). Borrower shall give the Administrative Agent written notice of the proposed prepayment not less than fifteen (15) calendar days in advance of the proposed Prepayment Date. If the Obligations are prepaid by the Borrower or its Affiliates such that a Prepayment Date occurs prior to termination of the Prepayment Additional Interest Period, Borrower shall be liable for and shall pay concurrently with such prepayment, in immediately available funds, the Prepayment Additional Interest applicable to such prepayment. Notwithstanding the above, Borrower shall be permitted to prepay the Obligations at any time (including during the Prepayment Additional Interest Period) without any obligation to pay Prepayment Additional Interest if (A) such prepayment is made following the acceleration of the Obligations hereunder with respect to an Event of Default that Administrative Agent and the Lenders, following receipt of notice of such Event of Default from Borrower, has elected not to waive, (B) such prepayment is a mandatory prepayment pursuant to Section 2.6 hereof, (C) such prepayment is made in connection with a repurchase of Receivables required to be made by Seller or an Originator pursuant to the terms of the applicable Purchase and Sale Agreement, (D) Borrower is charged any increased costs or other amounts pursuant to Section 3.3 hereof, (E) such prepayment is in connection with a Permitted Securitization that does not result in a termination of this Agreement and (F) such prepayment occurs on or after any date on which any Lender has failed to fund any requested Revolving Advance for which all conditions for funding set forth in this Agreement have been satisfied and such failure to fund continues for two (2) Business Days; provided that in such case Borrower shall be relieved only of the obligation to pay the Prepayment Additional Interest that would otherwise be payable to such non-funding Lender. In addition, for the avoidance of doubt, no Prepayment Additional Interest shall be in due connection with any payments made from Available Amounts pursuant to Section 2.4.

(b) Borrower may prepay the Loan in connection with a Permitted Securitization, provided that, immediately upon Borrower’s or Seller’s or its Securitization

Affiliate’s receipt of any proceeds from any Permitted Securitization, all such proceeds shall be delivered to Administrative Agent in their original form for application to the Obligations and, pending delivery to Administrative Agent, Borrower, Seller or Securitization Affiliate, as applicable, will hold such proceeds as agent for the Administrative Agent and in trust for Administrative Agent. Provided no Early Wind-Down Trigger Event, Default or Event of Default has occurred which is continuing, Administrative Agent shall, upon receipt of such proceeds, deliver to Borrower such releases of Liens prepared by Borrower necessary to permit the transactions contemplated by the Permitted Securitization.

(c) Borrower may prepay the Loan in whole but not in part during the Repayment Cure Period to give effect to a Repayment Cure; provided that in connection with such prepayment Borrower shall pay to Administrative Agent, for the benefit of Lenders, the Prepayment Additional Interest applicable to such prepayment.

2.6 Mandatory Prepayments

In no event shall the Loan Balance exceed the lesser of (i) the Borrowing Base and (ii) the Maximum Loan Amount. If at any time and for any reason, the Loan Balance exceeds the Maximum Loan Amount, Borrower shall promptly, and in any event within five (5) Business Days, without the necessity of any notice or demand, whether or not an Early Wind-Down Trigger Event, Default or Event of Default has occurred or is continuing, prepay the principal balance of the Loan in an amount equal to the difference between the Loan Balance and the Maximum Loan Amount. If, on any date of measurement, and for any reason, (a) the outstanding unpaid principal balance of the Class A Advances exceeds the Class A Borrowing Base or (b) outstanding unpaid principal balance of the Class B Advances exceeds the Class B Borrowing Base (including, in each case, due to any Eligible Receivable thereafter failing to meet the eligibility criteria and becoming ineligible), then Borrower shall, no later than five (5) Business Days following such date and without the necessity of any notice or demand, whether or not an Early Wind-Down Trigger Event, Default or Event of Default has occurred or is continuing, either (x) prepay the principal balance of the Class A Advances and/or Class B Advances, as applicable, in an amount equal to such excess, (y) if during the Revolving Period, and provided that no Default (other than arising with respect to the unpaid principal balance of the Class A Advances exceeding the Class A Borrowing Base or unpaid principal balance of the Class B Advances exceeding the Class B Borrowing Base) or Event of Default has occurred and is continuing, increase the aggregate principal amount of Eligible Receivables pledged to Administrative Agent for the benefit of the Secured Parties in accordance with this Agreement, or (z) effect some combination of clauses (x) and (y), so that the Class A Borrowing Base is equal to or exceeds the outstanding unpaid principal balance of the Class A Advances and/or the Class B Borrowing Base is equal to or exceeds the outstanding unpaid principal balance of the Class B Advances, as applicable. The pledge and delivery to Administrative Agent of additional Eligible Receivables shall comply with the document delivery requirements set forth in this Agreement, including Section 4.2, as applicable, and shall be accompanied by a certification from Borrower that demonstrates that after giving effect to the pledge to Administrative Agent of such additional Eligible Receivables, the Loan Balance is equal to or less than the Borrowing Base.

2.7 Protective Advances

Notwithstanding any provision of any Transaction Document, Administrative Agent (absent exigent circumstances and so long as no Default or Event of Default have occurred and are continuing, with the consent of the Requisite Class B Lenders) shall have the right, but not any obligation, at any time that Borrower fails to do so and from time to time, without prior notice, to: (i) discharge (at Borrower’s expense) Taxes or Liens affecting any of the Collateral that have not been paid in violation of any Transaction Document or that jeopardize the Administrative Agent’s Lien priority in the Collateral, including any underlying collateral securing any Receivable; or (ii) during the continuance of an Event of Default, make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral, including any underlying collateral securing any Receivable (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”). Administrative Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the Default Rate from the date the Protective Advance is paid by Administrative Agent until it is repaid. No Protective Advance by Administrative Agent shall be construed as a waiver by Administrative Agent, or any Lender of any Default, Event of Default or any of the rights or remedies of Administrative Agent or any Lender.

2.8 Grant of Security Interest; Collateral

(a) To secure the payment and performance of the Obligations, subject to Permitted Liens, Borrower hereby grants to Administrative Agent, for the benefit of the Secured Parties, a valid and continuing first priority Lien upon all of Borrower’s right, title, and interest, but not any obligations in, whether now owned or existing or hereafter from time to time acquired or coming into existence, in, to, and under all of Borrower’s assets (collectively, the “Collateral”), including: (i) all Receivables and all amounts due or to become due under the Receivables, (ii) all Portfolio Documents and all rights, remedies, powers, privileges, and claims, but not obligations, under the Portfolio Documents, (iii) subject to the Intercreditor Agreement, all funds and other property credited to the Collection Receipt Accounts, (iv) each of the Collateral Account and the ACH Sweep Accounts and all funds and other property credited to such accounts, (v) each Purchase and Sale Agreement, the Purchase and Sale Agreement Guaranty, the Transfer Agreement, Servicing Agreement and the Backup Servicing Agreement and all rights, remedies, powers, privileges, and claims under those contracts, (vi) all Accounts, General Intangibles, Chattel Paper, Instruments, Documents, Goods, money and any rights to the payment of money or other forms of consideration of any kind, accounts, Investment Property, letters of credit, Letter-of-Credit Rights, Contract Rights, Contracts (as defined in Article 1 of the UCC), Supporting Obligations, Equipment, Inventory, Fixtures, computer hardware, Software, securities, Permits, intellectual property, and oil, gas and other minerals, (vii) all other personal property and other types of property of Borrower, and (viii) all Proceeds of all of the foregoing and all other types of property of Borrower.

(b) Borrower has full right and power to grant to Administrative Agent, for the benefit of the Secured Parties, a first priority Lien on the Collateral pursuant to this Agreement, subject to Permitted Liens. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and other documents and the taking of all other necessary action, Administrative Agent will have a valid and first priority perfected Lien on the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person other than Permitted Liens. As of the Closing Date, no financing statement naming Borrower as debtor and describing any of the Collateral is on file in any public office except those naming Administrative Agent as secured party and those related to the Permitted Liens. As of the Closing

Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.8.

(c) Borrower hereby authorizes Administrative Agent to prepare and file financing statements provided for by the UCC and to take such other action as may be required in order to perfect and to continue the perfection of Administrative Agent’s Lien on the Collateral unless prohibited by law and subject to Permitted Liens.

2.9 Collateral Administration

(a) All tangible Collateral (except tangible Collateral in the possession of Backup Servicer) will at all times be kept by Borrower or Servicer at the locations set forth in

Section 5.15 of Schedule A attached hereto, and shall not, without thirty (30) calendar days prior written notice to Administrative Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. All Receivables constituting Collateral, shall, regardless of their location, be deemed to be under Administrative Agent’s dominion and control and deemed to be in Administrative Agent’s possession. In addition to any provision of any Transaction Document, Administrative Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors and/or Servicer that all Receivables of Borrower including, if to Account Debtors, their Receivables have been assigned to Administrative Agent and that all collections from such Receivables shall be paid directly to Administrative Agent, for the benefit of the Lenders, and (ii) to charge Borrower for any collection costs and expenses, including reasonable attorney’s fees, incurred by Administrative Agent.

(b) As and when determined by Administrative Agent in its sole discretion, Administrative Agent may perform the searches described in clauses (i) and (ii) below against Borrower, Seller and Originators: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where any such Person is organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where any such Person maintains their executive offices, a place of business or any assets.

(c) Borrower shall, or shall require Servicer to, keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit to Administrative Agent such records on such periodic basis as Administrative Agent or any Lender may request in its reasonable discretion.

(d) Borrower shall, or shall require Servicer to, upon the receipt of written notice from Administrative Agent following the occurrence and continuation of an Event of Default, cooperate with Administrative Agent, if Administrative Agent elects to attach or associate in electronic format a legend, stamp, notation or other identification to all or any portion of the Portfolio Documents to evidence the pledge thereof to Administrative Agent, such legend, stamp, notation or other identification shall be in form and substance acceptable to Administrative Agent in its sole discretion.

(e) In respect of the portion of the Collateral consisting of any Receivable which is evidenced by an electronic record that is a “transferable record” as defined in Section 16 of the Uniform Electronic Transactions Act (as in effect in any relevant jurisdiction), Borrower shall, or shall require each Servicer to, deliver to Administrative Agent the control of such transferable electronic record in accordance with Applicable Law, including the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction (to ensure, among other things, that Administrative Agent has a first priority perfected Lien in such Collateral), which shall be delivered, at Borrower’s expense, to Administrative Agent at its address as set forth herein or as otherwise specified by Administrative Agent and, except as otherwise expressly provided herein to the contrary, held in Administrative Agent’s possession, custody, and control until all of the Obligations have been fully satisfied or Administrative Agent expressly agrees to release such documents. Alternatively, Administrative Agent, may elect for the Servicer or any other agent to accept delivery of and maintain possession, custody, and control of all such documents and any instruments on behalf of Administrative Agent during such period of time. Borrower shall identify

(or shall cause Servicer to identify) on the related electronic record the pledge of such Receivable by Borrower to Administrative Agent.

(f) Borrower hereby agrees to, and shall require Enova, Seller, Originator, and/or Servicer, to take all applicable protective actions to prevent destruction of records pertaining to the Collateral in accordance with each Servicing Agreement. Subject to the limitations set forth in Section 6.7 of this Agreement and the Backup Servicing Agreement, as applicable, Administrative Agent at all times shall have the right to access and review any and all Portfolio Documents in Borrower’s, Backup Servicer’s, Originator’s and/or Servicer’s possession and any and all data and other information relating to Portfolio Documents as may from time to time be input to or stored within Borrower’s, Backup Servicer’s, Originator’s or Servicer’s computers and/or computer records including, without limitation, diskettes, tapes and other computer software and computer systems.

2.10 Power of Attorney

Borrower hereby agrees and acknowledges that Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Administrative Agent to act as such) with full power of substitution to do the following: (i) indorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to Borrower and constitute collections on the Receivables; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof, assignments, instruments or documents that it is obligated to execute and/or file under any of the Transaction Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Administrative Agent’s request or the time when Borrower is otherwise obligated to do so); (iii) execute and/or file in the name of Borrower assignments, instruments, documents, schedules and statements that it is obligated to give Administrative Agent under any of the Transaction Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Administrative Agent’s request or the time when Borrower is otherwise obligated to do so) and (iv) do such other and further acts and deeds in the name of Borrower that Administrative Agent may deem necessary to make, create, maintain, continue, enforce or perfect Lenders’ Lien on or rights in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct Collections to the Collection Receipt Accounts, Administrative Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Administrative Agent’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay Collections to the Collection Receipt Accounts or another account designated in writing by Administrative Agent.

2.11 Collateral Account

(a) Collateral Account. Deposits made into the Collateral Account shall be limited to amounts deposited therein by Borrower, Servicer or any Account Debtor in accordance with this Agreement.

(b) Withdrawals from the Collateral Account. Administrative Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collateral Account,

in all events in accordance with the terms and provisions of this Agreement. Notwithstanding anything in the foregoing to the contrary, Administrative Agent shall comply with any request of Borrower or Servicer to withdraw or order transfers of funds from the Collateral Account, to the extent such funds either (i) have been mistakenly deposited into the Collateral Account or (ii) relate to items subsequently returned for insufficient funds or as a result of stop payments, provided, however, that if a Default or Event of Default has occurred or in continuing, such withdrawal or transfer shall require the prior written consent of Administrative Agent in its reasonable discretion (which shall not be unreasonably withheld). In the case of any withdrawal or transfer pursuant to the foregoing sentence, Borrower shall, or shall direct Servicer to, provide Administrative Agent with notice of such request of withdrawal or transfer, together with reasonable supporting details, five (5) Business Days prior to the date on which such requested withdrawal or transfer will occur. Borrower shall require Servicer to deposit all proceeds of the Collateral processed by Servicer to the Collateral Account in accordance with Section 2.3 hereof. On each Payment Date, amounts in the Collateral Account shall be applied by the Administrative Agent to make the payments and disbursements described in Section 2.4 and this Section 2.11. Administrative Agent shall, subject to customary and standard customer diligence and Administrative Agent’s treasury management process and procedures, provide Borrower and Servicer with on-line access to view account related activity such as deposits to and withdrawals from the Collateral Account. Following the occurrence of and continuance of an Event of Default, Paying Agent shall not comply with any instructions with respect to the Collateral Account from any Person.

(c) Irrevocable Deposit. Any deposit made into the Collateral Account hereunder shall, except as otherwise provided herein, be irrevocable, and the amount of such deposit and any money, instruments, investment property or other property on deposit in, carried in or credited to the Collateral Account hereunder and all interest thereon shall be held in trust by Administrative Agent and applied solely as provided herein.

(d) Recycling. Notwithstanding anything to the contrary in this Section 2.11, during the Revolving Period, Administrative Agent shall comply with any written instruction provided by Borrower or Servicer at least two (2) Business Days prior to such withdrawal request date to withdraw or order transfers of funds from the Collateral Account for the purchase by the Borrower of additional Eligible Receivables from Seller under a Purchase and Sale Agreement, provided that (i) any such transfer shall not exceed the amount of Excess Collections on deposit in the Collateral Account at such time, (ii) the conditions to Revolving Advances set forth in Section 4.2 with respect to Section 4.2(a)(ii), (iii), (iv) and (v) shall be satisfied as of such date as if such transfer was a Revolving Advance, and (iii) the Borrower shall have provided to the Administrative Agent and the Administrative Agent request for transfer in the form of Exhibit D-2 hereto (a “Request for Transfer”), and a Borrowing Base Certificate for such transfer at least two Business Days prior to such transfer, which shall constitute a representation and warranty by Borrower as of the date of such transfer that the conditions contained in this Section 2.11(d), have been satisfied. No more than two Requests for Transfer will be permitted per month.

2.12 Increase in the Revolving Commitment

(a) During the Revolving Period and subject to compliance with the terms of this Section 2.12, the Borrower may request a Commitment Increase by delivering a Commitment

Increase Request to the Administrative Agent (the date of such request, the “Increase Request Date”).

(b) The Commitment Increase will not be effective unless:

(i) the Administrative Agent consents to the Commitment Increase in its sole discretion;

(ii) each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects as of the Increase Request Date and the Increase Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(iii) no Early Wind-Down Trigger Event, Regulatory Event, Default or Event of Default has occurred and is continuing on the Increase Request Date, at the time of the making of the Commitment Increase, or will result upon the effectiveness of the Commitment Increase;

(iv) receipt of all fees to be received by the Administrative Agent and each Lender on or prior to the Increase Effective Date shall have been received;

(v) any Commitment Increase shall be in a minimum amount of at least $50,000,000;

(vi) following the Increase Effective Date, the Revolving Commitment shall not exceed, in the aggregate together with the original Revolving Commitment and all other Commitment Increases, $350,000,000; and

(vii) all documents reasonably required by the Administrative Agent to evidence any such increase shall be executed and delivered to the Administrative Agent on or before the Increase Effective Date, including, without limitation, an amendment or amendment and restatement of this Agreement to reflect such increase and one or more new or replacement Notes. The Borrower shall execute and deliver such documents and amendments reasonably prepared by the Administrative Agent in furtherance of the foregoing.

(c) No Lender shall be obligated to participate in any Commitment Increase by increasing the amount of its own Revolving Commitment, which decision shall be made in the sole discretion of each Lender whose Revolving Commitment is being increased. Additionally, for the avoidance of doubt, the consent of the Initial Class B Lenders shall be required for any Commitment Increase in the Class B Revolving Commitments, regardless of whether such Initial Class B Lenders are participating in such Commitment Increase.

(d) The Administrative Agent and each Lender, shall deliver its consent or rejection to the Commitment Increase Request within ten (10) Business Days of its receipt of the Commitment Increase Request. To the extent one or more Lenders has agreed to increase its Revolving

Commitment (each, an “Increasing Lender”), subject to the satisfaction of the conditions set forth in clause (b) above, the increased Revolving Commitments agreed to by the Increasing Lenders will become effective on the date set forth in the related Commitment Increase Request (which shall be a date not less than ten (10) Business Days following the Increase Request Date) (the “Proposed Increase Effective Date”), or such other date as determined by the Administrative Agent and the Increasing Lenders in their sole discretion, provided that Administrative Agent shall have provided written notice thereof to Borrower and each Increasing Lender prior to the Proposed Increase Effective Date (the “Increase Effective Date”).

(e) Subject to Section 2.12(c), on the Increase Effective Date, each Increasing Lender’s portion of the Revolving Commitment will be adjusted in accordance with a revised Schedule C to be provided by the Administrative Agent to each Lender on or prior to the Increase Effective Date.

III. FEES AND OTHER CHARGES

3.1 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a 360-day year and shall be payable for the actual number of days elapsed. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Administrative Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Administrative Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the such maximum rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Administrative Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Transaction Document is inconsistent herewith.

3.2 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the applicable Interest Rate then in effect at such time with respect to the Obligations shall be increased by the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3 Increased Costs; Capital Adequacy

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, capital adequacy, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition, cost, charge, fee, assessment expense (other than Taxes) or deduction affecting this Agreement or Advances made by such Lender or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its notes, note principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of funding or maintaining any Advance or of maintaining its obligation to fund any such Advance or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan below that which such Lender such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and a description of the cause and a calculation of the increased cost of funding to the Lender, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 360 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.4 Unused Additional Interest

Pursuant to Section 2.4 hereof, Borrower shall pay to each Lender based on its Pro Rata Share, on each Payment Date during the Revolving Period and on the Payment Date immediately following the Due Period in which the Revolving Period ends, unused additional interest for the related Due Period (the “Unused Additional Interest”) equal to the product of (a) the Unused Additional Interest Rate, (b) the average of the Unused Portion for each day during such Due Period and (c) the actual number of days elapsed during the related Due Period divided by 360. Any day occurring (x) during the first 91 days following the Closing Date and (y) during the Amortization Period shall be excluded from any Due Period for purposes of calculating Unused Additional Interest for such Due Period.

IV. CONDITIONS PRECEDENT

4.1 Conditions to Closing

The obligations of Administrative Agent and Lenders to consummate the transactions contemplated herein are subject to the satisfaction (or waiver), in the sole judgment of Administrative Agent, of the following:

(a) Borrower shall have delivered to Administrative Agent this Agreement and each Transaction Document (except for the ACH Sweep Account Control Agreement), each duly executed by a Responsible Officer of Borrower, Seller, Servicer, the Originators, Enova and the other parties thereto;

(b) all in form and substance satisfactory to Administrative Agent and the Lenders, Administrative Agent shall have received (i) a report of UCC financing statement, bankruptcy, tax and judgment lien searches performed with respect to Borrower, Seller, and each Originator that is an Affiliate of the Borrower, in each jurisdiction determined by Administrative Agent and any Lender, and such report shall show no Liens on the Collateral (other than Permitted Liens and liens to be released on or prior to the transfer of such Collateral to the Borrower), (ii) each document (including any UCC financing statement) required by any Transaction Document or under law or requested by Administrative Agent to be filed, registered or recorded to create, in favor of Administrative Agent, for the benefit of the Lenders, a first priority and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c) Administrative Agent shall have received (i) the Charter and Good Standing Documents of Borrower, Seller, Servicer, Intermediate LLC and each Originator that is an Affiliate of the Borrower, and Enova, all in form and substance acceptable to Administrative Agent and the Lenders in their reasonable discretion, (ii) a certificate of the secretary or assistant secretary of each of Borrower, Seller, Servicer, each Originator that is an Affiliate of the Borrower and Enova in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Transaction Documents on behalf of such Person in form and substance acceptable to Administrative Agent and Lenders, and (iii) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;

(d) Administrative Agent shall have received the written legal opinions of Borrower’s outside legal counsel with respect to corporate authority and related matters,

enforceability, debt-for-tax, Investment Company Act, true sale and non-consolidation, all in form and substance satisfactory to Administrative Agent and its counsel;

(e) Administrative Agent shall have received a certificate of the Responsible Officer of the Borrower, Seller and each Originator that is an Affiliate of the Borrower, in his or her capacity as such and not in his or her individual capacity, in form and substance satisfactory to Administrative Agent and Lenders (each, a “Solvency Certificate”), certifying (i) the solvency of such Person, after giving effect to the transactions and the Indebtedness contemplated by the Transaction Documents, and (ii) as to such Person’s financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date, and after giving effect to such transaction and Indebtedness: (A) the assets of such Person, individually and on a consolidated basis, at a Fair Valuation, exceed the Total Liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

(f) Administrative Agent shall have completed examinations of the Borrower and its Affiliates and of the Collateral, the results of which shall be satisfactory in form and substance to Administrative Agent;

(g) Administrative Agent shall have received (or is satisfied that it will receive simultaneously with the funding of the initial Revolving Advances) all fees, charges and expenses due and payable to Administrative Agent and Lenders on or prior to the Closing Date pursuant to the Transaction Documents;

(h) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Transaction Documents shall be satisfactory to Administrative Agent and the Lenders;

(i) (i) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Borrower, if any, under any material contract, and Borrower shall be in compliance with all Applicable Laws, (ii) no Event of Default shall exist and be continuing under this Agreement or any other Transaction Document and (iii) there shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect;

(j) Administrative Agent shall have received a fully executed Accession Agreement with respect to the Intercreditor Agreement, in form and substance reasonably satisfactory to Administrative Agent;

(k) Administrative Agent shall have received evidence of release and termination of, or a satisfactory payoff letter authorizing Administrative Agent to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(l) the Liens in favor of the Administrative Agent, for the benefit of the Lenders, shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Liens in favor of the Administrative Agent, for the benefit of the Lenders, in all cases subject to Permitted Liens; and

(m) Administrative Agent and Lenders shall have received such other documents and items as Administrative Agent or any Lender deems necessary, in its reasonable discretion.

4.2 Conditions to Advances

(a) The obligations of Lenders to make any Revolving Advances during the Revolving Period, including, but not limited to, the Initial Advances, are subject to the satisfaction (or waiver), in the sole judgment of Administrative Agent, of the following:

(i) Borrower shall have delivered to Administrative Agent, not later than 12:59 p.m. (New York City time) on the date that is two (2) Business Days prior to the proposed date for such requested funding of Revolving Advances, an irrevocable request for advance in the form of Exhibit D-1 hereto (a “Request for Advance”), and a Borrowing Base Certificate for such funding Revolving Advances with necessary supporting documentation executed by a Responsible Officer of Borrower, which shall constitute a representation and warranty by Borrower as of the date of such funding of Revolving Advances that the conditions contained in this Section 4.2, have been satisfied;

(ii) each of the representations and warranties made by Borrower in or pursuant to the Transaction Documents shall be accurate in all material respects before and after giving effect to the making of such Revolving Advance (except for those representations and warranties made as of a specific date), Borrower shall be in compliance with all covenants, agreements and obligations under the Transaction Documents, and no Early Wind-Down Trigger Event, Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Revolving Advances on such date;

(iii) immediately after giving effect to the requested Revolving Advances, the Loan Balance shall not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base;

(iv) immediately after giving effect to the requested Revolving Advances, the aggregate outstanding principal amount of the Class A Advances shall not exceed the Class A Borrowing Base and the aggregate outstanding principal amount of the Class B Advances shall not exceed the Class B Borrowing Base;

(v) Administrative Agent shall have received all fees, charges and expenses to the extent due and payable to Administrative Agent and Lenders on or prior to such date pursuant to the Transaction Documents;

(vi) there shall not have occurred any Material Adverse Change;

(vii) no Regulatory Event shall have occurred with respect to any Receivable proposed to be pledged as Collateral and included in the Borrowing Base in connection with such Revolving Advance; and

(viii) all other documents requested by Administrative Agent (including the ACH Sweep Account Control Agreement with respect to the account maintained by Borrower at Axos Bank bearing the account number 890000215131) and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Administrative Agent.

(b) Promptly following receipt of a Request for Revolving Advances in accordance with Section 4.2(a) and all other deliverables described therein, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Advance requested to be made as a part of the requested funding. Each Lender shall make each Revolving Advance agreed to be made by it, hereunder on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m. (New York City time) to the account of Administrative Agent most recently designated by it for such purpose by notice to Lenders. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Advance that such Lender will not make available to Administrative Agent such Lender’s requested Revolving Advance, Administrative Agent may assume that such Lender has made such amount available on such date in accordance with the previous sentence and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In lieu of the foregoing, Administrative Agent may, or, with the prior consent of the Administrative Agent and each other Lender, any Lender (an “Funding Advance Lender”) may, on behalf of any Lender, make any Advance to which such Lender has agreed hereunder upon satisfaction of the provisions of Section 4.2(a). Each Lender shall, upon demand, reimburse Administrative Agent or the Funding Advance Lender, as applicable, for such Lender’s Pro Rata Share of each such funding of Revolving Advances. In such event, if a Lender has not in fact made its Revolving Advance available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent or the Funding Advance Lender, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent or such Funding Advance Lender, as applicable, at (i) in the case of such Lender, (x) with respect to an amount due Administrative Agent, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (y) with respect to an amount due an Funding Advance Lender, if such unreimbursed Revolving Advance is a Class A Advance, the interest rate applicable to the Class A Advances generally and if such unreimbursed Revolving Advance is a Class B Advance, the interest rate applicable to the Class B Advances generally or (ii) in the case of Borrower, if such unreimbursed Revolving Advance is a Class A Advance, the interest rate applicable to the Class A Advances generally and if such unreimbursed Revolving Advance is a Class B Advance, the interest rate applicable to the Class B Advances generally. If such Lender pays such amount to Administrative Agent or the Funding Advance Lender, as applicable, then such amount shall constitute such Lender’s Revolving Advance. No Lender shall be obligated to make a Revolving Advance on behalf of another Lender.

V. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date and as of the date of each Advance as follows:

5.1 Organization and Authority

Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization. Borrower (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Transaction Documents, and (b) is duly qualified to do business in the jurisdictions set forth in Section 5.1 of Schedule A attached hereto, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect. Borrower has all requisite power and authority (i) to execute, deliver and perform the Transaction Documents to which it is a party, (ii) to acquire the Receivables and other Collateral under a Purchase and Sale Agreement, (iii) to consummate the transactions contemplated under the Transaction Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower has no other operations or business other than owning the Receivables. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act nor controlled by such an “investment company.” No transaction contemplated in this Agreement or the other Transaction Documents requires compliance with any bulk sales act or similar law.

5.2 Transaction Documents

The execution, delivery and performance by Borrower of the Transaction Documents to which it is a party, and the consummation by Borrower of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered to Administrative Agent by Borrower; (b) do not violate any material provisions of (i) any Applicable Law or order of any Governmental Authority binding on Borrower or any of its properties, or (ii) the operating agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or, to the knowledge of Borrower, an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower is bound; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien (other than any Permitted Liens) upon any of the properties or assets of Borrower, and (e) except for filings in connection with the perfection of Administrative Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person that has not been obtained except where the failure to so obtain could not reasonably be expected to result in a Material Adverse Effect. When executed and delivered, each of the Transaction Documents will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity

(whether in a proceeding at law or in equity). The Purchase and Sale Agreements are the only agreements pursuant to which Borrower purchases the Receivables and the related Collateral, unless otherwise mutually agreed to in writing by Borrower and Administrative Agent. Borrower has furnished to the Administrative Agent and the Initial Class B Lender true, correct and complete copies of the Purchase and Sale Agreements, the Republic Bank Purchase and Sale Agreement, the Republic Bank Program Agreement, the TAB Bank Participation Agreement, the TAB Bank Program Agreement, the CC Bank Participation Agreement and the CC Bank Program Agreement. There is no provision in any Purchase and Sale Agreement or any Bank Program Purchase and Sale Agreement (pursuant to which Receivables owned by Borrower have been acquired) that would restrict the ability of Borrower to collaterally assign its rights thereunder to Administrative Agent, for the benefit of the Lenders. Each purchase by NetCredit Finance, LLC under a Bank Program Purchase and Sale Agreement constitutes a sale enforceable against creditors of the applicable Bank Partner.

5.3 Subsidiaries, Capitalization and Ownership Interests

Borrower has no Subsidiaries as of the Closing Date, and 100% of the outstanding equity interest in Borrower is directly owned (both beneficially and of record) by Intermediate LLC. The outstanding ownership or Voting Interests of Borrower have been duly authorized and validly issued. Section 5.3 of Schedule A attached hereto, includes, as of the Closing Date, all administrators, managers or managing members or directors of Borrower, Seller, Servicer and Enova, and an organizational chart of Enova and its Subsidiaries. Except as disclosed pursuant to Section 5.16, Borrower does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person. Except as set forth in Section 5.3 of Schedule A attached hereto, no Person directly owns greater than twenty-five percent (25%) of the outstanding Equity Interests of Enova.

5.4 Receivables

Borrower is the lawful owner of, and has good title to, each Receivable, free and clear of any Liens (other than the Lien of this Agreement and any Permitted Liens).

5.5 Other Agreements

Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which is reasonably expected to have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Transaction Document or to pay the Obligations or (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect.

5.6 Litigation

Except as set forth in Section 5.6 of Schedule A attached hereto, (a) neither Borrower, Seller, Enova, nor, to Borrower’s knowledge, Servicer or any Originator is a party to any material pending or, to Borrower’s knowledge, threatened action, suit, proceeding or investigation related to the business of Borrower, (b) there is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation involving Borrower or any Collateral, and, to Borrower’s knowledge, there is no pending or threatened action, suit, proceeding or investigation involving Servicer, Seller or any Originator or their respective businesses, in any case that could reasonably be expected to prevent or materially delay the consummation by Borrower, Seller, any Originator or Servicer of the transactions contemplated herein, (c) Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, nor is there any action, suit, proceeding, inquiry or investigation by any Governmental Authority, in either case, that could reasonably be expected to prevent or materially delay the consummation by Borrower, Seller, Servicer, any Originator or Enova of the transactions contemplated herein, and (d) Borrower has had no existing accrued and/or unpaid penalties, fines or sanctions imposed by and owing to any Governmental Authority or any other governmental payor.

5.7 Financial Statements and Reports

Any financial statements and financial information relating to Borrower or Enova and its Subsidiaries that may hereafter be delivered to Administrative Agent by Borrower (a) are consistent with the books of account and records of Borrower or Enova, as applicable, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower or Enova and its Subsidiaries, as applicable, at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Borrower does not have any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Administrative Agent pursuant to Section 6.1, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect. All Data provided by the Borrower pursuant to the Data and Reporting Guidelines is true, correct and complete in all material respects.

5.8 Compliance with Law

Except as set forth in Section 5.8 of Schedule A attached hereto, Borrower, Seller, Enova, and to Borrower’s knowledge, Servicer and each Originator (in the case of Originators and Servicer, solely with respect to the Receivables, or the sale, purchase or origination thereof, as applicable) (a) are in compliance with all Applicable Laws, (b) are not in violation of any order of any Governmental Authority, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect. Neither Borrower, Seller, Enova, nor to Borrower’s knowledge, each Originator or Servicer (in the case of Originators and Servicer, solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) have received any notice that Borrower, Seller, Servicer or any Originator is not in material compliance in any respect with any of the requirements of any of the foregoing. Borrower has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA. Borrower, Seller, Enova, and to Borrower’s knowledge, each Originator and Servicer have maintained in all material respects all records required to be maintained by any applicable Governmental Authority. Since its formation, Borrower has not engaged, directly or indirectly, in any business other than the activities set forth herein and in any Purchase and Sale Agreement and the other Transaction Documents.

5.9 Licenses and Permits

Borrower, Seller, Enova, and to Borrower’s knowledge, Servicer and each Originator (in the case of Servicer and each Originator solely with respect to the Receivables or the sale, purchase or origination thereof, as applicable) are in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of their respective businesses as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof is not reasonably expected to have or result in a Material Adverse Effect.

5.10 No Default; Solvency

There does not exist any Default or Event of Default. Borrower is and, after giving effect to the transactions and the incurrence of Indebtedness contemplated by the Transaction Documents, will be solvent and able to meet its obligations and liabilities as they become due.

5.11 Disclosure

No Transaction Document nor any other agreement, schedule document, certificate, or written statement furnished to Administrative Agent and Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Transaction Documents, nor any representation or warranty made by Borrower in any Transaction Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to Borrower which has not been disclosed to Administrative Agent in writing which could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Borrower does not (a) have any outstanding Indebtedness, except Indebtedness under the Transaction Documents, or (b) own or hold any equity investments in, or have any outstanding guarantees for, the obligations of any other Person, except as permitted under Section 7.1.

5.13 Affiliated Agreements

Except as set forth in Section 5.13 of Schedule A attached hereto, there are no existing or proposed agreements or transactions between Borrower, on the one hand, and Borrower’s members, managers, administrators, trustees, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.14 [Reserved]

5.15 Names; Location of Offices, Records and Collateral

Neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown in Section 5.15 of Schedule A attached hereto. Borrower is (or Borrower’s predecessors were) the sole owner(s) of all of its names listed in Section 5.15 of Schedule A attached hereto, and any and all business done in such names are Borrower’s (or any such predecessors’) business. Borrower maintains, and since its inception, its predecessors maintained, respective places of business and chief executive office only at the locations set forth in Section 5.15 of Schedule A attached hereto or, after the Closing Date, as additionally disclosed to Administrative Agent (with a copy to each Lender) in writing, and all copies of the Portfolio Documents and all books and records in connection therewith or in any way relating thereto are located and shall be only, in and at the locations set forth in Section 5.15 of Schedule A attached hereto (other than (i) Accounts, and (ii) Collateral in the possession or control of Administrative Agent, the Servicer or Backup Servicer). All of the Portfolio Documents are located only in the continental United States.

5.16 Accounts and Investment Property

Section 5.16 of Schedule A attached hereto, lists all of Borrower’s Accounts and Investment Property, as of the Closing Date.

5.17 Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.18 Receivables

(a) With respect to each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate, Borrower warrants and represents to Administrative Agent and Lenders as of the date of delivery of each such Borrowing Base Certificate (or such other date as set forth in the definition of “Eligible Receivables”, as applicable) that: (i) such Receivable constitutes an Eligible Receivable, and (ii) in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower.

(b) All Receivables selected by Seller or any Originator and offered to be sold to Borrower pursuant to a Purchase and Sale Agreement from all other similar line of credit Receivables that are included in Enova’s and its Subsidiaries pipeline of financial assets for acquisition were selected by Seller in accordance with the Approved Selection Procedures and with no intention to select Receivables that would be more adverse to Borrower, Administrative Agent, Lenders or Seller or its investors than those similar line of credit receivables.

5.19 Servicing

Borrower will enter into the Servicing Agreement with Servicer pursuant to which Borrower has engaged Servicer, as servicer and as Borrower’s agent, to monitor, manage, enforce and collect the applicable Receivables and disburse any collections in respect thereof as provided by the Servicing Agreement.

5.20 Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.21 Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Administrative Agent and Lenders. Borrower agrees to indemnify Administrative Agent and hold it harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Administrative Agent and/or Lenders without the knowledge of Borrower.

5.22 Anti-Terrorism; OFAC

(a) (i) Neither Borrower, nor any Person controlling or controlled by Borrower, nor any Person having a beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b) No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c) Borrower acknowledges by executing this Agreement that Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower, or any Person owning twenty-five percent (25.00%) or more of the direct or indirect Equity Interests of Borrower (including the name and address of such Person) in accordance with the Patriot Act.

5.23 Security Interest

Borrower has full right and power to grant to Administrative Agent, for the benefit of the Secured Parties, a first priority security interest and Lien on the Collateral pursuant to this Agreement, subject to the following sentence. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Administrative Agent will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person (other than Permitted Liens). As of the Closing Date, no financing statement naming Borrower as “Debtor” and relating to any of the Collateral is on file in any public office except those on behalf of Administrative Agent and those related to the Permitted Liens. As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.23.

5.24 Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Administrative Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

VI. AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, unless otherwise consented to by Administrative Agent in writing, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the termination of the Revolving Commitments and termination of this Agreement:

6.1 Financial Statements, Reports and Other Information

(a) Financial Reports. Borrower shall furnish to Administrative Agent and the Lenders each of the following:

(i) as soon as available and, in any event, within thirty (30) calendar days after the end of each calendar quarter, quarterly financial statements of Borrower consisting of a balance sheet and statements of income as of the end of the immediately preceding monthly period;

(ii) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, Borrower will deliver the audited consolidated financial statements of Enova consisting of a balance sheet and statements of income as of the end of the immediately preceding period, for such period; provided, however, to the extent such financial statements are publicly filed with the United States

Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied; and

(iii) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year, audited consolidated financial statements of Enova, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year; provided, however, to the extent such financial statements are publicly filed with the United States Securities and Exchange Commission or otherwise made publicly available within such time period, then the foregoing requirement shall be deemed to be satisfied.

(b) Monthly Collateral and Servicing Report. As soon as available, and in any event not later than five (5) Business Days prior to each Payment Date, Borrower or Servicer shall furnish to Administrative Agent and Backup Servicer (with a copy to the Lenders), via email (which may consist of the front page of the Monthly Collateral and Servicing Report only) and through an FTP server or web-based data feed selected by or otherwise reasonably satisfactory to Administrative Agent, (i) a report, in computer file form reasonably accessible and usable by Administrative Agent and Backup Servicer, with respect to the Receivables pledged as Collateral, which report shall include, as of the end of the immediately preceding calendar month, the information contained in the form of Monthly Collateral and Servicing Report attached hereto as Exhibit C, (ii) all Data required pursuant to the Data and Reporting Guidelines and (iii) any other information with respect to the Collateral as Administrative Agent may reasonably request, all prepared by Borrower or Servicer and certified as to being true, correct and complete in all material respects by Borrower. For the avoidance of doubt, each such Monthly Collateral and Servicing Report shall include (i) the monthly Servicer report received by Borrower, (ii) a Borrowing Base Certificate dated as of the end of the most recent calendar month, (iii) a data tape with sufficient information for Administrative Agent to confirm that the information and calculations in each monthly Servicer report and Borrowing Base Certificate is true, correct and complete (iv) information related to Eligible Receivables and cash flows, Excess Concentration Amounts, Performance Triggers, waterfall payments and Financial Covenant calculations, which shall be accurate as of the last day of the related Due Period and (v) calculations with supporting detail demonstrating the compliance or non-compliance as of the end of the most recent Due Period (or calendar quarter, as applicable) with the Financial Covenants and Performance Triggers. The Administrative Agent shall be entitled to conclusively rely on such Monthly Collateral and Servicing Report without requirement for independent verification. For the avoidance of doubt, the Administrative Agent shall not have any duty or obligation to report any information not received by the Servicer or the Borrower, and shall have no liability therefor.

(c) Notices. Borrower shall promptly, and in any event within five (5) Business Days after the occurrence thereof, notify Administrative Agent and the Lenders in writing of (i) any pending material legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing by or against Borrower or otherwise materially affecting Borrower or any of its or assets, (ii) any Early Wind-Down Trigger Event, Default, Event of Default or Servicer Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto or (iii) any Regulatory Event, (iv) any civil investigative demand not itself constituting a Regulatory Event, (v) any action taken or threatened in writing to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrower or any Collateral which is reasonably expected to have or result in a Material Adverse Effect and (vi) the indictment of or any active investigation of Borrower, Seller, Servicer, Enova, or to the knowledge of Borrower, the Originators, for a felony crime that is likely to result in a Material Adverse Effect.

(d) Quarterly Review Meeting. If requested by Administrative Agent or any Lender, appropriate management personnel of the Borrower and Enova shall be available in person or via teleconference during normal business hours (and in such as fashion so as not to unduly and materially disturb the business of Originator) as may be requested by Administrative Agent for a quarterly review meeting regarding the operations of the Seller, the Servicer, the Originators and the Borrower and the status and performance of the Collateral.

6.2 Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable.

6.3 Conduct of Business and Maintenance of Existence and Assets

Borrower shall (a) collect (or shall require Servicer to collect) all Receivables in the ordinary course of business, (b) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and remain in good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification is reasonably expected to have or result in a Material Adverse Effect and (c) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4 Compliance with Legal and Other Obligations

Borrower shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all Taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind for which it is liable when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed by Borrower with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform could not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5 Call Letters

For a period of three months following the first purchase by the Borrower of Bank Program Receivables originated by a Bank Partner, Borrower shall use reasonable commercial efforts to promptly deliver to Administrative Agent a Bank Partner Call Letter duly executed by such Bank Partner and by the Borrower.

6.6 True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business and (c) maintain a revenue recognition method in accordance with GAAP.

6.7 Inspection; Periodic Audits; Quarterly Review

Borrower shall permit the representatives of Administrative Agent and each Lender, at the expense of Borrower, during normal business hours upon reasonable notice (provided that Borrower shall not be responsible for the costs associated with more than one such inspection described below during any calendar year prior to the occurrence and continuance of an Early Wind-Down Trigger Event or Event of Default), to (a) visit and inspect Borrower’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition and/or Receivables with its officers (and by this provision such officers are authorized to discuss the foregoing). Borrower shall require Servicer to cooperate with Administrative Agent and its representatives in connection with any inspections or audits requested by Administrative Agent pursuant to and in accordance with the Servicing Agreement. In addition to the foregoing, Administrative Agent shall have the right, at the expense of Borrower, to conduct a legal review regarding the compliance of Borrower, Seller, any Originator and Servicer, as well as the forms of Portfolio Documents, with all Applicable Laws, and Borrower shall, and shall require Servicer, Seller or any Originator to cooperate with Administrative Agent and its internal and/or outside legal counsel in such legal review. Notwithstanding anything in the foregoing to the contrary, prior to the occurrence and continuation of an Early Wind-Down Trigger Event or an Event of Default, Borrower’s expenses for any audits, inspections or legal reviews described in this Section 6.7 shall not exceed $75,000 in the aggregate in any calendar year.

6.8 Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as determined by Administrative Agent and Lenders in their sole discretion) after Administrative Agent’s reasonable demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Administrative Agent or any Lender may reasonably request in its sole discretion in order to effectuate the purposes, terms and conditions of the Transaction Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Transaction Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Administrative Agent and Borrower, and (c) upon the exercise by Administrative Agent, any Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Transaction Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Administrative Agent may, at any time and from time to time, request a certificate from an officer of Borrower representing that all conditions precedent to the closing of this Agreement and the making of any Revolving Advances have been satisfied.

6.9 Other Liens

If Liens other than Permitted Liens exist on the Collateral, as soon as reasonably practicable Borrower shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens. As soon as reasonably practicable upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Administrative Agent.

6.10 Use of Proceeds

Borrower shall use the proceeds from each Advance under this Agreement only for the purposes set forth in the recitals to this Agreement.

6.11 Collateral Documents; Security Interest in Collateral

On reasonable demand of Administrative Agent, Borrower shall make available to Administrative Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral, including, without limitation, the Receivables, in each case to the extent Borrower has access to such documents, instruments, materials and other items. Borrower shall (a) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Administrative Agent or any Lender, in its sole discretion to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and Administrative Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Administrative Agent the right, at such party’s option, to file any or all of the foregoing), (b) maintain, or cause to be maintained, at all times, Administrative Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral, and (c) defend the Collateral and Administrative Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Administrative Agent (other than Permitted Liens), and pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Administrative Agent’s discretion (with the consent of the Lenders), be added to the Obligations, in any event as necessary pursuant to this Agreement.

6.12 Servicing Agreement; Backup Servicer

(a) Borrower shall promptly provide (or require the Servicer to promptly provide) Administrative Agent (with a copy to each Lender) with true and complete copies of all material notices, reports, statements and other documents sent or received by Servicer under the Servicing Agreement. Borrower shall require Servicer to service all Receivables in accordance with the terms of the Servicing Agreement. Borrower shall comply with all provisions, terms and conditions set forth in the Servicing Agreement and Borrower shall not modify, amend, or terminate the Servicing Agreement without Administrative Agent’s prior written consent. Borrower shall promptly request from the Servicer any information or document requested by Administrative Agent, which such information or document Borrower has the right to request from Servicer pursuant to the Servicing Agreement, and Borrower shall promptly deliver to Administrative Agent such information or document upon receipt from Servicer.

(b) Borrower shall be required to provide the Monthly Collateral and Servicing Report in such form and in a manner reasonably acceptable to Administrative Agent as described in Section 6.1(b) hereof. Borrower agrees not to, and will require Servicer not to, interfere with Backup Servicer’s performance of its duties under any Backup Servicing Agreement or to take any action that would be inconsistent in any way with the terms of such Backup Servicing Agreement. Borrower covenants and agrees to, and will require Servicer to, provide any and all information and data reasonably requested by Administrative Agent to be provided promptly to Backup Servicer in the manner and form reasonably requested by Administrative Agent. Upon the occurrence and continuance of any Event of Default, Administrative Agent shall have the right to immediately substitute Backup Servicer or another third party servicer acceptable to Administrative Agent for Servicer in all of Servicer’s roles and functions as servicer of the Collateral, including as contemplated by the Transaction Documents and the Servicing Agreement and upon and after such substitution, Administrative Agent or the Backup Servicer as substituted Servicer, or such other third party servicer acceptable to Administrative Agent, shall be entitled to receive the applicable Servicing Fee.

6.13 Special Purpose Entity

Borrower has not, and shall not:

(a) engage in any business or activity other than the ownership, operation and maintenance of the Receivables and activities incidental thereto;

(b) acquire or own any material assets other than the Receivables (or such similar assets as Administrative Agent may reasonably approve), and such incidental personal property as may be necessary for the operation of the Receivables;

(c) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Administrative Agent’s, the Requisite Class A Lenders’ and the Requisite Class B Lenders’ consent;

(d) own any Subsidiary or make any equity investment in any Person without the consent of Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders;

(e) commingle its assets with the assets of any of its members, shareholders, Affiliates, principals or of any other Person;

(f) incur any debt for borrowed money, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations;

(g) fail to maintain its records, books of accounts and bank accounts separate and apart from those of the members, partners, shareholders, principals and Affiliates of Borrower or any other Person;

(h) other than any Transaction Documents or as otherwise required by the Transaction Documents, enter into any contract or agreement with any member, shareholder, principal or Affiliate of Borrower or any member, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, shareholder, principal or Affiliate of Borrower, or any member, shareholder or Affiliate of any of the foregoing;

(i) seek the dissolution or winding up in whole, or in part, of Borrower;

(j) fail to correct any known misunderstandings regarding the separate identity of Borrower, as applicable;

(k) hold itself out to be responsible for the debts of another Person;

(l) other than owning the Receivables, make any loans or advances to any third party, including any member, shareholder, principal or Affiliate of Borrower or Servicer, or any member, shareholder, principal or Affiliate of any of the foregoing;

(m) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member, shareholder, principal or Affiliate of Borrower, Servicer or Originator, or any member, shareholder, principal or Affiliate of any of the foregoing);

(n) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(o) except for invoicing for collections and servicing of Receivables, share any common logo with or hold itself out as or be considered as a department or division of (i) any shareholder, principal, member or Affiliate of Borrower, (ii) any Affiliate of a shareholder, principal or member of Borrower, or (iii) any other Person;

(p) without the unanimous consent of all owners of the Equity Interests of Borrower and the independent manager of Borrower, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or

(q) fail at any time to have at least one (1) of its directors or managers being independent directors or managers that is not and has not been for at least three (3) years a director (other than as an independent director), manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) (i) Borrower, (ii) any general or limited partner, shareholder, principal, member or Affiliate of Borrower, or (iii) any Affiliate of any general or limited partner, shareholder, principal or member of Borrower.

6.14 Collections

Borrower agrees and covenants that it shall:

(a) At all times comply, and require Servicer to comply, with the terms of Section 2.3 hereof; and

(b) Prevent the deposit into any Account of any funds other than collections from Receivables or other funds to be deposited into such Accounts under this Agreement, the Intercreditor Agreement or the other Transaction Documents (provided that this covenant shall not be breached to the extent that funds are inadvertently deposited into any Account and upon discovery are promptly segregated and removed from such Account).

6.15 Data

Borrower shall comply in all material respects with the Data and Reporting Guidelines in connection with its delivery of Data hereunder.

6.16 Changes to Underwriting Guidelines and Portfolio Documents

Borrower shall provide to Administrative Agent thirty (30) days’ prior written notice of any material changes or material proposed changes to the Underwriting Guidelines. Any such material changes or material proposed changes shall be approved by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders) in order for any Receivables originated pursuant to such materially amended Underwriting Guidelines to constitute Eligible Receivables. Borrower shall provide prior written notice to Administrative Agent of any material proposed change or variation to the form of Portfolio Documents attached hereto as Exhibit H.

6.17 Financial Covenants

(a) Tangible Net Worth. Borrower shall cause, as at the end of each calendar quarter, the Tangible Net Worth of Enova, together with its Subsidiaries on a consolidated basis, to not be less than $500,000,000.

(b) Liquidity. Borrower shall cause, as at the end of each calendar quarter, Liquidity of Enova to not be less than $40,000,000.

(c) Leverage Ratio. Borrower shall cause, as at the end of each calendar quarter, the Leverage Ratio for Enova not to exceed 3.00 to 1.00.

(d) Financial Covenant Grace Period. In the event (x) Borrower (or Enova) is not in compliance with any of the financial covenants in Section 6.17(a), (b) or (c), (the “Financial Covenants”) as of the most recent date on which such Financial Covenant is tested (a “Financial Covenant Breach”) or (y) an Early Wind-Down Trigger Event occurs, then until the tenth (10th) Business Day after the date on which a Monthly Collateral and Servicing Report is first required to be delivered with respect to the period for which the Financial Covenant Breach or Early Wind-Down Trigger Event occurred, pursuant to Section 6.1 (such period, the “Repayment Cure Period”), Borrower may, at its option, cause the entire amount of the Obligations to be repaid in full (the “Repayment Cure”). After the exercise of the Repayment Cure in respect of any such failure to be in compliance, (i) so long as the outstanding principal balance of all Advances remain at $0, no Default or Event of Default, or Early Wind-Down Trigger Event, as the case may be, shall be deemed to exist as a result of such non-compliance with the Financial Covenants or collateral or performance trigger or covenant giving rise to the or Early Wind-Down Trigger Event, as applicable (and any such Default or Event of Default, or Early Wind-Down Trigger Event, as the case may be, arising therefrom shall be retroactively considered not to have existed or occurred so long as the Borrower demonstrates compliance with such Financial Covenant or such collateral or performance trigger or covenant giving rise to the or Early Wind-Down Trigger Event, as applicable, on a future testing date) and the Borrower or Enova, as applicable, shall be deemed to be in compliance with the Financial Covenants and no or Early Wind-Down Trigger Event shall be deemed to have occurred and (ii) the Borrower shall not request any Revolving Advances until the Borrower has delivered to the Administrative Agent a Monthly Collateral and Servicing Report demonstrating compliance with the Financial Covenants and that no Early Wind-Down Trigger Event is continuing (both immediately before and after giving effect to the funding of any such requested Revolving Advance). It is understood and agreed that during the Repayment Cure Period, neither the Administrative Agent nor any other Secured Party shall exercise the right to terminate the Revolving Commitments, to foreclose on or take possession of the Collateral, to declare an Amortization Period to be in effect, or to engage in any other remedy solely due to the breach of such Financial Covenant. Notwithstanding anything to the contrary herein, in no event may a Repayment Cure be exercised more than two times after the Closing Date, unless otherwise consented to by Administrative Agent (with the consent of the Requisite Class A Lenders and the Requisite Class B Lenders).

VII. NEGATIVE COVENANTS

Borrower covenants and agrees that, unless otherwise consented to by Administrative Agent in writing, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement:

7.1 Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Transaction Documents.

7.2 Liens

Borrower shall not create, incur, assume, or suffer to exist, any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Transaction Documents or otherwise arising in favor of Administrative Agent, for the benefit of the Lenders, (b) any right of set-off granted in favor of any financial institution in respect of Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Account, Administrative Agent has a perfected Lien thereon and control thereof (subject to the Intercreditor Agreement), and (c) Liens imposed by law for Taxes that are not yet due or are being contested in good faith.

7.3 Investments; Investment Property; New Facilities or Collateral; Subsidiaries

Borrower shall not, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any Equity Interests of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except for (i) Accounts with financial institutions and related investments in the ordinary course of business or as required by this Agreement and with respect to which, Administrative Agent has a perfected Lien thereon and control thereof (subject to the Intercreditor Agreement) and (ii) the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person except as provided in clause (b). Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States except as provided in clause (b). Borrower shall not have any Subsidiaries.

7.4 Dividends; Redemptions; Equity

Except as otherwise agreed to by Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders, Borrower shall not (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower, (e) issue, sell or create any Equity Interests, or (f) otherwise make any payments under a Purchase and Sale Agreement other than payments of the Purchase Price (as such term is defined in the Purchase and Sale Agreement) of each Receivable purchased by Borrower pursuant to a Purchase and Sale Agreement; provided, that, so long as no Early

Wind-Down Trigger Event, Default or Event of Default has occurred or is continuing, or would be caused by such payment or distribution, Borrower may make distributions on a Payment Date of funds received by it pursuant to Section 2.4(a)(xiii) without the written consent of Administrative Agent.

7.5 Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) the transactions contemplated hereby and by the other Transaction Documents, subject to compliance with the requirements set forth in Section 2.6 hereof, (b) the transactions described on Section 5.13 of Schedule A and (c) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

7.6 Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Trade Names

Borrower shall not (a) amend, modify, restate or change its certificate of formation or governance documents in a manner that would be adverse to Administrative Agent or Lenders, (b) change its state of organization, its corporate name or its fiscal year without thirty (30) calendar days prior written notice to Administrative Agent, (c) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Administrative Agent (acting at the direction of the Requisite Class A Lenders and the Requisite Class B Lenders), which consent shall not be unreasonably withheld, (d) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (e) use any proceeds of the Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (f) amend, modify, restate or change any insurance policy in a manner adverse to Administrative Agent or Lenders in any material respect, (g) engage, directly or indirectly, in any business other than as set forth herein or (h) establish new or additional trade names without providing not less than thirty (30) days advance written notice to Administrative Agent.

7.7 Transfer of Collateral; Amendment of Receivables

(a) Except pursuant to a Permitted Disposition or Permitted Securitization, subject to compliance with the requirements set forth in Section 2.6 and Section 12.11(b) hereof, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral without the prior consent of Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders.

(b) Borrower shall not extend, amend, waive or otherwise modify the terms of any Receivable (other than any Permitted Modification) or permit the rescission or cancellation of any Receivable, whether for any reason relating to a negative change in the related Account Debtor’s creditworthiness or inability to make any payment under the Receivable or otherwise, except as permitted by the Underwriting Guidelines or the Servicing Policy or as otherwise permitted in the Servicing Agreement; provided that no Due Date Adjustment in excess of ninety (90) days shall be made to any Receivable.

(c) Except as required by Applicable Law, Borrower shall not terminate or reject any Receivable prior to the end of the term of such Receivable, whether such rejection or early termination is made pursuant to any Applicable Law, unless prior to such termination or rejection, such Receivable and any related Collateral have been released from the Lien created by this Agreement.

7.8 Contingent Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.8 shall prohibit Borrower from indorsing checks in the ordinary course of its business.

7.9 [Reserved]

7.10 Modifications of Agreements

Borrower shall not make, or agree to make, or permit any of its Affiliates to make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of any Purchase and Sale Agreement or Bank Program Agreement without the prior written consent of Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders, such consent not to be unreasonably withheld, conditioned or delayed.

7.11 Anti-Terrorism; OFAC

Borrower shall not (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.12 Accounts and Payment Instructions

(a) Borrower shall not open an Account (other than those listed in Section 5.16 of Schedule A attached hereto as of the Closing Date) without the prior written consent of Administrative Agent.

(b) Borrower shall not make any change in the instructions to Servicer with respect to the deposits of collections regarding Receivables to the Collateral Account in accordance with this Agreement, the Intercreditor Agreement and the Servicing Agreement.

(c) Borrower shall not, and shall require Servicer to not, make any change in the instructions to any Account Debtor on any Receivable that is Collateral with respect to any instructions to such Account Debtors regarding payment to be made to the Collateral Account.

7.13 Servicing Agreement

Borrower shall not, without the prior written consent of Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders:

(a) with respect to the Servicing Agreement, terminate, amend or modify the Servicing Agreement in any manner or consent to any request from the Servicer or any other party thereto to do the same;

(b) except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Administrative Agent in accordance with Section 6.12(b), allow Servicer to transfer, assign or delegate any of its duties or functions under the Servicing Agreement, as applicable, to any Person, or otherwise engage any such Person to perform any such duties or functions for or on behalf of Servicer, or Borrower, in each case other than in accordance with the Servicing Agreement; and

(c) except in connection with the replacement of the Servicer by the Backup Servicer or third party servicer acceptable to Administrative Agent in accordance with Section 6.12(b), transfer the duties and functions of Servicer under the Servicing Agreement to any other Persons.

7.14 No Adverse Selection

Borrower covenants and agrees that all Receivables selected to be purchased by Borrower pursuant to a Purchase and Sale Agreement from all other similar line of credit receivables originated or owned by Enova and its Subsidiaries shall, at all times, be selected by Seller in accordance with the Approved Selection Procedures and with no intention to select Receivables that would be more adverse to Borrower, Administrative Agent, Lenders or Seller or its investors than those similar line of credit receivables; provided further, that selection procedures that merely reflect differing eligibility criteria and excess concentration limits between this facility and other credit facilities shall not be deemed to violate this provision.

VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Borrower shall fail to pay the principal of or interest on the Loan within two (2) Business Days of the date due and payable;

(b) any representation, statement or warranty made or deemed made by Borrower, Enova, Seller, Servicer, any Originator in any Transaction Document or in any other certificate, document, report or opinion delivered in conjunction with any Transaction Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date; provided, that, (x) the failure of a representation or warranty made by Borrower with respect to whether a Receivable was an Eligible Receivable to be true and correct shall not result in an Event of Default if Borrower makes the required payment or substitution specified in Section 2.6 and (y) the failure of a representation or warranty made by Seller or any Originator with respect to whether a Receivable was an Eligible Receivable to be true and correct shall not result in an Event of Default if Seller or such Originator complies with any repurchase obligation arising therefrom in compliance with the applicable Purchase and Sale Agreement;

(c) Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement of it set forth in this Agreement (other than any violation, breach or default in the covenants set forth in Sections 2.11, 6.17, or VII of this Agreement or the misappropriation of any funds to be delivered to the Collateral Account pursuant to Section 2.3 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period) and such violation, breach or failure shall continue or not be cured within a period of thirty (30) days after the Borrower first receives notice or obtains knowledge thereof;

(d) Borrower, Enova, Seller, Servicer, or any Originator shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement of it set forth in any other Transaction Document, and such violation, breach or failure shall continue or not be cured within a period of thirty (30) days after Borrower or its Affiliate first receives notice or obtains knowledge thereof;

(e) the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(f) (i) any of the Transaction Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created under any Transaction Document ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, except with respect to Collateral that is released from the Lien of Administrative Agent as permitted under the Transaction Documents or the Security Documents;

(g) one or more judgments or decrees is rendered against (i) Borrower in an amount in excess of $250,000 individually or $500,000 in the aggregate (excluding judgments to the extent covered by insurance of Borrower), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered or (ii) Enova, Seller, Servicer or any Originator in an amount in excess of $20,000,000 individually or in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(h) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower, Enova, Seller, Servicer or any Originator for borrowed money having an aggregate principal amount in excess of $250,000 individually or $500,000 in the aggregate (with respect to the Borrower) or $20,000,000 individually or in the aggregate (with respect to each other such Person), or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower, Enova, Seller, Servicer or any Originator, as applicable, is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness having an aggregate principal amount in excess of $250,000 individually or $500,000 in the aggregate (with respect to the Borrower) or $20,000,000 individually or in the aggregate (with respect to each other such Person) was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period and permits the holder of any such Indebtedness to accelerate the maturity thereof;

(i) Borrower, Enova, Seller, Servicer or any Originator shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(j) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower, Enova, Seller, Servicer or any Originator or the whole or any substantial part of the properties of such Person, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition filed against Borrower seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of such Person or of the whole or any substantial part of the properties of such Person, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower, Enova, Seller, Servicer or any Originator any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which such Person takes any action to indicate its approval of or consent;

(k) any Servicer Event of Default occurs;

(l) the suspension, loss, revocation, or failure to renew or file for renewal of any registration, approval, license, permit, or franchise required for the collection of the Receivables by Borrower which is now held or hereafter acquired by Borrower or the issuance of any stay order, cease and desist order or similar judicial or nonjudicial sanction prohibiting the collection of the Receivables;

(m) any Level 2 Performance Trigger shall remain in existence for three months or longer;

(n) a Regulatory Event shall have occurred impacting greater than ten percent (10%) of all Receivables pledged hereunder (which for the avoidance of doubt, shall not include any Receivables repurchased from Borrower); or

(o) the occurrence of a Change of Control.

Upon the occurrence and continuance of an Event of Default, notwithstanding any other provision of any Transaction Document, (a) Administrative Agent may, by notice to Borrower, (i) terminate its obligations hereunder and/or the Revolving Commitments of each of the Lenders, whereupon the same shall immediately terminate, (ii) substitute immediately Backup Servicer or any other third party servicer acceptable to Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders, each acting in its sole discretion, for Servicer in all of Servicer’s roles and functions as contemplated by the Transaction Documents and the Servicing Agreement and any fees, costs and expenses of, for or payable to Backup Servicer or other third party servicer acceptable to Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Lenders, each acting in its sole discretion, and reasonably acceptable to Borrower shall be at Borrower’s sole cost and expense, (iii) with respect to the Collateral, (1) terminate the Servicing Agreement and service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (2) enter into modification agreements and make extension agreements with respect to payments and other performances; (3) release Account Debtors and other Persons liable for performance; (4) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower, and all in Administrative Agent’s sole discretion and without relieving Borrower from performance of the obligations hereunder or under any other Transaction Document; (5) receive, collect, open and read all mail of Borrower for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Transaction Document; (6) collect all interest, principal, prepayments (both voluntary and mandatory), and other amounts of any and every description payable by or on behalf of any Account Debtor pursuant to any Receivable, the related Portfolio Documents, or any other related documents or instruments directly from such Account Debtor; and (7) subject to the Intercreditor Agreement, apply all amounts in or subsequently deposited in any Account to the payment of the unpaid Obligations or otherwise as Administrative Agent in its sole discretion shall determine after applying such amounts pursuant to Section 2.4(a) hereof; and (iv) declare all or any of the Loan, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h) or (i), in which event all of the foregoing shall automatically and without further act by Administrative Agent or Lenders be due and payable and Administrative Agent or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (b) effective immediately upon receipt of notice from Administrative Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Administrative Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.

IX. RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and during the continuation of an Event of Default, Administrative Agent shall have the right to (and, subject to Sections 9.1(c) and (d), at the request of the Requisite Class A Lenders or Requisite Class B Lenders or both, shall) exercise any and all rights, options and remedies provided for in any Transaction Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by

Administrative Agent to reduce the Obligations, (ii) foreclose the Liens created under the Transaction Documents, (iii) realize upon, take possession of and/or sell any Collateral, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Administrative Agent at any place designated by Administrative Agent in its sole discretion, (viii) reduce or otherwise change the advance rates applicable to the Class A Borrowing Base and Class B Borrowing Base and/or the Maximum Loan Amount and/or any component of the Maximum Loan Amount and/or (ix) relinquish or abandon any Collateral or any Lien thereon. Notwithstanding any provision of any Transaction Document, Administrative Agent, in its sole discretion, shall have the right, at any time that Borrower fails to do so after an Event of Default, without prior notice, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; and (B) discharge Taxes, levies and/or Liens on any of the Collateral that are in violation of any Transaction Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items. Such expenses and advances shall be deemed Advances hereunder and shall be added to the Obligations until reimbursed to Administrative Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by Administrative Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by Administrative Agent or Lenders of any Event of Default or any other rights or remedies of Administrative Agent or Lenders.

(b) Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. At any sale or disposition of Collateral, Administrative Agent or any Class B Lender may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower, which right is hereby waived and released, to the extent permitted by law. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Administrative Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c) Upon the occurrence and during the continuance of any Event of Default, and after the Administrative Agent’s receipt of written instructions for an exercise of remedies pursuant to Section 9.1(a) (a “Remedies Direction”) from the Requisite Class A Lenders, the Requisite Class A Lenders shall have the exclusive right (unless the Administrative Agent is then taking action pursuant to a Remedies Direction delivered by the Requisite Class B Lenders in accordance with this Agreement) to direct the Administrative Agent in writing to exercise the rights, options and remedies provided for in the Transaction Documents.

(d) The Requisite Class B Lenders shall be entitled to deliver any Remedies Direction to Administrative Agent pursuant to Section 9.1(a) following the occurrence and during the continuance of any Event of Default, provided, however, that Requisite Class B Lenders may not provide (and the Administrative Agent shall not act upon) any Remedies Direction (i) during the Standstill Period with respect to such Event of Default (ii) if the Administrative Agent has received a Remedies Direction from the Requisite Class A Lenders pursuant to Section 9.1(c) hereof that it is then taking action upon, or is then required to take action upon, so long as such actions are timely commenced and pursued with reasonable diligence or Administrative Agent is diligently attempting to vacate any stay or prohibition against such Remedies Direction or (iii) the Administrative Agent has otherwise commenced enforcement actions and is diligently pursuing any remedies concerning the Collateral. For the avoidance of doubt, the foregoing shall not be construed to prohibit the Class B Lenders from accruing interest at the Default Rate, filing proofs of claim in any applicable bankruptcy proceeding or exercising the Class B Lender Purchase Right during the Standstill Period or otherwise.

(e) Notwithstanding receipt by the Administrative Agent of a Remedies Direction as provided in Sections 9.1(c) and (d) hereof, (i) the obligations of the Administrative Agent under this Section 9.1 shall be subject to the rights and benefits of the Administrative Agent in this Agreement and the other Transaction Documents, (ii) the Administrative Agent, in any case, shall not be required to pursue any exercise of rights or remedies with respect to an Event of Default that has been cured or waived and (iii) nothing in this Section 9.1 shall be construed to prohibit or limit the Administrative Agent from exercising any rights and remedies under the Transaction Documents to the extent directed by (i) all Lenders or (ii) the Requisite Class A Lenders and the Requisite Class B Lenders collectively.

9.2 Application of Proceeds

Notwithstanding any other provision of this Agreement (including Section 2.4 hereof), in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (a) first, to the payment of all outstanding fees, expenses and indemnities due and owing to the Administrative Agent, without regard to any caps, (b) second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Administrative Agent or Class A Lenders may be required or may elect to pay, if any, for Taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Administrative Agent or Class A Lenders may be required or authorized to make under any provision of this Agreement (including, in each such case, in-house and outside documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (c) third, to the payment of all Obligations owing to Administrative Agent and Class A Lenders in such order as determined by Administrative Agent in its sole discretion; (d) fourth, to the payment of all Obligations owing to Class B Lenders in such order as determined by Administrative Agent in its sole discretion and (e) fifth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(c) to the extent the Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

9.3 Right to Appoint Receiver.

Without limiting and in addition to any other rights, options and remedies Administrative Agent and Lenders have under the Transaction Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Administrative Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4 Attorney-in-Fact

Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Transaction Documents that Administrative Agent deems necessary or desirable (in Administrative Agent’s sole discretion) upon the occurrence and continuation of an Event of Default to protect and realize upon Administrative Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Administrative Agent a power coupled with an interest.

9.5 Rights and Remedies not Exclusive

Administrative Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Administrative Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Administrative Agent’s, Administrative Agent’s or Lenders’ rights, Liens or remedies under any Transaction Document, Applicable Law or equity. The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of Administrative Agent and Lenders described in any Transaction Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Administrative Agent and Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Transaction Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Administrative Agent to obtain an order of court recognizing the assignment of, or Lien of Administrative Agent in and to, any Collateral.

10.2 Delay; No Waiver of Defaults

No course of action or delay or omission of the Administrative Agent or any Lender to exercise any right or remedy hereunder or under any other Transaction Document shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Administrative Agent or any Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy. No waiver by any party to any Transaction Document of any one or more defaults by any other party in the performance of any of the provisions of any Transaction Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Transaction Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Transaction Document, and all of Administrative Agent’s, Administrative Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

(a) EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

(b) In the event any such claim or cause of action is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 10.3(a) is determined or held to be ineffective or unenforceable, the parties agree that all claims and causes of action shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims or causes of action are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all claims and causes of action are otherwise subject to resolution by judicial reference.

10.4 Amendment and Waivers

(a) No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by Borrower or Enova therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Administrative Agent (with the consent of the Requisite Class A Lenders and, so long as no Event of Default has occurred and is continuing, the Requisite Class B Lenders) without taking into account the Advances held by Non-Funding Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, without the consent of all Lenders: (i) change the number of Lenders required for the Lenders or any of them to take any action hereunder; (ii) amend any of the provisions of Sections 9.2, 10.4 or 13.3; (iii) amend the sharing of payments by Lenders according to their Pro Rata Shares pursuant to Section 13.3 or the definitions of “Pro Rata Share” or “Requisite Lenders”; (iv) release all or substantially all of the Collateral; (v) release Borrower from all of the Obligations other than upon payment in full of the Obligations; (vi) consent to the assignment or other transfer by Borrower or any other party (other than Administrative Agent or any Lender) to any Transaction Documents of any of their rights and obligations under any Transaction Document; or (vii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any amount of principal, interest (including, for the avoidance of doubt, a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or fees payable with respect to any portion of the Loan, or waive, forgive, extend, defer or postpone the payment thereof; provided, further, that no amendment, waiver or consent shall, without the consent of each Lender directly affected thereby: (i) reduce the amount of principal of, or interest on (including, for the avoidance of doubt, a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), or the interest rate (including, for the avoidance of doubt, a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) applicable to, the Loan or any fees or other amounts payable hereunder; (ii) postpone any date on which any payment of principal of, or interest on (including, for the avoidance of doubt, a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2), the Loan or any fees or other amounts payable hereunder is required to be made; (iii) increase or extend the Revolving Commitment of any Lender; or (iv) reduce the principal of, rate of interest on (including, for the avoidance of doubt, a waiver of the incurring of or payment of interest at the Default Rate pursuant to Section 3.2) or fees payable with respect to any portion of the Loan or (v) amend the definitions of “Class A Borrowing Base”, “Class A Interest Rate”, “Class B Borrowing Base” or “Class B Interest Rate”; provided, further, that no waiver or consent shall, without the consent of the Requisite Class A Lenders and Requisite Class B Lenders, waive any Event of Default existing under Article VIII (a) or (to the extent arising as a result of any breach of Section 6.17) Article VIII(c) or waive Borrower’s obligation to comply with any Financial Covenant under Section 6.17.

(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any Transaction Document.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Administrative Agent, Lenders and Borrower.

(d) No consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII, so long as no additional duties are required to be assumed by Borrower.

(e) In connection with any amendment, modification, termination, waiver, consent or approval (other than any purely administrative or ministerial waiver, consent or approval) effected or granted by the Administrative Agent under this Agreement or any other Transaction Document, the Administrative Agent shall act at the direction of the Requisite Class A Lenders and, so long as no Event of Default has occurred and is continuing, the Requisite Class B Lenders.

XI. EFFECTIVE DATE AND TERMINATION

11.1 Effectiveness and Termination

Subject to Administrative Agent’s right to accelerate the Loan and terminate the Revolving Commitments and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Final Maturity Date, unless terminated sooner as provided in Sections 2.5 or 2.6. All of the Obligations shall be immediately due and payable upon the earlier of the Final Maturity Date, the Prepayment Date or the date upon which Administrative Agent declares all or any of the Advances and/or the Loan, all interest thereon and all other Obligations to be due and payable pursuant to the terms of Article VIII, as applicable (the “Termination Date”). Notwithstanding any other provision of any Transaction Document, no termination of this Agreement shall affect Administrative Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Transaction Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Administrative Agent under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Administrative Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Transaction Document shall survive the execution and delivery of the Transaction Documents, the Closing, the making and funding of Advances and any termination of this Agreement until all Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.1, 3.3, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11 and 13.18 shall survive termination of the Transaction Documents and any payment in full of the Obligations.

11.3 Purchase Option

(a) Upon (A) the occurrence and continuation of an Event of Default described in Article VIII (a), (i), (j) or (k) or (B) the Administrative Agent gives notice to the Class B Lenders of its intent to accelerate the Obligations following the occurrence of any Event of Default (an “Option Event”) the Class B Lenders shall have the option to purchase all (but not less than all) of the accrued and unpaid interest, principal, fees, Unused Additional Interest and other Obligations due to the Class A Lenders pursuant to the terms of the Transaction Documents (the “Class A Lender Interests”) subject to the terms and conditions set forth in this Section 11.3 (the “Class B Lender Purchase Right”). Upon the occurrence and continuation of such Option Event, the Administrative Agent shall deliver written notice within five (5) Business Days (including supporting detail) to the Class B Lenders of (i) the Class A Lender Interests then outstanding and unpaid as of such date, (ii) the Class A Lender Interests expected to accrue through the Class B Lender Purchase Right Termination Date (as defined below) and (iii) the amount of all liabilities (without duplication) that the Borrower has incurred or is expected to incur in the nature of indemnification obligations of the Borrower hereunder which have resulted or could result in loss, cost, damage or expense (including attorneys’ fees and legal expenses) to the Class A Lenders (clauses (i), (ii) and (iii) collectively, the “Expected Class A Lender Interests”). The Class B Lender Purchase Right shall be exercisable by the Class B Lenders for a period of fifteen (15) Business Days (the “Class B Lender Purchase Right Termination Date”), commencing on the date on which the Administrative Agent provides notice to the Class B Lenders of the Expected Class A Lender Interests. Prior to the Class B Lender Purchase Right Termination Date, the Class B Lenders may exercise the Class B Lender Purchase Right upon written notice to the Administrative Agent and the Borrower (the “Class B Lender Purchase Option Notice”), which notice shall be irrevocable (unless the final Class A Lender Interest Purchase Amount (as defined below) is more than $100,000 higher than the Expected Class A Lender Interests, calculated pursuant to the preceding sentence, in which case such Class B Lender Purchase Option Notice may be revoked in the sole and absolute discretion of the Class B Lenders at any time prior to the Class B Lender Purchase Option Exercise Date). The Class B Lender Purchase Option Notice shall specify the date on which the Class B Lender Purchase Right is to be exercised by the Class B Lenders (such date, the “Class B Lender Purchase Option Exercise Date”), which shall be a Business Day not more than sixty (60) Business Days after receipt by the Administrative Agent of such Class B Lender Purchase Option Notice. No later than 1:00 p.m., New York City time, on the Business Day prior to the Class B Lender Purchase Option Exercise Date, the Administrative Agent shall deliver written notice to the Class B Lenders specifying the final amount of the Class A Lender Interests of which it is then aware, calculated pursuant to the definition above of “Expected Class A Lender Interests” (collectively, the “Class A Lender Interest Purchase Amount”). On the Class B Lender Purchase Option Exercise Date, the Class A Lenders shall sell to the Class B Lenders, and the Class B Lenders shall purchase from the Class A Lenders, all of the Class A Lenders’ right, title and interest in and to the Class A Lender Interests, and all proceeds of any and all of the foregoing.

(b) On the Class B Lender Purchase Option Exercise Date, the Class B Lenders shall pay to the Class A Lenders as the purchase price therefor the Class A Lender Interest Purchase Amount. The Class A Lender Interest Purchase Amount shall be remitted by wire transfer in immediately available funds to such bank accounts of each Class A Lender as such Class A Lender shall have designated in writing (no later than one (1) Business Day prior to the Class B Lender Purchase Option Exercise Date) to the Class B Lenders for such purpose. If the amounts so paid by the Class B Lenders to the bank accounts designated by the Class A Lenders are received in such bank accounts after 3:00 p.m. (New York City time) on the Class B Lender Purchase Option Exercise Date, interest to and including the next Business Day over the Class A Lender Interest Purchase Amount shall be calculated at the same rate applicable to the Borrower hereunder with respect to the Class A Advances and immediately paid by the Class B Lenders to the Class A Lenders. If the full Class A Lender Interest Purchase Amount (together with any such interest) is not received by the Class A Lenders by 10:00 a.m. (New York City time) on the Business Day following the Class B Lender Purchase Option Exercise Date, the Class A Lender Interests shall not be deemed to have been sold to the Class B Lenders and any amounts remitted to the Class A Lenders shall be returned to the Class B Lenders (pursuant to instruction delivered by the Class B Lenders) no later than 3:00 p.m. (New York City time) on the Business Day following the Class B Lender Purchase Option Exercise Date, and the Class B Lender Purchase Right shall terminate automatically without notice or any action required on the part of any Person.

(c) By the delivery of the Class B Lender Purchase Option Notice, the Class B Lenders hereby agree to indemnify and hold harmless the Administrative Agent and the Class A Lenders from and against any loss, liability, claim, damage or expense (including reasonable documented or invoiced out-of-pocket fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts of any Class B Lenders occurring after the date of such purchase (but excluding, for the avoidance of doubt, any such loss, liability, claim, damage or expense resulting from the gross negligence or willful misconduct of any Class A Lender seeking indemnification as determined by a court of competent jurisdiction by final and nonappealable judgment).

(d) Any purchase pursuant to this Section 11.3 shall be made pursuant to an assignment and assumption agreement and be expressly made without representation or warranty of any kind by the Class A Lenders as to the Class A Lender Interests or otherwise without recourse to any Class A Lender, except that the Class A Lenders shall represent and warrant: (i) as to the amount of the Class A Lender Interests being purchased and that the Class A Lender Interest Purchase Amount is true, correct and accurate in all material respects, (ii) that such Class A Lender shall convey the Class A Lender Interests free and clear of any Liens or encumbrances of such Class A Lender or created or suffered by such Class A Lender, (iii) to its knowledge, as to all claims made or threatened in writing against such Class A Lender related to the Class A Lender Interests and (iv) such Class A Lender is duly authorized and has taken all necessary corporate action to assign the Class A Lender Interests. Nothing in this Section 13.26 shall, or shall be deemed to, release or terminate any indemnification obligations of the Borrower which by their terms survive the payment of the Class A Notes and the Class B Notes, and the termination of the Revolving Commitments.

(e) In connection with any such purchase pursuant to this Section 11.3, the Administrative Agent and Class A Lenders shall cooperate with the applicable Class B Lenders and execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions as requested by the applicable Class B Lenders in order to effect the assignment of Liens, Transaction Documents (including, without limitation, the Bank Partner Call Letters and any applicable account control agreement) and other rights of the Administrative Agent to the applicable Class B Lenders.

(f) The Administrative Agent agrees that absent Exigent Circumstances, it shall not accelerate the Obligations, sell, assign or dispose of the Collateral or exercise its right to terminate the Servicer during the Class B Review Period. As used in this clause (f), (i) the term "Class B Review Period" shall mean the period beginning on the date on which an Option Event occurs and ending on (x) in the event that the Class B Lenders elect not to exercise the Class B Lender Purchase Option, the Class B Lender Purchase Right Termination Date or (y) in the event that the Class B Lenders elect to exercise the Class B Lender Purchase Option, the Class B Lender Purchase Option Exercise Date; and (ii) the term "Exigent Circumstances" shall mean the commencement of a proceeding under any Debtor Relief Law with respect to the Borrower or any of its Affiliates, the insolvency of the Borrower or any of its Affiliates, any exercise by a third-party of enforcement rights or remedies with respect to any portion of the Collateral or any event that materially and imminently threatens the ability of the Lenders to realize upon all or a material portion of the Collateral such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance or material waste thereof).

(g) The Administrative Agent further acknowledges and agrees that the Class B Lenders shall have the right to submit bids with respect to the Collateral in the event of any private sale, public sale or other disposition of Collateral by the Administrative Agent following the occurrence of an Event of Default, notwithstanding any election by the Class B Lenders to not exercise the Class B Lender Purchase Right.

XII. MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

(a) THE TRANSACTION DOCUMENTS ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK IN RELIANCE ON NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.

(b) BY EXECUTION and delivery of each Transaction Document to which it is a party, each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) BORROWER hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 12.1. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH of the parties hereto waives personal service of process and irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.2 Successors and Assigns; Assignments and Participations

(a) Subject to Sections 12.2(f) and (h), and so long as such assignment does not result in there being more than eighty (80) Lenders and Participants in the aggregate, a Lender may at any time, with the consent of the Administrative Agent (acting at the direction of the Requisite Class A Lenders and, if the proposed Transferee (defined below) is a Prohibited Assignee, and no Event of Default has occurred and is continuing, the Requisite Class B Lenders) and the Borrower (such consent not to be unreasonably withheld), assign all or a portion of its rights and delegate all or a portion of its Revolving Commitment under this Agreement and the other Transaction Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (a “Transferee”); provided, that Borrower consent shall not be required (i) in connection with an assignment of a Lender’s Advances hereunder, (ii) in connection with a Lender’s assignment of its Revolving Commitment to an Affiliate of such Lender or (iii) upon the occurrence and continuance of an Event of Default or Early Wind-Down Trigger Event; provided, further, that so long as no Event of Default has occurred and is continuing, any such assignment by a Class B Lender shall require the consent of the Requisite Class B Lenders. Notwithstanding anything to the contrary in this Agreement, prior to the occurrence of an Event of Default, no Lender shall assign, pledge or otherwise transfer any interest in the Loan or other Obligation to a Competitor without the prior written consent of Borrower. The Transferee and such Lender shall execute and deliver for acceptance and recording in the Lender Register, a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Administrative Agent in its sole discretion (“Lender Addition Agreement”). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Advances or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Transaction Documents, or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder.

(b) A Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Transaction Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (each, a “Participant”). In the event of any such sale by a Lender of a participation to a Participant, (i) the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance thereof, (iii) the Lender shall remain the holder of the Loan for all purposes under this Agreement and the other Transaction Documents, (iv) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with its rights and obligations under this Agreement and the other Transaction Documents, and (v) all amounts payable pursuant to Section 6.2 by Borrower hereunder shall be determined as if such Lender had not sold such participation. Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 of this Agreement be considered to be a “Lender” hereunder. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.3 and 13.8 (subject to the requirements and limitations therein, including the requirements under Section 13.8(f) (it being understood that the documentation required under Section 13.8(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.3 or 13.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan (including the Advances made by, and the principal amount of the Loan owing to, and the Revolving Commitments of, each Participant from time to time) or other obligations under any Transaction Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) (i) Administrative Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Class A Lender Register”) for the recordation of the names and addresses of each Class A Lender and the Advances made by, and the principal amount of the Class A Advance owing to, and the Revolving Commitments of, each Class A Lender from time to time. Notwithstanding anything in this Agreement to the contrary, the entries in the Class A Lender Register shall be conclusive absent manifest error, and Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Class A Lender Register as the owner of the Class A Advance, the Revolving Commitments and the Advances recorded therein for all purposes of this Agreement. The Class A Lender Register shall be available for inspection by the Borrower or any Class A Lender at any reasonable time and from time to time upon reasonable prior notice. (ii) Administrative Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Class B Lender Register”, and together with the Class A Lender Register, each a “Lender Register”) for the recordation of the names and addresses of each Class B Lender and the Advances made by, and the principal amount of the Class B Advance owing to, and the Revolving Commitments of, each Class B Lender from time to time. Notwithstanding anything in this Agreement to the contrary, the entries in the Class B Lender Register shall be conclusive absent manifest error, and Borrower and the Administrative Agent shall treat each Person whose name is recorded in the Class B Lender Register as the owner of the Class B Advance, the Revolving Commitments and the Advances recorded therein for all purposes of this Agreement. The Class B Lender Register shall be available for inspection by the Borrower or any Class B Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan shall be effective unless and until Administrative Agent shall have recorded the assignment pursuant to Section 12.2(c). Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, Administrative Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Lender Register and give prompt notice of such acceptance and recordation to the Lender and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Administrative Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Administrative Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e) Except as otherwise provided in this Section 12.2 Administrative Agent shall not, as between Borrower and Administrative Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loan or other Obligations owed to Administrative Agent and Lenders. Administrative Agent may furnish any information concerning Borrower in the possession of Administrative Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f) Notwithstanding any other provision set forth in this Agreement, Administrative Agent may at any time create a security interest in all or any portion of its rights under this Agreement, including the Loan held by it and the other Transaction Documents and Collateral.

(g) Borrower agrees to use commercially reasonable efforts to assist Administrative Agent in assigning or selling participations in all or any part of the Loan held by any Lender to another Person identified by such Lender.

(h) Notwithstanding anything in the Transaction Documents to the contrary, (i) Administrative Agent and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates or Lenders, (ii) no Lender or funding or financing source of Administrative Agent or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on Administrative Agent’s ability to assign or otherwise transfer any Transaction Document to any such Affiliate or Lender or funding or financing source, and (iv) there shall be no limitation or restriction on such Affiliates’ or Lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Transaction

Document, interest in the Loan or Obligation (or any of its rights thereunder or interest therein); provided, however, Administrative Agent shall continue to be liable as a “Lender” under the Transaction Documents unless such Affiliate or Lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”

(i) The Transaction Documents shall inure to the benefit of Administrative Agent, Lenders, Transferee, Participant (to the extent expressly provided herein only) and all future holders of the Loan, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Transaction Document shall be binding upon the Persons other than Administrative Agent that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Transaction Document or any of its rights or obligations thereunder without the prior written consent of Administrative Agent (acting at the direction of the Requisite Class A Lenders and, if such assignment is to be made by the Borrower or any of its Affiliates, the Requisite Class B Lenders). No rights are intended to be created under any Transaction Document for the benefit of any third party, creditor or incidental beneficiary of Borrower. Nothing contained in any Transaction Document shall be construed as a delegation to Administrative Agent of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE LOAN, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY TRANSACTION DOCUMENT, INTEREST IN THE LOAN, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights, obligations and benefits with respect to the Obligations, the Loan, Collateral and/or Transaction Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Transaction Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Administrative Agent had such participation not been effected. Administrative Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Transaction Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Administrative Agent.

(j) Any Lender may assign or pledge all or any portion of the Loan held by it to any Federal Reserve Bank or the United States Treasury as collateral security to secure obligations of such Lender, including any assignment or pledge pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that any payment in respect of such assigned interest in the Loan made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned interest in the Loan to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

12.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Administrative Agent shall decide in its sole discretion.

12.4 Indemnity

(a) Borrower hereby agrees that it will indemnify, defend and hold harmless (on an after Tax basis) the Administrative Agent and the Lenders, and their respective successors and permitted assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Person, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Person’s gross negligence, willful misconduct or bad faith) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (1) this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Advances, (3) the Administrative Agent’s, the Administrative Agent’s or any Lender’s entering into this Agreement, or the other Transaction Documents (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Borrower or Enova or its Subsidiaries in connection with compliance by such party, or any of its properties, with any Applicable Law, (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of Borrower or Enova or its Subsidiaries or any actual or purported violation of Borrower’s or Enova’s or its Subsidiaries’ governing documents or any other agreement or instrument to which Borrower or Enova or its Subsidiaries is a party or by which any of its properties is bound, (iv) any willful misrepresentation with respect to Borrower or the Collateral, (v) any acts of fraud by Borrower or Enova or its Subsidiaries related to the Loan or made in connection with this Agreement or any Transaction Document, (vi) any Change of Control not approved in writing by Administrative Agent (acting at the direction of the Requisite Class A Lenders and the Requisite Class B Lenders), (vii) any material waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by this Agreement or the other Transaction Document or (viii) any failure to comply with the special purpose entity covenants set forth in Section 6.13 hereof. In addition, Borrower shall, upon demand, pay to the Administrative Agent all reasonable costs and expenses incurred by the Administrative Agent (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration, modification and amendment of the Transaction Documents, and pay to the Administrative Agent and each Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Administrative Agent or such Lender in (1) enforcing or defending its rights under or in respect of this Agreement, the other Transaction Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (2) collecting the Obligations or otherwise administering this Agreement and (3) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the obligations of Borrower or any of its Affiliates hereunder or any other Transaction Document are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under Applicable Law. Without limiting any of the foregoing, Borrower indemnifies the Indemnified Person for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Person has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Transaction Document or any agreement, document or transaction contemplated thereby.

(b) Borrower’s obligations under Sections 3.3 and 13.8 and this Section 12.4 shall survive any termination of this Agreement and the other Transaction Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

(c) All payments due under this Section 12.4 are payable promptly (and in any event within three (3) Business Days) after written demand therefor.

12.5 Notice

Any notice or request under any Transaction Document shall be given in writing to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such notice or request is received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, on the date on which such notice or request is transmitted.

12.6 Severability; Captions; Counterparts; Facsimile Signatures

In case any provision in or obligation under this Agreement, the Loan or any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The captions in the Transaction Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Transaction Documents. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Transaction Documents may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement and each of the other Transaction Documents by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.7 Expenses

Borrower shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Administrative Agent, any Lender, and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable external attorneys’ fees and expenses (including the cost of regulatory counsel), (a) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Transaction Document or any related agreement, document or instrument, (b) in connection with entering into, negotiating, preparing, reviewing and executing the Transaction Documents and/or any related agreements, documents or instruments, including the costs of regulatory counsel, (c) arising in any way out of administration of the Obligations or the taking or refraining from taking by Administrative Agent of any action requested by Borrower, (d) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Administrative Agent’s Liens on any of the Collateral under the Transaction Documents, whether through judicial proceedings or otherwise, (e) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Administrative Agent’s or any Lender’s transactions with Borrower, (f) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Transaction Document and any related agreement, document or instrument, (g) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (h) subject to the limitations set forth in Section 6.7 hereof, in connection with all actions, visits, audits and inspections undertaken by Administrative Agent or its Affiliates pursuant to the Transaction Documents, and/or (i) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Transaction Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Administrative Agent, Lender or any of their Affiliates uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Without limiting the foregoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Administrative Agent’s income or revenues or any personal property Tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8 Entire Agreement

This Agreement and the other Transaction Documents to which Borrower is a party constitute the entire agreement between Borrower, Administrative Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including the term sheets dated on or about June 17, 2025), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Administrative Agent and the Requisite Lenders, as appropriate. Except as set forth in and subject to Section 10.4, no provision of any Transaction Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by the parties thereto and consented to by the Administrative Agent, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XIII hereof so long as no additional duties are required to be assumed by Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Administrative Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Administrative Agent (acting at the direction of the Requisite Class A Lenders and the Requisite Class B Lenders). The preparation of this Agreement has been a joint effort of the parties hereto and their counsel. The resulting document shall not as matter of judicial construction be construed more severely against one of the parties or against any particular draftsman.

12.9 Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Administrative Agent or any Lender, as applicable, with respect to any matter that is subject of any Transaction Document may be granted or withheld by Administrative Agent or such Lender, as applicable, in its sole and absolute discretion. Except as otherwise required by law, Administrative Agent shall not have any responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10 Publicity

On or after the Closing Date, Administrative Agent, a Class B Lender or Borrower may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements (collectively, “Trade Announcements”) relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Administrative Agent, Class B Lender and/or Borrower). None of Administrative Agent, Class B Lender nor Borrower may submit any such Trade Announcement for publication without the prior written consent of each other applicable party (in each case, such consent not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by such party, as applicable, within twenty (20) Business Days of request therefor). Borrower may, from time to time after consent from Administrative Agent and Class B Lenders, publish any such Trade Announcements in any media form desired by Borrower until such time that the Administrative Agent and/or a Class B Lender requests Borrower to cease any such further publication. Notwithstanding the foregoing, Borrower may issue any disclosures required by Applicable Law, legal process or the rules of the Securities and Exchange Commission without the prior approval of Administrative Agent.

12.11 Release of Collateral

(a) So long as no Early Wind-Down Trigger Event, Default or Event of Default has occurred and is continuing, upon request of Borrower, Administrative Agent shall release any Lien granted to or held by Administrative Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Transaction Documents, as determined by Administrative Agent in its sole discretion, subject to compliance with Sections 2.5 and 2.6 hereof, and this Section 12.11, as applicable. Borrower shall, or shall cause the Servicer to, immediately deposit all proceeds from any such sale or disposition into the Collateral Account. Upon receipt of the proceeds of such sale or disposition in accordance with this Agreement, Administrative Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Administrative Agent’s Liens on the applicable Collateral and shall return the applicable Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Administrative Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

(b) Notwithstanding anything in the foregoing Section 12.11(a) to the contrary, in order to give effect to a Permitted Disposition, the relevant Receivable(s) may be sold without the prior consent of Administrative Agent or any of the Lenders; provided that Borrower shall, or shall cause the Servicer to, immediately deposit all proceeds from such sale or disposition into the Collateral Account. Provided that no Early Wind-Down Trigger Event or Event of Default has occurred and is continuing, if such amounts described in the prior sentence are deposited in the Collateral Account, then, (i) Administrative Agent’s Lien on such Receivables that are subject to such Permitted Disposition shall be automatically released without any further action and (ii) Administrative Agent (at the written direction of Administrative Agent) shall execute such documents, releases and instruments of transfer or assignment, reasonably requested and prepared by Borrower and take such other actions as shall reasonably be requested by Borrower to effect the release of such Receivables removed pursuant to a Permitted Disposition, in each case at Borrower’s sole cost and expense. Borrower shall deliver, or cause the Servicer to deliver, a schedule of any Receivables released as provided in this Section 12.11(b) to Administrative Agent in connection with the Monthly Collateral and Servicing Report and shall update all other reports and schedules accordingly.

(c) Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations of Borrower under the Transaction Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Administrative Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Administrative Agent’s Liens on the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Administrative Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Administrative Agent. Administrative Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.

12.12 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

12.13 Rounding

Any ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

12.14 No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, Administrative Agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Transaction Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.15 Independent Effect of Covenants

Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, if, before or after giving effect to such transaction or act, Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

12.16 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Transaction Documents and although such obligations may be unmatured; provided that, in the event that any Non-Funding Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 13.3 and, pending such payment, shall be segregated by such Non-Funding Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (ii) the Non-Funding Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Non-Funding Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application by such Lender; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

12.17 Confidentiality.

Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities evidenced by this Agreement, (h) with the consent of Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.18 Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Agreement and any other Transaction Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Borrower or any of its Subsidiaries or further restricts the rights of Borrower or any of its Subsidiaries or gives Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

XIII. AGENT PROVISIONS; SETTLEMENT

13.1 Administrative Agent.

(a) Appointment. Each Lender hereby designates and appoints Banc of California to act as administrative agent under this Agreement and the other Transaction Documents, and each Lender hereby irrevocably authorizes Banc of California, as Administrative Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are delegated to Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the conditions contained in this Article XIII. The provisions of this Article XIII are solely for the benefit of Administrative Agent and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Article XIII other than the second sentence of Section 13.1(h)(iii). Administrative Agent may perform any of its duties hereunder, or under the Transaction Documents, by or through its agents, employees or sub-agents.

(b) Nature of Duties. In performing its functions and duties under this Agreement, Administrative Agent is acting solely on behalf of the Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or Borrower. Administrative Agent shall not have any duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. Administrative Agent shall not have by reason of this Agreement or any other Transaction Document a fiduciary relationship (and no implied duties, including fiduciary duties, covenants or obligations will be read into this Agreement) in respect of any Lender or any other Person. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower. Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder or given to Administrative Agent for the account of or with copies for Lenders, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Administrative Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Administrative Agent shall send prior written notice thereof to each Lender. Administrative Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Administrative Agent, nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender or any other Person for any action lawfully taken or omitted by them hereunder or under any of the other Transaction Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Administrative Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis. Notwithstanding the foregoing, Administrative Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Administrative Agent shall exercise the same care which it would in dealing with loans for its own account. Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower or any other Person herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Transaction Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Transaction Documents or the financial condition of Borrower or any other Person, or the existence or possible existence of any Early Wind-Down Trigger Event, Default or Event of Default. Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this

Agreement or of any of the other Transaction Documents Administrative Agent is permitted or required to take or to grant, and Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Transaction Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Transaction Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Administrative Agent shall not have any obligation to take any action if it, in good faith, believes that such action exposes Administrative Agent or any of its respective officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Administrative Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d) Reliance. Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Administrative Agent in its sole discretion.

(e) Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Administrative Agent, and its respective officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by Borrower), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Loan shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent or any of its respective officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Transaction Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Transaction Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The obligations of Lenders under this Article XIII shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Administrative Agent in its Individual Capacity. With respect to the Loan held by it, if any, Banc of California and its successors as the Administrative Agent shall have, and may exercise, the same rights and powers under the Transaction Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Transaction

Documents, as any other Lender. The terms “Lenders” or “Requisite Lenders”, “Requisite Class A Lenders” or “Requisite Class B Lenders” or any similar terms shall include Administrative Agent in its individual capacity as a Lender. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Subsidiary or Affiliate of Borrower as if it were not acting as Administrative Agent pursuant hereto.

(g) Successor Administrative Agent.

(i) Resignation. Administrative Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii) Appointment of Successor. Upon any such notice of resignation of Administrative Agent pursuant to clause (g)(i) of this Section 13.1, the Requisite Lenders shall appoint a successor Administrative Agent, with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Early Wind-Down Trigger Event, Default or Event of Default exists) and the consent of the Requisite Class B Lenders. If a successor Administrative Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Administrative Agent (with respect to the role of retiring administrative agent) upon notice to Borrower, may, on behalf of Lenders, appoint a successor Administrative Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Early Wind-Down Trigger Event, Default or Event of Default exists), who shall serve as Administrative Agent, until such time as the Requisite Lenders (with the consent of the Requisite Class B Lenders) appoint a successor Administrative Agent as provided above. If no successor Administrative Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and the Requisite Lenders thereafter shall perform all the duties of Administrative Agent thereunder, until such time, if any, as the Requisite Lenders (with the consent of the Requisite Class B Lenders) appoint a successor Administrative Agent as provided above.

(iii) Successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent under the Transaction Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and, upon the earlier of such acceptance or the effective date of the retiring Administrative Agent’s resignation, the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents, provided that any indemnity rights or other rights in favor of such retiring Administrative Agent shall continue after and survive such resignation and succession. After any retiring Administrative Agent’s resignation under the Transaction Documents, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Transaction Documents.

(h) Collateral Matters.

(i) Collateral. Each Lender agrees that any action taken by Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders, or, where permitted by the express terms of this Agreement, the Requisite Class A Lenders or Requisite Class B Lenders) in accordance with the provisions of this Agreement or of the other Transaction Documents relating to the Collateral, and the exercise by Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders, or, where permitted by the express terms of this Agreement, the Requisite Class A Lenders or Requisite Class B Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and Administrative Agent. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive right and authority to (except as may be otherwise specifically restricted by the terms hereof or any other Transaction Document), exercise all rights and remedies given to the Administrative Agent and Lenders with respect to the Collateral under the Transaction Documents related thereto, Applicable Law or otherwise.

(ii) Release of Collateral. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent, for the benefit the of Lenders, upon any Collateral covered by the Transaction Documents (A) upon termination of this Agreement, the termination of the Revolving Commitments and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); or (B) constituting Collateral being sold or disposed of if Borrower certifies to Administrative Agent that the sale or disposition is made in compliance with the provisions of the Transaction Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(iii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Administrative Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 13.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Transaction Documents conferred upon Administrative Agent under Section 13.1(h)(ii). So long as no Early Wind-Down Trigger Event, Default or Event of Default exists, upon receipt by Administrative Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Collateral covered by this Agreement or the other Transaction Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Administrative Agent shall execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent, for the benefit of the Lenders, herein or pursuant hereto upon such Collateral; provided, however, that (A) Administrative Agent shall not be required to execute, any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral covered by this Agreement or the Transaction Documents.

(iv) Absence of Duty. Administrative Agent shall not have any obligation whatsoever to any Lender or any other Person to assure that the Collateral covered by this Agreement or the other Transaction Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent, on behalf of the Lenders, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Section 13.1(h) or in any of the Transaction Documents; it being understood and agreed that in respect of the Collateral covered by this Agreement or the other Transaction Documents, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in Collateral covered by this Agreement or the Transaction Documents as one of Lenders and Administrative Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Administrative Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Each Lender hereby appoints Administrative Agent as agent for the purpose of perfecting such Lender’s security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Administrative Agent thereof and, promptly upon Administrative Agent’s request therefor, deliver such Collateral to Administrative Agent or otherwise act in respect thereof in accordance with Administrative Agent’s instructions.

(j) Exercise of Remedies. Except as set forth in Section 13.4, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Transaction Document or to realize upon any Collateral security for the Loan or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent in accordance with the terms of the Transaction Documents.

(k) Reserved.

13.2 Lender Consent

(a) In the event Administrative Agent requests the consent of a Lender and does not receive a written consent thereof within five (5) Business Days after such Lender’s receipt of such request, then such Lender will be deemed not to have given such consent.

(b) In the event Administrative Agent requests the consent of a Lender in a situation where such Lender’s consent would be required and such consent is denied, then Administrative Agent may, at its option, require such Lender to assign its interest in the Loan and Revolving Commitments to Administrative Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lender when collected from Borrower. In the event that Administrative Agent elects to require any Lender to assign its interest to Administrative Agent pursuant to this Section 13.2 Administrative Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Administrative Agent no later than five (5) calendar days following receipt of such notice.

13.3 Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with the prior written consent of Administrative Agent and without notice to Borrower or any other Person other than Administrative Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower ), and (b) other Collateral at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Administrative Agent. Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loan shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loan made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loan and other Obligations in the amount of such participation.

13.4 Disbursement of Funds

Administrative Agent may, on behalf of Lenders, disburse funds to Borrower for any funding of Revolving Advances. Each Lender shall reimburse Administrative Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender shall remit to Administrative Agent its Pro Rata

Share of any funding of Revolving Advances before Administrative Agent disburses such Revolving Advances to or on account of Borrower. If Administrative Agent so elects to require that funds be made available prior to disbursement to Borrower, Administrative Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Revolving Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Lender shall pay Administrative Agent the amount of such Lender’s Revolving Advance, in same day funds, by wire transfer to Administrative Agent’s account not later than 2:00 p.m. (New York City time). If Administrative Agent shall have disbursed funds to Borrower on behalf of any Lender and such Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall as promptly as reasonably possible, but in no event less than two (2) Business Days after such notice, repay such amount to Administrative Agent. Any repayment by Borrower required pursuant to this Section 13.4 shall be without any premium or penalty. Nothing in this Section 13.4 or elsewhere in this Agreement or the other Transaction Documents, including the provisions of Section 13.5, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

13.5 Settlements; Payments; and Information

(a) Funding of Advances; Payments; Interest and Fee Payments.

(i) The Loan Balance may fluctuate from day to day through Administrative Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Administrative Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii). Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Administrative Agent to or on account of Borrower will commence on the date such Advances are made by Administrative Agent. Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Early Wind-Down Trigger Event, Default or Event of Default exists. All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii) Administrative Agent shall, whenever it deems necessary (in its sole discretion) (each such day being a “Settlement Date”), advise each Lender by 1:00 p.m. (New York City time) on a Business Day by email of the amount of each such Lender’s Revolving Advance. In the event payments are necessary to adjust the amount of such Lender’s share of the Revolving Advances to such Lender’s Pro Rata Share of the Revolving Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii) On the twentieth (20th) Business Day of each month (“Interest Settlement Date”), Administrative Agent will advise each Lender by email of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loan. Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Administrative Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender from time to time pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b) Availability of Lenders’ Pro Rata Share.

(i) Unless Administrative Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its requested Revolving Advance, Administrative Agent may assume that such Lender will make such amount available to Administrative Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make a Revolving Advance at any time any Early Wind-Down Trigger Event, Default or Event of Default exists. If such amount is not, in fact, made available to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii) Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Administrative Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(c) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6 Dissemination of Information

Upon request by a Lender, Administrative Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including financial and reporting information received from Borrower or generated by a third party as provided for in this Agreement and the other Transaction Documents as received by Administrative Agent. Administrative Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Administrative Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7 Non-Funding Lender.

The failure of any Lender to make any Revolving Advance that it has agreed to make (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its agreed upon obligations to make such Revolving Advance, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Revolving Advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” for any voting or consent rights under or with respect to any Transaction Document. At Borrower’s request, Administrative Agent or a Person acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in

Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the rights of that Non-Funding Lender to make Advances hereunder for an amount equal to the principal balance of all Advances held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.

13.8 Taxes

(a) Any and all payments by or on account of any obligations of Borrower to each Lender or Administrative Agent under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority (“Taxes”), except as required by Applicable Law.

(b) In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 13.8(g), Borrower shall indemnify and hold harmless each Lender and Administrative Agent for the full amount of any and all Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Administrative Agent and any liability (other than any penalties, interest, additions, and expenses that accrue after the 180th day after the receipt by Administrative Agent or such Lender of written notice of the assertion of such Indemnified Taxes or Other Taxes and before the date that Administrative Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 13.8(l)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payments under this indemnification shall be made within 10 days from the date any Lender or Administrative Agent makes written demand therefor.

(d) If Borrower shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent, then, subject to Section 13.8(g):

(i) if such Tax is an Indemnified Tax, the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii) Borrower shall make such deductions; and

(iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(e) Within ten (10) days after the date of any payment by Borrower of Taxes to a Governmental Authority, Borrower shall furnish to Administrative Agent (and the applicable Lender) a receipt evidencing payment thereof, or other evidence of payment satisfactory to Administrative Agent (and the applicable Lender).

(f) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Administrative Agent and not to Borrower) two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W‑8BEN‑E, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof, successors thereto or such other forms or documents as may be reasonably required under Applicable Law, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from United States federal withholding Tax on all payments by Borrower under this Agreement and the other Transaction Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. In addition to properly completing and duly executing Forms W-8BEN or W‑8BEN‑E (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States federal income Tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any Tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code and such Non-U.S. Lender agrees that it shall provide Administrative Agent, and Administrative Agent shall provide to Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Administrative Agent and not to Borrower), with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties. Each Non-U.S. Lender shall promptly notify Borrower (or, in the case of an assignment that is not disclosed to Borrower in accordance with the provisions of Section 12.2, solely to the assigning Lender and Administrative Agent and not to Borrower) at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver. Each Lender who makes an assignment pursuant to Section 12.2 where the assignment and assumption agreement is not delivered to Borrower shall indemnify and agree to hold Administrative Agent, Borrower and the other Lenders harmless from and against any United States federal withholding Tax, interest and penalties that would not have been imposed but for (i)

the failure of the Transferee that received such assignment under Section 12.2 to comply with this Section 13.8(f) or (ii) the failure of such Lender to withhold and pay such Tax at the proper rate in the event such Transferee does not comply with this Section 13.8(f) (or complies with Section 13.8(f) but delivers forms indicating it is entitled to a reduced rate of such Tax). Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is entitled to receive any and all payments under this Agreement and each other Transaction Document free and clear from withholding of United States federal backup withholding Taxes or (ii) such other reasonable documentation as will enable Borrower and/or Administrative Agent to determine whether or not such Lender is subject to United States federal backup withholding or information reporting requirements. Each Person that shall become a Participant pursuant to Section 12.2 shall, on or before the date of the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this Section 13.8(f), and shall make the representations and warranties set forth in clauses (A) – (F) above, provided that the obligations of such Participant, pursuant to this Section 13.8(f) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(g) Borrower will not be required to pay any additional amounts in respect of United States federal income Tax pursuant to Section 13.8(d) to any Lender or Administrative Agent or to indemnify any Lender or Administrative Agent pursuant to Section 13.8(c) to the extent that the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Administrative Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881‑3 or any successor provision; provided, however, nothing contained in this Section shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting.

(h) If Borrower is required to pay additional amounts to or for the account of any Lender or Administrative Agent pursuant to this Section 13.8, then such Lender or Administrative Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Administrative Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Administrative Agent.

(i) If Administrative Agent or a Lender, in its reasonable judgment, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 13.8, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 13.8 with respect to the Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay the applicable refund to such Governmental Authority.

(j) Notwithstanding anything herein to the contrary, if Administrative Agent is required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable to any Lender by Borrower or Administrative Agent, the Administrative Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Administrative Agent from Borrower.

(k) Any Lender claiming reimbursement or compensation pursuant to this Section 13.8 shall deliver to Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

(l) The agreements and obligations of Borrower in this Section 13.8 shall survive the payment of all other Obligations.

13.9 Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and each Lender to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Administrative Agent, or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Loan and Security Agreement as of the date first written above.

BORROWER:

NETCREDIT LOC RECEIVABLES 2025, LLC,

a Delaware limited liability company

By:
Name:
Title:

Address:

175 West Jackson Boulevard

Suite 600

Chicago, IL 60604

Attn: _________________

[Signature Page to Loan and Security Agreement – NC LOC 2025]

BANC OF CALIFORNIA, as Administrative Agent
By
Name:
Title:

Address:

Banc of California

5404 Wisconsin Ave., 2nd Floor

Chevy Chase, MD 20815

Attention: Portfolio Management – Lender Finance

Email : rob.dailey@bancofcal.com

with a copy to:

Attention: Office of the General Counsel

Email: legal@bancofcal.com

and to:

Holland & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: M. Matthew Fontane

Email: matthew.fontane@hklaw.com

[Signature Page to Loan and Security Agreement – NC LOC 2025]

BANC OF CALIFORNIA, as Initial Class A Lender
By
Name:
Title:

Address:

Banc of California

5404 Wisconsin Ave., 2nd Floor

Chevy Chase, MD 20815

Attention: Portfolio Management – Lender Finance

Email : rob.dailey@bancofcal.com

with a copy to:

Attention: Office of the General Counsel

Email: legal@bancofcal.com

and to:

Holland & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: M. Matthew Fontane

Email: matthew.fontane@hklaw.com

[Signature Page to Loan and Security Agreement – NC LOC 2025]

OMAHA ABF V LLC, as Initial Class B Lender
By
Name:
Title:

Address:

OMAHA ABF VII LLC, as Initial Class B Lender
By
Name:
Title: Address:

[Signature Page to Loan and Security Agreement – NC LOC 2025]

Schedule I

Lenders

Class A Lenders	Class B Lenders
Banc of California	Omaha ABF V LLC
Omaha ABF VII LLC

Schedule A

Disclosures

All references to Section numbers herein refer to Sections in this Agreement.

5.1. Jurisdictions Authorized to Conduct Business (SECTION 5.1.(b))

Delaware, Nebraska and Texas.

5.3. Managers, Members, Beneficiaries, Directors (SECTION 5.3).

Enova International, Inc.

Officers:

David Fisher, President and Chief Executive Officer

Steven E. Cunningham, Chief Financial Officer

Sean Rahilly, Chief Compliance Officer, Secretary and General Counsel

Board of Directors:

David Fisher

Ellen Carnahan

Daniel Feehan

William Goodyear

James Gray

Gregg Kaplan

Mark McGowan

Linda Johnson Rice

Mark A. Tebbe

Lindsay Corby

NetCredit Finance, LLC

Officers:

David Fisher, President, Chief Executive Officer and Treasurer

Steven E. Cunningham, Vice President

Sean Rahilly, Secretary

Board of Directors:

David Fisher

Steven E. Cunningham

Sean Rahilly

Sole Member and Manager:

CNU Online Holdings, LLC

NetCredit LOC Funding 2025, LLC

Officers:

David Fisher, President

Steven E. Cunningham, Chief Financial Officer and Treasurer

Sean Rahilly, Secretary

Sole Member:

CNU Online Holdings, LLC

NetCredit LOC Receivables 2025, LLC

Officers:

David Fisher, President

Steven E. Cunningham, Chief Financial Officer and Treasurer

Sean Rahilly, Secretary

Sole Member:

NetCredit LOC Funding 2025, LLC

NetCredit Loan Services, LLC

Officers:

David Fisher – President, Chief Executive Officer and Treasurer

Steven E. Cunningham – Vice President

Sean Rahilly – Secretary

Sole Member:

CNU Online Holdings, LLC

Board of Managers:

David Fisher

Steven E. Cunningham

Sean Rahilly

Organizational chart of Enova and its subsidiaries is attached hereto as Exhibit 1 to Schedule A.

5.6. Litigation (SECTION 5.6)

None.

5.8. Compliance with Laws (SECTION 5.8).

None.

5.13 Affiliated Agreements (Section 5.13).

None.

5.15. Borrower Information (SECTION 5.15).

Exact Name of Borrower	State of Organization	Federal Tax I.D. No.	Chief Executive Office/Place of Business	Locations of Books and Records	Prior Names	Charter No.
NetCredit LOC Receivables 2025, LLC	Delaware	39-2818165	175 West Jackson Boulevard Suite 600 Chicago, IL 60604	175 West Jackson Boulevard Suite 600 Chicago, IL 60604	N/A	10227745

5.16 Accounts and Investment Property (Section 5.16).

Accounts

Bank Name	Account No.	Account Type

Banc of California 560154503 (Collateral Account) Account

Axos Bank 890000215131 (ACH Sweep Account) Deposit Account

North American Banking 18056325 (ACH Sweet Account) Deposit Account

Company

Veritex Community Bank 502090045 (ACH Sweet Account) Deposit Account

Veritex Community Bank 5501156086 (Collection Receipt Account) Deposit Account

Veritex Community Bank 5501156102 (Collection Receipt Account) Deposit Account

Veritex Community Bank 55501637473 (Collection Receipt Account) Deposit Account

Veritex Community Bank 5501197254 (Collection Receipt Account) Deposit Account

Veritex Community Bank 5501916166 (Collection Receipt Account) Deposit Account

Veritex Community Bank 5501156987 (Collection Receipt Account) Deposit Account

Investment Property

None.

Exhibit 1 to Schedule A

Enova Organizational Chart

[See attached]

Schedule B

[Reserved]

Schedule C

Maximum Loan Amount

Class A Lender	Maximum Loan Amount

Banc of California $125,000,000

Class B Lender	Maximum Loan Amount

Omaha ABF V LLC $12,500,000

Omaha ABF VII LLC $12,500,000

Schedule D

Part A

Approved States with respect to Bank Program Receivables

Alaska

Arizona

Arkansas

Florida

Hawaii

Indiana

Kansas

Kentucky

Michigan

Minnesota

Mississippi

Missouri

Montana

Nebraska

New Jersey

Ohio

Oklahoma

Oregon

Rhode Island

South Carolina

Tennessee

Texas

Virginia

Wyoming

Schedule D

Part B

Approved States with respect to State Licensed Receivables

Alabama

Delaware

Idaho

Louisiana

Utah

Wisconsin

Schedule E

State Licenses

[See attached]

Schedule F

Permitted Modifications

(i) Release of an Account Debtor from payment of any unpaid amount if such release is required pursuant to Applicable Law;

(ii) Waiver of the right to collect the unpaid balance if the amount that the Servicer expects to realize in connection with the collection efforts is determined by the Servicer to be less than the reasonably expected costs of collection;

(iii) Waiver of certain charges, such as prepayment fees and late payment charges that may be collected in the ordinary course of servicing a Receivable;

(iv) Effecting a Due Date Adjustment of no more than forty-five (45) days;

(v) Effecting a “Servicing Modification” as defined in the Servicing Policy;

(vi) Establishing a payment plan with respect to a Defaulted Receivable if the Servicer believes that such plan will maximize Collections in respect of such Receivable, such payment plan complies with the Servicing Standard and the Servicing Policy and such Receivable is treated as a Defaulted Receivable for purposes of calculating the Monthly Annualized Net Default Ratio or the Monthly Delinquency Ratio; and

(vii) With respect to a Receivable that is not a Defaulted Receivable, implementing a proposal from a credit counseling service to establish an alternative payment schedule if the Servicer believes that such schedule will maximize Collections thereon and the Servicer implements such plan in accordance with the Servicing Standard and the Servicing Policy.

Schedule G

Competitors

Avant

Lending Club

Marlette

Elevate

Braviant

One Main

Springleaf

Chorus Credit

Lending Point

Opportun

Opp Loans

World Acceptance

Regional Management

DFC Global Cor

EZ Corp

BillFloat

PLS

Upgrade

Kabbage

Curo

US Bank Upstart

Affirm

Exhibit A

FORM OF

BORROWING BASE CERTIFICATE

(See Attached)

EXHIBIT B-1

FORM OF CLASS A NOTE

Up to $[________] [DATE]

New York, New York

Reference is made to that certain Loan and Security Agreement, dated as of July 17, 2025 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among NetCredit LOC Receivables 2025, LLC (the “Borrower”), the Lenders from time to time party thereto and Banc of California, as administrative agent for itself and the other Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay [_______] (the “Holder”), in accordance with the Loan Agreement, in immediately available funds in lawful money of the United States, the lesser of (a) the principal sum of [_____] AND [_]/100 DOLLARS ($[_______]) or (b) the aggregate unpaid principal amount of all Class A Advances made by the Holder, pursuant to the Loan Agreement, together with all accrued and unpaid interest and fees thereon.

The Borrower also agrees to pay interest in like money to the Holder on the unpaid principal amount of each such Class A Advances from time to time from the date of each such Loan until payment in full thereof at the rate or rates and on the dates set forth in the Loan Agreement.

This Class A Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein and is secured by the Pledged Assets.

This Class A Note evidence the indebtedness of the Borrower to the Holder under the Loan Agreement, and does not constitute a separate obligation or undertaking by the Borrower. In the event of any inconsistency between the provisions of this Class A Note and the provisions of the Loan Agreement, the Loan Agreement will prevail.

THIS CLASS A NOTE SHALL, IN ACCORDANCE WITH SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Class A Note may be transferred or assigned by the holder hereof at any time, subject to compliance with any Applicable Law and the Loan Agreement, in order to reflect (and to the extent of) the assignment by the Holder pursuant to Section 12.2 of the Loan Agreement, of all or a portion of its rights under the Loan Agreement. This Class A Note shall be binding on the Borrower and shall inure to the benefit of the holder hereof and its successors and assigns. The obligations and liabilities of the Borrower hereunder may not be assigned to any Person without the prior written consent of the holder hereof. Any such assignment in violation of this paragraph shall be void and of no force and effect.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

IN WITNESS WHEREOF, this Class A Note has been duly executed and delivered on behalf of the Borrower by its duly authorized officer on the date and year first written above.

NETCREDIT LOC RECEIVABLES 2025, LLC

By:

Name:

Title:

EXHIBIT B-2

FORM OF CLASS B NOTE

Up to $[________] [DATE]

New York, New York

Reference is made to that certain Loan and Security Agreement, dated as of July 17, 2025 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among NetCredit LOC Receivables 2025, LLC (the “Borrower”), the Lenders from time to time party thereto and Banc of California, as administrative agent for itself and the other Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay [_______] (the “Holder”), in accordance with the Loan Agreement, in immediately available funds in lawful money of the United States, the lesser of (a) the principal sum of [_____] AND [_]/100 DOLLARS ($[_______]) or (b) the aggregate unpaid principal amount of all Class B Advances made by the Holder, pursuant to the Loan Agreement, together with all accrued and unpaid interest and fees thereon.

The Borrower also agrees to pay interest in like money to the Holder on the unpaid principal amount of each such Class B Advance from time to time from the date of each such Loan until payment in full thereof at the rate or rates and on the dates set forth in the Loan Agreement.

This Class B Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein and is secured by the Pledged Assets.

This Class B Note evidence the indebtedness of the Borrower to the Holder under the Loan Agreement, and does not constitute a separate obligation or undertaking by the Borrower. In the event of any inconsistency between the provisions of this Class B Note and the provisions of the Loan Agreement, the Loan Agreement will prevail.

THIS CLASS B NOTE SHALL, IN ACCORDANCE WITH SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

This Class B Note may be transferred or assigned by the holder hereof at any time, subject to compliance with any Applicable Law and the Loan Agreement, in order to reflect (and to the extent of) the assignment by the Holder pursuant to Section 12.2 of the Loan Agreement, of all or a portion of its rights under the Loan Agreement. This Class B Note shall be binding on the Borrower and shall inure to the benefit of the holder hereof and its successors and assigns. The obligations and liabilities of the Borrower hereunder may not be assigned to any Person without the prior written consent of the holder hereof. Any such assignment in violation of this paragraph shall be void and of no force and effect.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

IN WITNESS WHEREOF, this Class B Note has been duly executed and delivered on behalf of the Borrower by its duly authorized officer on the date and year first written above.

NETCREDIT LOC RECEIVABLES 2025, LLC

By:

Name:

Title:

EXHIBIT C

Form of Monthly Collateral and servicing report

(See Attached)

EXHIBIT D-1

Form of

Request for ADVANCE

The undersigned (“Borrower”) executes and delivers this Request for Advance (“Request”) as of ______________, 20__, in connection with the Loan and Security Agreement (as amended, restated or extended from time to time, the “Loan and Security Agreement”), dated as of July 17, 2025, by and among Borrower, the Lenders from time to time party thereto, and Banc of California, as administrative agent for itself and for the other Lenders (in such capacities, “Administrative Agent”). All capitalized terms used in this Request without definition shall have the same meanings herein as they have in the Loan and Security Agreement.

Pursuant to Section 4.2 of the Loan and Security Agreement, Borrower hereby requests Revolving Advances from the Lenders in the amount of $______________ on ________________, 20__.

Borrower hereby represents and certifies to Administrative Agent and the Lenders as follows:

1. As of the date of this Request, Borrower is in compliance in all material respects with all of the terms and conditions of the Loan and Security Agreement and the other Transaction Documents and no Default, Event of Default, Early Wind-Down Trigger Event, or Material Adverse Change thereunder exists and each of the conditions to the requested funding of Revolving Advances set forth in the Loan and Security Agreement, including Section 4.2, has been satisfied in all material respects or otherwise waived by Administrative Agent.

2. Except as otherwise previously disclosed in writing to Administrative Agent, Borrower’s representations and warranties set forth in the Loan and Security Agreement, the other Transaction Documents and any other related document, are true and accurate in all material respects as of the date of this Request (except where such representation or warranty is otherwise expressly made as of another date, in which case it is, was or will be true and correct on and as of such other date).

3. There are no liabilities or obligations owing by Borrower of any nature whatsoever in violation of the Loan and Security Agreement.

4. As of the date of this Request, to the actual knowledge of Borrower, each Receivable identified in the attached Schedule A is an Eligible Receivable.

5. All of Borrower’s right (including the power to convey title thereto), title and interest in and to each Portfolio Document related to each Receivable File, shall be collaterally assigned and pledged to Administrative Agent in accordance with the terms of the Loan and Security Agreement.

6. As of the date of this Request, the Loan Balance (after giving effect to the funding of Revolving Advances and pledge to be made on such date pursuant to this Request) plus the amount requested in any outstanding but unfunded Request for Advance does not violate Section 2.1 of the Loan and Security Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

NETCREDIT LOC RECEIVABLES 2025, LLC,

a Delaware limited liability company

By:
Name:
Title:

Schedule A

List of Receivables

(See Attached)

EXHIBIT D-2

Form of

Request for Transfer

The undersigned (“Borrower”) executes and delivers this Request for Transfer (“Request”) as of ______________, 20__, in connection with the Loan and Security Agreement (as amended, restated or extended from time to time, the “Loan Agreement”), dated as of July 17, 2025, by and among the Borrower, the Lenders from time to time party thereto, and Banc of California, as administrative agent for itself and for the other Lenders (in such capacities, “Administrative Agent”). All capitalized terms used in this Request without definition shall have the same meanings herein as they have in the Loan Agreement.

Pursuant to Section 2.11(d) of the Loan Agreement, Borrower hereby requests a transfer from the Collateral Account in the amount of $______________ on ________________, 20__ (the “Recycle Date”).

Borrower hereby represents and certifies to Administrative Agent and the Lenders as follows:

1. (a) the Available Amounts on deposit in the Collateral Account is: $____________.

(b) the estimated aggregate amount of accrued and unpaid Interest, Unused Additional Interest, Servicing Fees, Backup Servicing Fees and known expenses that will be payable on the next occurring Payment Date pursuant to Section 2.4(a) is: $_____________.

(c) the total amount of Excess Collections as determined on the Recycle Date is: $_______________.

2. As of the date of this Request, Borrower is in compliance in all material respects with all of the terms and conditions of the Loan Agreement and the other Transaction Documents and no Default, Event of Default, Early Wind-Down Trigger Event, or Material Adverse Change thereunder exists and each of the conditions to the requested Advance set forth in the Loan Agreement, including Section 4.2, has been satisfied in all material respects or otherwise waived by Administrative Agent.

3. Except as otherwise previously disclosed in writing to Administrative Agent, Borrower’s representations and warranties set forth in the Loan Agreement, the other Transaction Documents and any other related document, are true and accurate in all material respects as of the date of this Request (except where such representation or warranty is otherwise expressly made as of another date, in which case it is, was or will be true and correct on and as of such other date).

4. There are no liabilities or obligations owing by Borrower of any nature whatsoever in violation of the Loan Agreement.

5. As of the date of this Request, the sum of the outstanding principal balance under the Receivables (after giving effect to the Advance and pledge to be made on such date pursuant to this Request) plus the amount requested in any outstanding but unfunded Request for Advance does not violate Section 2.1 of the Loan Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

NETCREDIT LOC RECEIVABLES 2025, LLC,

a Delaware limited liability company

By:
Name:

Title:

EXHIBIT E

UNDERWRITING GUIDELINES

(See Attached)

EXHIBIT F

Servicing Policy

(See Attached)

EXHIBIT G

Form of Commitment Increase Request

The undersigned (“Borrower”) executes and delivers this Request for Commitment Increase (“Request”) as of ______________, 20__, in connection with the Loan and Security Agreement (as amended, restated or extended from time to time, the “Loan and Security Agreement”), dated as of July 17, 2025, by and among Borrower, the Lenders from time to time party thereto, and Banc of California, as administrative agent for itself and for the other Lenders (in such capacities, “Administrative Agent”). All capitalized terms used in this Request without definition shall have the same meanings herein as they have in the Loan and Security Agreement.

Pursuant to Section 2.12 of the Loan and Security Agreement, Borrower hereby requests an increase in the Revolving Commitment in the amount of $______________ on ________________, 20__, with a proposed Increase Effective Date of [Proposed Increase Effective Date].

In connection with such Commitment Increase, the Borrower hereby represents and warrants as of the Increase Effective Date that:

(i) this letter constitutes a Commitment Increase Request pursuant to the Loan and Security Agreement; and

(ii) each of the conditions set forth in Section 2.12 of the Loan and Security Agreement has been satisfied.

The undersigned hereby certifies each and every matter contained herein to be true and correct.

NETCREDIT LOC RECEIVABLES 2025, LLC,

a Delaware limited liability company

By:
Name:
Title:

EXHIBIT H

FORM OF PORTFOLIO DOCUMENTS

EXHIBIT I

DATA AND REPORTING GUIDELINES

Data Delivery

Data shall be delivered in one of the three following manners (listed in order of priority):

1. Via SFTP site hosted by Administrative Agent (either programmatic or manual);

2. Via SFTP site hosted by Borrower, accessible with a username and password; and

3. Via Dropbox or Google Drive, in each case maintained by Borrower and with access to the entire directory to be given to Administrative Agent.

Data Format and Content

Borrower shall provide (i) all account and transaction data reasonably necessary for Administrative Agent to appropriately and adequately recalculate the Borrowing Base Certificate and Monthly Servicing Report and (ii) any other additional data that Borrower and Administrative Agent may mutually agree upon (collectively, the “Data”). Attached hereto are templates for the Data that Borrower is required to deliver.

Format for Data delivery shall be CSV, Excel Workbook (.xlsx), or text formats; provided that large data may be in parquet. Prior to Borrower’s first delivery of Data to Administrative Agent, Borrower shall provide a template to Administrative Agent with the proposed file naming convention, data field names and format of individual data points for Administrative Agent’s approval. Once approved, all data delivered by Borrower shall follow such agreed upon template; provided that Borrower may make changes to the template (including additions thereto) so long as (i) Borrower provides Administrative Agent with at least five (5) Business Days’ prior written notice (email is acceptable) of such changes and (ii) Administrative Agent approves such changes (such approval not to be unreasonably withheld) (provided, that, for the avoidance of doubt, the removal of any previously reported data shall require the consent of the Requisite Class A Lenders and the Requisite Class B Lenders).

Data Frequency and Regularity

Administrative Agent requests that the Data be provided simultaneously with each delivery of a Borrowing Base Certificate and of a Monthly Servicing Report until the Termination Date.

Data Templates

Receivable Level Reporting Fields

Field Name	Description

Transaction Level Reporting Fields

Field Name	Description